Exhibit 99.1

Independent Auditors’ Report

Residential Capital, LLC

To the Board of Directors and Member of Residential Capital, LLC:

We have audited the accompanying Consolidated Balance Sheets of Residential Capital, LLC (the “Company”) (a wholly-owned subsidiary of Ally Financial Inc.) as of December 31, 2011 and 2010, and the related Consolidated Statements of Income, Comprehensive Income, Changes in Equity, and Cash Flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. The Company’s Consolidated Statement of Income, Changes in Equity, and Cash Flows for the year ended December 31, 2009, before the effects of the retrospective adjustments for the discontinued operations discussed in Note 2 to the consolidated financial statements, the reclassifications discussed in Note 1 to the consolidated financial statements, and the changes to the 2009 financial statements to retrospectively apply the change in accounting for the presentation of comprehensive income discussed in Note 1 to the consolidated financial statements, were audited by other auditors whose report, dated February 26, 2010, expressed an unqualified opinion on those statements and included an explanatory paragraph that stated that the Company’s liquidity and capital needs, combined with volatile conditions in the marketplace, raised substantial doubt about its ability to continue as a going concern.

We conducted our audits in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such 2011 and 2010 consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

We also have audited (1) the retrospective adjustments to the 2009 financial statements for the operations discontinued in 2012 and 2010, as discussed in Note 2 to the consolidated financial statements (2) the reclassifications, as discussed in Note 1 to the consolidated financial statements, and (3) the changes to the 2009 financial statements to retrospectively apply the change in accounting for the presentation of comprehensive income discussed in Note 1 to the consolidated financial statements. Our procedures related to the retrospective adjustments for discontinued operations included (i) obtaining the Company’s underlying accounting analysis prepared by management of the retrospective adjustments for discontinued operations and comparing the retrospectively adjusted amounts per the 2009 financial statements to such analysis, (ii) comparing previously reported amounts to the previously issued financial statements for such year, (iii) testing the mathematical accuracy of the accounting analysis, and (iv) on a test basis, comparing the adjustments to retrospectively adjust the financial statements for discontinued operations to the Company’s supporting documentation. Our procedures related to the retrospective adjustments for the reclassifications included (i) comparing the previously reported amounts and adjustments to the previously issued financial statements for such year, and (ii) testing the mathematical accuracy of the application of the adjustments. Our procedures related to the changes to the 2009 financial

Independent Auditors’ Report

Residential Capital, LLC

statements to retrospectively apply the change in accounting for the presentation of comprehensive income included (i) obtaining the Company’s statement of comprehensive income for 2009, (ii) comparing the amounts included in such statement to amounts included in the previously issued financial statements, and (iii) testing the mathematical accuracy of such statement. In our opinion, such retrospective adjustments, reclassifications, and changes in the presentation of comprehensive income are appropriate and have been properly applied. However, we were not engaged to audit, review, or apply any procedures to the 2009 consolidated financial statements of the Company other than with respect to the retrospective adjustments and reclassifications and, accordingly, we do not express an opinion or any other form of assurance on the 2009 consolidated financial statements taken as a whole.

As discussed in Note 20 to the consolidated financial statements, the Company has entered into a number of significant agreements and transactions with its affiliates.

As discussed in Note 1 and Note 22 to the consolidated financial statements, the Company has filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The accompanying financial statements do not purport to reflect or provide for the consequences of the bankruptcy proceedings. In particular, such financial statements do not purport to show (1) as to assets, their realizable value on a liquidation basis or their availability to satisfy liabilities; (2) as to prepetition liabilities, the amounts that may be allowed for claims or contingencies, or the status and priority thereof; (3) as to member’s interest accounts, the effect of any changes that may be made in the capitalization of the Company; or (4) as to operations, the effect of any changes that may be made in its business.

The accompanying 2011 and 2010 financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company’s liquidity and capital needs, combined with conditions in the marketplace, raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also discussed in Note 1 to the consolidated financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Deloitte & Touche LLP

Detroit, Michigan

March 28, 2012 (September 19, 2012 as to Note 1, Note 2 and Note 22)

Independent Auditors’ Report

Residential Capital, LLC

To the Board of Directors and Member of Residential Capital, LLC

In our opinion, the consolidated statements of income, changes in equity, and cash flows for the year ended December 31, 2009, before the effects of the adjustments to retrospectively reflect the discontinued operations discussed in Note 2 to the consolidated financial statements, the reclassifications discussed in Note 1 to the consolidated financial statements and the changes to retrospectively apply the change in the presentation of comprehensive income discussed in Note 1 to the consolidated financial statements, present fairly, in all material respects, the results of operations and cash flows of Residential Capital, LLC and its subsidiaries for the year ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America (the 2009 financial statements before the effects of the adjustments described above are not presented herein). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit, before the effects of the adjustments described above, of these statements in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company’s liquidity and capital needs, combined with volatile conditions in the marketplace raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1 to the consolidated financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We were not engaged to audit, review, or apply any procedures to the adjustments to retrospectively reflect the discontinued operations discussed in Note 2 to the consolidated financial statements, the reclassifications discussed in Note 1 to the consolidated financial statements, and the changes to retrospectively apply the change in accounting for the presentation of comprehensive income discussed in Note 1 to the consolidated financial statements and accordingly, we do not express an opinion or any other form of assurance about whether such adjustments are appropriate and have been properly applied. Those adjustments were audited by other auditors.

/s/ PricewaterhouseCoopers LLP

New York, New York

February 26, 2010

Consolidated Balance Sheet

Residential Capital, LLC

December 31, ($ in thousands)	2011	2010
Assets
Cash and cash equivalents	$618,699	$672,204
Mortgage loans held–for–sale ($56,976 and $21,828 fair value elected)	4,249,625	4,654,907
Finance receivables and loans, net
Consumer ($835,192 and $1,014,703 fair value elected)	1,022,730	1,313,702
Commercial	38,017	117,316
Allowance for loan losses	(28,616)	(42,810)

Total finance receivables and loans, net	1,032,131	1,388,208
Mortgage servicing rights	1,233,107	1,991,586
Accounts receivable, net	3,051,748	2,640,059
Other assets	6,628,152	5,485,201

Total assets	$16,813,462	$16,832,165

Liabilities
Borrowings
Borrowings from parent and affiliate	$1,189,364	$1,526,775
Collateralized borrowings in securitization trusts ($829,940 and $972,068 fair value elected)	830,318	1,057,287
Other borrowings	4,705,404	5,464,454

Total borrowings	6,725,086	8,048,516
Other liabilities	9,996,026	7,937,485

Total liabilities	16,721,112	15,986,001
Equity
Member’s interest	11,433,776	11,324,371
Accumulated deficit	(11,279,560)	(10,434,497)
Accumulated other comprehensive loss	(61,866)	(43,710)

Total equity	92,350	846,164

Total liabilities and equity	$16,813,462	$16,832,165

The assets of consolidated variable interest entities that can be used only to settle obligations of the consolidated variable interest entities and the liabilities of these entities for which creditors (or beneficial interest holders) did not have recourse to our general credit at December 31, 2011, and 2010 were as follows.

December 31, ($ in thousands)	2011	2010
Assets
Mortgage loans held–for–sale	$8,658	$21,482
Finance receivables and loans, net
Consumer ($835,192 and $1,014,703 fair value elected)	998,509	1,213,050
Allowance for loan losses	(10,126)	(18,397)

Total finance receivables and loans, net	988,383	1,194,653
Accounts receivable, net	1,027,411	1,167,976
Other assets	29,494	47,578

Total assets	$2,053,946	$2,431,689

Liabilities
Borrowings
Collateralized borrowings in securitization trusts ($829,940 and $972,068 fair value elected)	$830,318	$1,047,588
Other borrowings	855,631	903,601

Total borrowings	1,685,949	1,951,189
Other liabilities	29,099	29,271

Total liabilities	$1,715,048	$1,980,460

The Notes to the Consolidated Financial Statements are an integral part of these statements.

Consolidated Statement of Income

Residential Capital, LLC

Year ended December 31, ($ in thousands)	2011	2010	2009
Revenue
Interest income	$356,034	$817,808	$780,421
Interest expense	399,606	593,522	596,522

Net financing revenue	(43,572)	224,286	183,899
Other revenue
Servicing fees	839,172	971,445	1,058,182
Servicing asset valuation and hedge activities, net	(355,715)	222,571	(762,394)

Total servicing income, net	483,457	1,194,016	295,788
Gain on mortgage loans, net	223,013	651,037	491,828
Real estate related revenues, net	15,254	8,832	(267,236)
Gain on extinguishment of debt	—	—	1,735,040
(Loss) gain on foreclosed real estate	(5,919)	34,353	(54,107)
Other revenue, net	14,538	(58,147)	(156,345)

Total other revenue	730,343	1,830,091	2,044,968

Total net revenue	686,771	2,054,377	2,228,867
Provision for loan losses	(3,972)	(14,252)	1,549,669
Noninterest expense
Representation and warranty expense, net	324,070	670,452	1,485,791
Compensation and benefits	315,711	258,771	319,942
Mortgage fines and penalties	204,000	—	—
Professional fees	116,375	71,339	147,753
Data processing and telecommunications	78,875	112,963	121,811
Occupancy	24,288	19,530	27,808
Advertising	18,160	366	10,269
Other noninterest expense, net	352,192	389,644	749,097

Total noninterest expense	1,433,671	1,523,065	2,862,471

(Loss) income before income taxes	(742,928)	545,564	(2,183,273)
Income tax expense	16,051	6,919	16,104

Net (loss) income from continuing operations	(758,979)	538,645	(2,199,377)

Income (loss) from discontinued operations, net of tax	(86,084)	36,430	(2,341,024)

Net (loss) income	(845,063)	575,075	(4,540,401)
Less: Net income from discontinued operations attributable to the noncontrolling interest	—	—	3,430

Net (loss) income attributable to Residential Capital, LLC	$(845,063)	$575,075	$(4,543,831)

The Notes to the Consolidated Financial Statements are an integral part of these statements.

Consolidated Statement of Comprehensive Income

Residential Capital, LLC

Year ended December 31, ($ in thousands)	2011	2010	2009
Net (loss) income	$(845,063)	$575,075	$(4,540,401)
Other comprehensive income, net of tax
Unrealized gains on investment securities
Net unrealized (losses) gains arising during the period	(666)	1,606	(508)
Net realized (losses) gains reclassified to net (loss) income	(676)	—	—

Net change	(1,342)	1,606	(508)
Translation adjustments
Translation	53	21,729	(48,239)

Net change	53	21,729	(48,239)
Cash flow hedges
Net unrealized gains (losses) arising during the period	—	—	(468)

Net change	—	—	(468)
Defined benefit pension plans
Net (losses) and prior service costs arising during the period	(16,867)	(22,977)	35,460
Net gain (loss) and prior service costs reclassified to net (loss) income	—	—	—

Net change	(16,867)	(22,977)	35,460

Other comprehensive income, net of tax	(18,156)	358	(13,755)

Cumulative effect of change in accounting principle	—	—	—

Comprehensive income	(863,219)	575,433	(4,554,156)
Comprehensive income attributable to the noncontrolling interest	—	—	1,195

Comprehensive income attributable to Residential Capital, LLC	$(863,219)	$575,433	$(4,552,961)

The Notes to the Consolidated Financial Statements are an integral part of these statements.

Consolidated Statement of Changes in Equity

Residential Capital, LLC

($ in thousands)	Noncontrolling Interest	Member’s interest	Preferred membership interests	Accumulated deficit	Accumulated other comprehensive loss	Total equity
Balance at January 1, 2009	$1,901,301	$7,872,794	$806,344	$(6,461,472)	$(30,313)	$4,088,654
Net income (loss)	3,430	—	—	(4,543,831)	—	(4,540,401)
Capital contributions	163,858	4,047,465	—	—	—	4,211,323
Conversion of preferred membership interests	—	—	(806,344)	—	—	(806,344)
Sale of nonvoting stock of consolidated entity to parent	(2,069,784)	(595,888)	—	—	—	(2,665,672)
Other comprehensive income, net of tax	1,195	—	—	—	(13,755)	(12,560)

Balance at December 31, 2009	$—	$11,324,371	$—	$(11,005,303)	$(44,068)	$275,000

Balance at January 1, 2010		$11,324,371		$(11,005,303)	$(44,068)	$275,000
Cumulative effect of change in accounting principles as of January 1, 2010, net of tax
Adoption of ASU 2009-17		—		(4,269)	—	(4,269)
Net income		—		575,075	—	575,075
Other comprehensive income, net of tax		—		—	358	358

Balance at December 31, 2010		$11,324,371		$(10,434,497)	$(43,710)	$846,164

Balance at January 1, 2011		$11,324,371		$(10,434,497)	$(43,710)	$846,164
Net loss		—		(845,063)	—	(845,063)
Capital contribution		109,405		—	—	109,405
Other comprehensive income, net of tax		—		—	(18,156)	(18,156)

Balance at December 31, 2011		$11,433,776		$(11,279,560)	$(61,866)	$92,350

The Notes to the Consolidated Financial Statements are an integral part of these statements.

Consolidated Statement of Cash Flows

Residential Capital, LLC

Year ended December 31, ($ in thousands)	2011	2010	2009
Operating activities
Net (loss) income	$(845,063)	$575,075	$(4,540,401)
Reconciliation of net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	27,245	32,975	64,731
Accretion of deferred concession on secured notes	(101,113)	(110,009)	(165,743)
Provision for loan losses	24,021	14,618	2,229,150
(Gain) loss on mortgage loans, net	(222,159)	(482,187)	50,140
Net loss (gain) on other assets	16,134	(36,385)	413,820
Gain on extinguishment of debt	—	—	(1,735,040)
(Recovery) impairment of held-for-sale platforms	—	(54,649)	903,276
Equity in (earnings) loss of investees in excess of cash received	—	(973)	6,543
Change in fair value of mortgage servicing rights	812,435	725,351	249,210
Originations and purchases of mortgage loans held–for–sale	(60,675,667)	(70,295,821)	(56,700,492)
Proceeds from sales and repayments of mortgage loans held–for–sale	59,613,292	70,342,416	56,970,771
Net change in
Deferred income taxes	(4,636)	—	(65,645)
Accounts receivable	752,588	393,032	326,246
Other assets	(1,438,938)	(3,737,896)	(83,028)
Other liabilities	2,470,237	3,068,161	1,317,033

Net cash provided by (used in) operating activities	428,376	433,708	(759,429)

Investing activities
Net decrease in commercial finance receivables and loans	46,432	214,989	374,626
Net decrease in consumer mortgage finance receivables and loans	546,135	2,493,434	1,082,147
Net decrease in investments in real estate and other	4,543	107,187	134,263
Proceeds from sales of foreclosed and owned real estate	108,349	404,019	875,202
Proceeds from sale of business units to a third-party, net (a)	—	(122,782)	—
Other, net	173,110	906,662	317,830

Net cash provided by investing activities	878,569	4,003,509	2,784,068

Financing activities
Net decrease in borrowings from parent and affiliate	(228,007)	(362,017)	(349,718)
Proceeds from issuance of collateralized borrowings in securitization trusts	—	232,754	229,933
Repayments of collateralized borrowings in securitization trusts	(466,636)	(2,178,383)	(1,501,397)
Proceeds from other long–term borrowings	787,325	471,395	1,511,000
Repayments of other long–term borrowings	(1,052,703)	(2,083,745)	(1,709,624)
Net decrease in other short-term borrowings	(386,639)	(830,446)	(1,742,940)
Payments of debt issuance costs	—	—	(27,278)
Capital contributions to noncontrolling interest entity	—	—	150,000
Proceeds from capital contributions	—	—	600,494
Increase in deposit liabilities	—	—	1,629,258
Proceeds from sale of businesses to Parent, net (a)	—	—	(6,654,580)

Net cash used in financing activities	(1,346,660)	(4,750,442)	(7,864,852)
Effect of changes in foreign exchange rates on cash and cash equivalents	(13,790)	64,695	(221,814)

Net decrease in cash and cash equivalents	(53,505)	(248,530)	(6,062,027)
Change in cash and cash equivalents of operations held–for–sale	—	155,473	(155,473)
Cash and cash equivalents at beginning of year	672,204	765,261	6,982,761

Cash and cash equivalents at end of year	$618,699	$672,204	$765,261

(a)	The amounts for the year ended December 31, 2010 and 2009 are net of cash and cash equivalents of $452.1 million and $6.7 billion, respectively, of business units at the time of disposition.

Consolidated Statement of Cash Flows

Residential Capital, LLC

Year ended December 31, ($ in thousands)	2011	2010	2009
Supplemental disclosures
Cash paid for
Interest	$442,175	$782,718	$1,268,134
Income taxes	37,648	3,650	5,389
Non cash items
Mortgage loans held–for–sale transferred to consumer finance receivables and loans	4,756	30,535	379,522
Consumer finance receivables and loans transferred to mortgage loans held–for–sale	72,876	326,939	3,219,742
Consumer finance receivables and loans transferred to other assets	16,098	199,011	398,598
Mortgage loans held–for–sale transferred to other assets	47,073	107,540	1,682
Mortgage loans held–for–sale transferred to accounts receivable	1,169,108	655,836	126,270
Mortgage servicing rights recognized upon the transfer of financial assets	54,426	184,494	378,029
Capital contributions through forgiveness of borrowings from Ally Inc	109,405	—	—
Capital contributions of commercial finance receivables and loans to noncontrolling interest entity	—	—	13,858
Capital contributions through forgiveness of unsecured borrowings	—	—	35,254
Capital contributions through forgiveness of secured borrowings	—	—	1,149,597
Capital contributions of mortgage loans held-for-sale	—	—	1,431,931
Capital contributions of intercompany receivable from parent	—	—	316,206
Capital contributions through forgiveness of intercompany liability to parent	—	—	195,021
Conversion of preferred membership interests	—	—	806,344
Sale of nonvoting stock-non-cash consideration received through forgiveness of debt	—	—	383,443
Change upon initial adoption of new accounting standard (ASU 2009-17):
Increase in assets of operations held–for–sale	—	10,242,675	—
Increase in liabilities of operations held–for–sale	—	10,079,011	—
Increase in consumer finance receivables and loans	—	1,210,769	—
Increase in collateralized borrowings in securitization trusts	—	1,143,766	—
Decrease in consumer finance receivables and loans upon deconsolidation	—	1,968,859	—
Decrease in collateralized borrowings upon deconsolidation	—	1,545,409	—
Other disclosures
Proceeds from sales and repayments of consumer finance receivables and loans originally designated as mortgage loans held–for–sale	157,228	1,247,754	698,926
Proceeds from capital contributions to noncontrolling interest entity	—	—	150,000

Reconciliation of mortgage loans held–for–sale
Mortgage loans held–for–sale at beginning of year	$4,654,907	$5,309,529	$2,628,907
Originations and purchases of mortgage loans	60,675,667	70,295,821	56,700,492
Gain (loss) on sale of mortgage loans, net	222,159	448,721	(21,069)
Proceeds from sales and repayments of mortgage loans	(59,613,292)	(70,342,416)	(56,970,771)
Proceeds from sales and repayments of loans transferred from consumer finance receivables and loans	(225,421)	(906,238)	(238,056)
Originations of mortgage servicing rights	(54,426)	(184,494)	(378,029)
Transfers to consumer finance receivables and loans	(4,756)	(30,535)	(379,522)
Transfers from consumer finance receivables and loans	72,876	326,939	3,219,742
Transfers to accounts receivable	(1,169,108)	(655,836)	(126,270)
Transfers to other assets	(47,073)	(107,540)	(1,682)
Deconsolidation of mortgage loans held-for-sale upon sale of Ally Bank and ResMor Trust	—	—	(1,506,493)
Net change in delinquent loans subject to repurchase option	(102,247)	540,934	1,300,750
Contribution of mortgage loans held-for-sale	—	—	1,431,931
Other, net	(159,661)	(39,978)	(350,401)

Mortgage loans held–for–sale at end of year	$4,249,625	$4,654,907	$5,309,529

The Notes to the Consolidated Financial Statements are an integral part of these statements.

Notes to Consolidated Financial Statements

Residential Capital, LLC

1. Description of Business and Significant Accounting Policies

Residential Capital, LLC (ResCap, we, our, or us) is a wholly owned subsidiary of GMAC Mortgage Group, LLC (GMAC Mortgage Group) which is a wholly owned subsidiary of Ally Financial Inc. (Ally Inc.). On May 14, 2012, ResCap and certain of its subsidiaries (collectively, the Debtors) filed voluntary petitions (Chapter 11 Cases) for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York. See Note 22 — Subsequent Events for information related to the bankruptcy and other strategic actions taken by us and changes to our agreements with Ally Inc., Ally Investment Management (Ally IM) and Ally Bank.

Our operations are principally conducted through our subsidiaries Residential Funding Company, LLC (RFC) and GMAC Mortgage, LLC (GMAC Mortgage). We broker, originate, purchase, sell, securitize, and service residential mortgage loans in the United States. We broker virtually all of the loan production from our origination channels to our affiliate, Ally Bank. Substantially all of our loan purchases are executed with our affiliate, Ally Bank. Purchased loans are primarily agency eligible or government insured loans. Prime credit quality loans originated in conformity with the underwriting guidelines of the Federal National Mortgage Association (Fannie Mae) and Federal Home Loan Mortgage Corporation (Freddie Mac) are generally sold to one of these government-sponsored entities in the form of agency–sponsored securitizations. Prime credit quality loans originated in conformity with the underwriting guidelines of the Federal Housing Administration (FHA) and Department of Veterans Affairs (VA) are generally sold into securitizations guaranteed by the Government National Mortgage Association (Ginnie Mae with Fannie Mae and Freddie Mac, collectively, the GSEs).

On November 2, 2011, Ally Inc. announced that in order to proactively address changes in the mortgage industry as a whole, Ally Bank would be taking immediate action to reduce its focus on its correspondent mortgage lending channel. The correspondent lending channel represented approximately 84% of Ally Bank’s 2011 mortgage loan originations. For the year ended December 31, 2011, we purchased $56.7 billion of mortgage loans from Ally Bank, which represents 93% of our total originations and purchases of consumer mortgage loans of $60.7 billion. We do not expect this action to have a material adverse impact on our financial condition, results of operations or cash flows. We do, however, expect the level of mortgage loan purchases from Ally Bank to decline in future periods, potentially significantly.

Our legacy business included non–conforming domestic and international residential mortgage loan originations, purchases, sales, and securitization activities; our captive mortgage reinsurance portfolio; and our domestic and international commercial-lending activities. In 2010, we effectively exited the European mortgage market through the sale of our United Kingdom and continental Europe platforms. In 2012, we effectively exited the Mexican mortgage market through the sale of our Mexican operating subsidiary. See Note 2 — Discontinued Operations and Note 22 — Subsequent Events for additional information. In 2010, we also completed the sale of certain domestic and international mortgage assets, including consumer mortgage loans and retained interests, and settled representation and warranty claims with certain counterparties. See Note 19 — Guarantees, Commitments and Contingencies for additional information related to our representation and warranty settlements. The remaining legacy portfolios, which include limited international operations in Canada and the United Kingdom, are being run-off, with periodic asset sales, workouts, or consideration and execution of other strategic disposition transactions to maximize our return.

We have been negatively impacted by the events and conditions in the mortgage banking industry and the broader economy, both domestically and internationally. The market deterioration led to fewer sources and significantly reduced levels of liquidity to finance our operations. We are highly leveraged relative to our cash flow and previously recognized credit and valuation losses that resulted in a significant deterioration in capital. We have been, and may continue to be, negatively impacted by exposure to representation and warranty obligations, adverse outcomes with respect to current or future litigation, fines, penalties or settlements related to our business activities and additional expenses to address regulatory requirements. Our ability to continue to

Notes to Consolidated Financial Statements

Residential Capital, LLC

purchase, sell, securitize and service residential mortgage loans could be negatively impacted by any change in our access to programs available to us under our agreements with the GSEs.

We received capital support in the form of debt forgiveness from Ally Inc. of $109.4 million during the year ended December 31, 2011. We also entered into a new $250.0 million secured financing agreement with BMMZ Holdings, LLC (BMMZ), a wholly owned subsidiary of Ally Inc., in December 2011, which replaced secured financing agreements with unaffiliated third-party liquidity providers. We remain heavily dependent on our parent and affiliates for funding and capital support, and except as noted in these financial statements, our parent and affiliates are under no obligation to provide such support and there can be no assurance that they will continue such actions. Consequently, there remains substantial doubt about our ability to continue as a going concern. Should Ally Inc. no longer continue to support our capital or liquidity needs or should we be unable to successfully execute other initiatives, it would have a material adverse effect on our business, financial condition and results of operations.

On February 9, 2012, Ally Inc. and ResCap entered into agreements with the Federal Government, State Attorneys General and state banking departments (the Settlement) in connection with investigations into procedures followed by mortgage servicing companies and banks in connection with mortgage foreclosure home sales and evictions. On March 12, 2012, the Settlement was filed as a consent judgment in the U.S. District Court for the District of Columbia. We separately reached an independent settlement with Oklahoma, which did not participate in the broader settlement and agreements with two other states for other releases. The Settlement requires cash payments of $110.0 million and borrower relief of $200.0 million, subject to an upward adjustment, over a three year period. We are also required to make cash payments of approximately $2.5 million in connection with separate state agreements. Borrower relief will include loan modifications, including principal reductions, rate modifications and refinancing for borrowers that meet certain criteria, and participation in certain other programs. The Settlement does not prevent state and federal authorities from pursuing criminal enforcement actions, securities-related claims (including actions related to securitization activities and Mortgage Electronic Registration Systems, or MERS), loan origination claims, certain claims brought by the Federal Deposit Insurance Corporation (FDIC) and the GSEs, and certain other matters. The Settlement also does not prevent claims that may be brought by individual borrowers.

On February 9, 2012, Ally Inc. and ResCap also agreed in principle with the Board of Governors of the Federal Reserve on a civil monetary penalty (CMP) of $207.0 million related to the same activities that were the subject of the Settlement. This amount will be reduced dollar-for-dollar in connection with certain aspects of our satisfaction of the required monetary payment and borrower relief obligations included within the Settlement. For the year ended December 31, 2011, we recognized $211.5 million of expense related to the Settlement and separate state agreements. On January 30, 2012, we received $196.5 million in capital support from Ally Inc. in connection with the settlement agreements and CMP in the form of debt forgiveness. See Note 19 — Guarantees, Commitments, and Contingencies for additional information.

On January 30, 2012, we entered into an agreement with Ally Inc. (the Letter Agreement) whereby in addition to the $196.5 million of capital support in connection with the settlement agreements and CMP, and as further consideration for the Letter Agreement, and in accordance with, and subject to, the authorization of the Board of Directors of Ally Inc., Ally Inc. committed to contribute capital to us in an amount necessary for us to exceed our consolidated tangible net worth covenant by $25.0 million as of and for the period ended January 31, 2012, provided such capital contribution was required as a result of operating losses in the ordinary course of business and did not exceed $100.0 million. We did not require capital support as of January 31, 2012.

In consideration of this Letter Agreement we have agreed to certain terms and conditions, including but not limited to, agreeing to meet our obligations to regulatory bodies or governmental agencies in connection with

Notes to Consolidated Financial Statements

Residential Capital, LLC

certain settlements and penalties (including the required payment under the Settlement described above), to negotiate in good faith an amendment to our subservicing agreement with Ally Bank and to negotiate in good faith such documents as are necessary to terminate certain other of our agreements with Ally Bank and to enter into new agreements with Ally Investment Management Inc. (Ally IM), a wholly owned subsidiary of Ally Inc. Refer to Note 20 — Related Party Transactions for additional information.

All of our credit facilities and certain other agreements contain covenants that require us to maintain consolidated tangible net worth of $250.0 million as of each month end. There are cross default provisions included within and among our credit facilities and our senior unsecured and junior secured debt and certain other agreements. A default under any one of these agreements can, through cross default provisions, create defaults in all of our other agreements. Failure to meet this covenant represents an event of default and may result in, among other things, an acceleration of the facility’s maturity and/or may trigger an early amortization event. See Note 9 — Borrowings for additional information related to our financial covenants and counterparties remedies in an event of default.

We recorded net losses of $845.1 million for the year ended December 31, 2011, and our consolidated tangible net worth, as defined, as of December 31, 2011 was $92.4 million, which constitutes an event of default under our credit facilities and certain other agreements. We obtained waivers or acknowledgment letters from each of our liquidity providers in connection with our credit facilities and counterparties to agreements with financial covenants under which they agreed not to pursue their contractual remedies with respect to the default. These waivers were predicated, in part, on the January 30, 2012 capital contribution we received from Ally Inc. We are in compliance with any conditions with respect to these waivers and acknowledgment letters. We are in compliance with all of our financial covenants as of March 28, 2012, the date of issuance of these Consolidated Financial Statements.

We seek to manage our liquidity and capital positions and explore initiatives to address our ongoing debt covenant compliance and liquidity needs, including debt maturing in the next twelve months and other risks and uncertainties. We have $2.0 billion in debt maturing in 2012, including $323.0 million in mortgage servicing rights secured funding facility borrowings maturing in March 2012 and $1.2 billion in secured borrowings from Ally Inc. and its subsidiaries maturing in April 2012. These initiatives could include, but are not limited to, the following: continuing to work with key credit providers to optimize all available liquidity options; continued exploration of funding and capital support from our parent and affiliates; and further reductions in assets or other restructuring activities, which could include a restructuring achieved through a Chapter 11 bankruptcy filing. In this context, we typically consider a number of factors to the extent applicable and appropriate including, without limitation, our financial condition, results of operations, and prospects, our ability to obtain third-party financing, tax considerations, the current and anticipated future trading price levels of our debt instruments, conditions in the mortgage banking industry and general economic conditions, and other investment and business opportunities available to us.

The outcomes of certain of these initiatives are, to a great extent, outside of our control, resulting in increased uncertainty as to their successful execution. There continues to be a risk that we may not be able to meet our debt service obligations, may default on our financial debt covenants due to insufficient capital, and/or may be in a negative liquidity position in future periods.

Consolidation and Basis of Presentation

The accompanying Consolidated Financial Statements were prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Consolidated Financial Statements include our accounts and accounts of our majority–owned subsidiaries after

Notes to Consolidated Financial Statements

Residential Capital, LLC

eliminating all significant intercompany balances and transactions and include all variable interest entities (VIEs) in which we are the primary beneficiary. See Note 5 — Securitization and Variable Interest Entities for additional information. Our accounting and reporting policies conform to accounting principles generally accepted in the United States of America.

We operate our international subsidiaries in a similar manner as we operate in the United States of America (U.S. or United States), subject to local laws or other circumstances that may cause us to modify our procedures accordingly. The financial statements of subsidiaries that operate outside of the United States are measured using the local currency as the functional currency. All assets and liabilities of foreign subsidiaries are translated into U.S. dollars at year–end exchange rates. The resulting translation adjustments are recorded in accumulated other comprehensive income, a component of equity. Income and expense items are translated at average exchange rates prevailing during the reporting period.

Certain amounts in 2010 and 2009 have been reclassified to conform to the current period presentation. Amount reclassified in 2010 and 2009 relate to interest paid to investors of $57.2 million and $70.1 million in connection with consumer mortgage loans that were paid off prior to their stated maturity and interest paid to borrowers of $5.4 million and $5.6 million in connection with escrow deposits, both of which were included in interest expense in 2010 and 2009, we have reclassified these amounts to servicing fees in the Consolidated Statement of Income. Additionally, in 2010 and 2009 interest paid on loans of $57.9 million and $24.3 million related to loans repurchased out of Ginnie Mae securitizations, which was included in interest expense, has been reclassified to interest income in the Consolidated Statement of Income. Consumer and commercial finance receivables and loans that were previously presented net of allowance for loan losses, are now separately presented on our Consolidated Balance Sheets. Representation and warranty expense, net that was previously presented as a component of other noninterest expense, is now separately presented in our Consolidated Statement of Income. Certain balances within the operating, investing and financing sections of the Consolidated Statement of Cash Flows have been reclassified to conform to the current period presentation. These reclassifications have no impact to our consolidated financial position or results of operations.

During 2011, we identified errors in periods prior to 2011 which were not material to those prior periods. As a result, we corrected those errors in 2011 resulting in additional expense of $72.9 million, an increase in payables to affiliates of $47.4 million, and a net cash payment of $ 25.5 million. The misstatement had no impact on our consolidated financial condition at December 31, 2011.

Use of Assumptions and Critical Accounting Estimates

The preparation of financial statements in conformity with Generally Accepted Accounting Principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and income and expenses during the reporting period and related disclosures and critical accounting estimates. In developing these estimates and assumptions, management uses available evidence at the time of the financial statements. Because of uncertainties associated with estimating the amounts, timing and likelihood of possible outcomes, actual results could differ from our estimates. An accounting estimate is considered critical if the estimate requires management to make assumptions about matters that were highly uncertain at the time the accounting estimate was made, and if different estimates reasonably could have been used or changes in the accounting estimate are reasonably likely to occur from period to period that would have a material impact on our financial condition, results of operations or cash flows. If actual results differ from our assumptions, it may have an adverse impact on the results of operations and cash flows.

Notes to Consolidated Financial Statements

Residential Capital, LLC

Valuation of Mortgage Loans Held–for–Sale

Mortgage loans held–for–sale are typically pooled together and sold into certain exit markets depending on the underlying attributes of the loan, product type, interest rate, and credit quality. To the extent observable market prices are not available, we will determine the fair value of mortgage loans held–for–sale using internally developed valuation models. These loans are valued on a discounted cash flow basis utilizing cash flow projections from internally developed models that require prepayment, default and discount rate assumptions. To the extent available, we will utilize market observable inputs such as interest rates and market spreads. If market observable inputs are not available, we are required to utilize internal inputs, such as prepayment speeds, credit losses, and discount rates. While numerous controls exist to calibrate, corroborate and validate the internal inputs, they require the use of judgment by us and can have a significant impact on the determination of the loan’s estimated fair value.

Valuation of Mortgage Servicing Rights

Mortgage servicing rights (MSRs) represent the capitalized value of the right to receive future cash flows from the servicing of mortgage loans for others. MSRs are a significant source of value derived from originating or acquiring mortgage loans. Because residential mortgage loans typically contain a prepayment option, borrowers often elect to prepay their mortgage loans by refinancing at lower rates during declining interest rate environments. The borrower’s ability to prepay is at times impacted by other factors in the current environment that may limit their eligibility to access a refinance (e.g. a high loan to value ratio). When this occurs, the stream of cash flows generated from servicing the original mortgage loan is terminated. As such, the market value of MSRs has historically been very sensitive to changes in interest rates and tends to decline as market interest rates decline and increase as interest rates rise. We capitalize MSRs on residential mortgage loans that we have originated and purchased based upon the fair value of the servicing rights associated with the underlying mortgage loans at the time the loans are sold or securitized. GAAP requires that the value of MSRs be determined based on market transactions for comparable servicing assets, if available. In the absence of representative market trade information, valuations should be based on other available market evidence and modeled market expectations of the present value of future estimated net cash flows that market participants would expect from servicing. When observable prices are not available, management uses internally developed discounted cash flow models to estimate the fair value. These internal valuation models estimate net cash flows based on internal operating assumptions that we believe would be used by market participants combined with market–based assumptions for loan prepayment rates, interest rates, default rates, and discount rates that management believes approximate yields required by investors for these assets. Servicing cash flows primarily include servicing fees, ancillary income, and late fees less operating costs to service the loans. The estimated cash flows are discounted using an option–adjusted spread-derived discount rate. Management considers the best available information and exercises significant judgment in estimating and assuming values for key variables in the modeling and discounting process. All of our MSRs are carried at estimated fair value.

We use the following key assumptions in our valuation approach:

•

Prepayment — The most significant drivers of MSR value are actual and forecasted portfolio prepayment behavior. Prepayment speeds represent the rate at which borrowers repay their mortgage loans prior to scheduled maturity. The most significant factor influencing prepayment speeds is the interest rate environment. However, prepayment speeds are influenced by a number of factors such as the value of the collateral, government programs, and other market factors. As interest rates rise, prepayment speeds generally slow, and as interest rates decline, prepayment speeds generally accelerate. When mortgage loans are paid or expected to be paid earlier than originally estimated, the expected future cash flows associated with servicing such loans are reduced. We primarily use third–party models to project residential mortgage loan payoffs. In other cases, we estimate prepayment

Notes to Consolidated Financial Statements

Residential Capital, LLC

speeds based on historical and expected future prepayment rates. We measure model performance by comparing prepayment predictions against actual results at both the portfolio and product level.

•	Discount rate — The cash flows of our MSRs are discounted utilizing appropriate risk-adjusted yield assumptions that, when applied to projected cash flows, produce benchmarked fair value.

•

Base mortgage rate — The base mortgage rate represents the current market interest rate for newly originated mortgage loans. This rate is a key component in estimating prepayment speeds of our portfolio because the difference between the current base mortgage rate and the interest rates on existing loans in our portfolio is an indication of the borrower’s likelihood to refinance.

•

Cost to service — In general, servicing cost assumptions are based on actual expenses directly related to servicing. These servicing cost assumptions are compared to market-servicing costs when market information is available. Our servicing cost assumptions include expenses associated with our activities related to loans in default.

•

Volatility — Volatility represents the expected rate of change of interest rates. The volatility assumption used in our valuation methodology is intended to estimate the range of expected outcomes for future interest rates. We use implied volatility assumptions in connection with the valuation of our MSRs. Implied volatility is defined as the expected rate of change in interest rates derived from the prices at which options on interest rate swaps or swaptions are trading.

We also periodically perform a series of reasonableness tests as we deem appropriate, including the following:

•

Review and compare data provided by an independent third–party broker. We evaluate and compare our fair value price, multiples, and underlying assumptions to data, including prepayment speeds, discount rates, and cost to service provided by an independent third–party broker.

•

Review and compare pricing of publicly traded interest-only securities. We evaluate and compare our fair value to publicly traded interest-only stripped mortgage-backed securities by age and coupon for reasonableness.

•	Review and compare fair value price and multiples. We evaluate and compare our fair value price and multiples to market fair value price and multiples in external surveys produced by third–parties.

•

Compare actual monthly cash flows to projections. We compare actual monthly cash flows to those projected in the MSR valuation. Based upon the results of this comparison, we assess the need to modify the individual assumptions used in the valuation. This process calibrates the model to actual servicing cash flow results.

•

Review and compare recent bulk mortgage servicing right acquisition activity. We evaluate market trades for reliability and relevancy and then consider, as appropriate, our estimate of fair value of each significant transaction to the traded price. Currently, there is a lack of comparable transactions between willing buyers and sellers in the bulk acquisition market, which are the best indicators of fair value. However, we continue to monitor and track market activity on an ongoing basis.

We generally expect our valuation to be within a reasonable range of these comparisons. Changes in these assumptions could have a significant impact on the determination of fair value. In order to develop our best estimate of fair value, management reviews and analyzes the output from the models and makes adjustments to the valuation to take into consideration other factors that may not be captured. If we determine our valuation has exceeded the reasonable range, we may adjust it accordingly.

Notes to Consolidated Financial Statements

Residential Capital, LLC

The assumptions used in modeling expected future cash flows of MSRs have a significant impact on the fair value of MSRs and potentially a corresponding impact to earnings. See Note 6 — Servicing Activities for sensitivity analysis. At December 31, 2011, based on the market information obtained, we determined that our MSR valuations and the assumptions used to value those servicing rights were reasonable and consistent with what an independent market participant would use to value the assets.

Legal and Regulatory Reserves

Our legal and regulatory reserves reflect management’s best estimate of probable losses in connection with legal and regulatory matters. As a legal or regulatory matter develops, management, in conjunction with internal and external counsel handling the matter, evaluates on an ongoing basis whether such matter presents a loss contingency that is both probable and estimable. If, at the time of evaluation, the loss contingency related to a legal or regulatory matter is not both probable and estimable, the matter will continue to be monitored for further developments that would make such loss contingency both probable and estimable. When the loss contingency related to a legal or regulatory matter is deemed to be both probable and estimable, we will establish a liability with respect to such loss contingency and record a corresponding amount to other noninterest expense, net. To estimate the probable loss, we evaluate the individual facts and circumstances of the case including information learned through the discovery process, rulings on dispositive motions, settlement discussions, our prior history with similar matters and other rulings by courts, arbitrators or others. The reserves are continuously monitored and updated to reflect the most recent information related to each matter.

Additionally, in matters for which a loss contingency is not deemed probable, but rather reasonably possible to occur, we would attempt to estimate a loss or range of loss related to that event, if possible. For these matters, we do not record a liability. However, if we are able to estimate a loss or range of loss, we would disclose this loss if it is material to our consolidated financial statements. To estimate a range of probable or reasonably possible loss, we evaluate each individual case in the manner described above. We do not accrue for matters for which a loss event is deemed remote.

For details regarding the nature of all material contingencies, refer to Note 19 — Guarantees, Commitments and Contingencies.

Liability for Representation and Warranty Obligations

The liability for representation and warranty obligations reflects management’s best estimate of probable lifetime loss. We consider historical and recent demand trends in establishing the reserve. The methodology used to estimate the reserve considers a variety of assumptions including borrower performance (both actual and estimated future defaults), repurchase demand behavior, historical loan defect experience, historical and estimated future loss experience, which includes projections of future home price changes as well as other qualitative factors including investor behavior. In cases where we have limited or no current or historical demand experience with an investor, because of the inherent difficulty in predicting the level and timing of future demands, if any, losses cannot be reasonably estimated, and a liability is not recognized. Management monitors the adequacy of the overall reserve and makes adjustments to the level of reserve, as necessary, after consideration of other qualitative factors including ongoing dialogue with counterparties.

Notes to Consolidated Financial Statements

Residential Capital, LLC

Significant Accounting Policies

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and certain highly liquid investment securities with maturities of three months or less from the date of purchase. Cash and cash equivalents that have restrictions as to our ability to withdraw the funds are included in other assets. The fair value of cash equivalents approximates book value because of the short maturities of these instruments.

Securitizations and Variable Interest Entities

We securitize, sell, and service consumer mortgage loans. Securitization transactions typically involve the use of variable interest entities and are accounted for either as sales or secured financings. Economic interests in the securitized and sold assets are generally retained in the form of senior or subordinated interests, interest– or principal–only strips, cash reserve accounts, residual interests, and servicing rights.

In order to conclude whether or not a variable interest entity is required to be consolidated, careful consideration and judgment must be given to our continuing involvement with the variable interest entity. In circumstances where we have both the power to direct the activities of the entity that most significantly impact the entity’s performance and the obligation to absorb losses or the right to receive benefits of the entity that could be significant, we consolidate the entity, which would also preclude us from recording an accounting sale on the transaction. In the case of a consolidated variable interest entity, the accounting is consistent with a secured financing, that is, we continue to carry the loans and we record the securitized debt on our balance sheet. Further, there is no specific accounting record of our economic interests; rather, they are captured as the difference between the recognized assets and liabilities.

In transactions where either one or both of the power or economic criteria mentioned above are not met, we determine whether or not we achieve a sale for accounting purposes. In order to achieve sale for accounting purposes, the assets being transferred must be legally isolated, not be constrained by restrictions from further transfer, and be deemed to be beyond our control. If we were to fail any of the three criteria for sale accounting, the accounting would be consistent with the preceding paragraph (i.e., a secured borrowing). However, if we meet the criteria, the transaction would be recorded as a sale, and the variable interest entity would not be consolidated. See Note 5 — Securitizations and Variable Interest Entities for discussion on variable interest entities.

Gains or losses on off–balance sheet securitizations take into consideration the fair value of the retained interests including the value of certain servicing assets or liabilities, which are initially recorded at fair value at the date of sale. The estimate of the fair value of the retained interests and servicing requires us to exercise significant judgment about the timing and amount of future cash flows from the interests. See Note 16 — Fair Value for a discussion of fair value estimates.

Gains or losses on off–balance sheet securitizations are reported in gain on mortgage loans, net. Changes in the fair value of retained interests are reflected in other revenue, net. Retained interests, as well as any purchased securities, are included in other assets. Securities that are noncertificated and cash reserve accounts related to securitizations are included in other assets.

We generally retain master servicing for our non-agency consumer mortgage loan securitizations. We may receive servicing fees based on the securitized loan balances and certain ancillary fees, all of which are reported in servicing fees. We also retain the right to service the consumer mortgage loans sold in securitization transactions involving Ginnie Mae, Fannie Mae, Freddie Mac, and private investors.

Notes to Consolidated Financial Statements

Residential Capital, LLC

Whether on or off balance sheet, the investors in the securitization trusts generally have no recourse to our assets outside of customary market representation and warranty provisions.

Mortgage Loans Held–for–sale

Loans held-for-sale are carried at lower of cost or fair value or at estimated fair value. The majority of held-for-sale loans are pooled together for purposes of determining the lower of cost or fair value based on loan characteristics. Loan origination fees, as well as discount points and incremental direct origination costs, are initially recorded as an adjustment of the cost of the loan and are reflected in the gain or loss on sale of loans when sold. Fair value is determined by type of loan and is generally based on contractually established commitments from investors, current investor yield requirements, current secondary market pricing, or cash flow models using market–based yield requirements. Our fair value option election loans primarily consist of conforming and government-insured mortgage loans. See Note 16 — Fair Value for details on fair value measurement.

We hold conditional repurchase options in off-balance sheet securitizations that allow us to repurchase a loan at par if it exceeds a certain pre-specified delinquency level (e.g. 90 days). We have discretion regarding when or if we will exercise these options, but generally we will do so only when it is in our best interest. We recognize those assets that can be repurchased under the conditional repurchase option (and any related liability to pay the trust) once the condition has been satisfied, but only in those situations where we have determined that we would have a more than trivial benefit. The assets are recorded in mortgage loans held-for-sale with a corresponding liability in other liabilities. We do not record the asset (and related liability to pay the trust) when delinquent loan repurchase options are both quantitatively and qualitatively deep out of the money, because we would not have a more than trivial benefit from the options.

Finance Receivables and Loans

We classify finance receivables and loans either as held-for-sale or held-for-investment based on management’s assessment of its intent and ability to hold for the foreseeable future or until maturity. Management’s intent and ability may change from time to time depending on a number of factors including economic, liquidity, and capital conditions. Management’s view of the foreseeable future is generally a twelve–month period based on the longest reasonably reliable net income, liquidity, and capital forecast period.

We elected the fair value option for consumer mortgage finance receivables and loans related to certain of our on–balance sheet securitizations, including those securitization trusts that were consolidated upon the adoption of ASU 2009–17. These securitized mortgage loans are legally isolated from us and are beyond the reach of our creditors. They are measured at fair value using a portfolio approach, or an in-use premise. The values for loans held on an in-use basis may differ considerably from loans held–for–sale that can be sold in the whole-loan market. This difference arises primarily due to the liquidity of the asset-backed (ABS) or mortgage-backed (MBS) security market and is evident in the fact that spreads applied to lower rated ABS/MBS are considerably wider than spreads observed on senior bond classes and in the whole-loan market. The objective in linking the fair value of these loans to the fair value of the related securitization debt is to properly account for our retained economic interest in the securitizations. See Note 16 — Fair Value for details on fair value measurement.

The balance of our consumer finance receivables and loans are reported at the principal amount outstanding, net of unearned income, premiums and discounts, and allowances. Unearned income, which includes deferred origination fees reduced by origination costs, is amortized over the contractual life of the related finance receivable or loan using the interest method. Loan commitment fees are deferred and amortized over the commitment period.

Notes to Consolidated Financial Statements

Residential Capital, LLC

Our portfolio segments are based on the level at which we develop and document our methodology for determining the allowance for loan losses. Additionally, the classes of finance receivables are based on several factors including the method for monitoring and assessing credit risk, the method of measuring carrying value, and the risk characteristics of the finance receivable. Based on an evaluation of our process for developing the allowance for loan losses including the nature and extent of exposure to credit risk arising from our finance receivables, we have determined our portfolio segments to be consumer and commercial.

•	Consumer mortgage — Consists of the following classes of finance receivables.

•	1st Mortgage — Consists of residential mortgage loans that are secured in a first–lien position and have priority over all other liens or claims on the respective collateral.

•	Home equity — Consists of residential home equity loans or mortgages with a subordinate–lien position.

•	Commercial — Consists of the following classes of finance receivables.

•	Commercial and Industrial Mortgage — Consists primarily of warehouse lending.

•	Commercial Real Estate Mortgage — Related primarily to activities within our international operations which provided financing to residential land developers and homebuilders.

Impaired Loans

For all classes of consumer loans, impaired loans are loans that have been modified in troubled debt restructuring (TDR). All classes of commercial loans are considered impaired on an individual basis and reported when we determine it is probable that we will be unable to collect all amounts due according to the terms of the loan agreement, including TDR. Income recognition is consistent with that of nonaccrual loans.

Nonaccrual Loans

Generally, we recognize all classes of loans as past due when they are 30 days delinquent. Revenue recognition is suspended when loans are placed on nonaccrual status. Generally, all classes of consumer loans are placed on nonaccrual status when delinquent for more than 60 days or when determined not to be probable of full collection. All commercial loans are placed on nonaccrual status when delinquent for more than 90 days. Revenue accrued, but not collected, at the date loans are placed on nonaccrual status is reversed and subsequently recognized only to the extent it is received in cash or until the loan qualifies for return to accrual status. Where there is doubt regarding the ultimate collectability of loan principal, all cash received is applied to reduce the carrying value of the loan. Loans are restored to accrual status only when contractually current and the collection of future payments is reasonably assured. Typically, this requires a sustained period of repayment performance of at least six consecutive months by the borrower.

Charge–offs

Consumer first–lien mortgage loans, which consist of our entire 1st mortgage class and a subset of our home equity class that are secured by real estate, are written down to the estimated fair value of the collateral, less costs to sell, once a mortgage loan becomes 180 days past due. Second-lien consumer mortgage loans within our consumer home equity class are charged off at 180 days past due. First and second–lien consumer mortgage loans in bankruptcy that are 60 days past due are written down to the estimated fair value of the collateral, less costs to sell, within 60 days of receipt of notification of filing from the bankruptcy court. Loans are considered collateral dependent at the time foreclosure proceedings begin and are charged off to the estimated fair value of the collateral, less costs to sell.

Notes to Consolidated Financial Statements

Residential Capital, LLC

Commercial loans are individually evaluated and where collectability of the recorded balance is in doubt are written down to estimated fair value of the collateral, less costs to sell. Generally, all commercial loans, both collateral and noncollateral dependent, are charged off when they are 360 days or more past due.

Allowance for Loan Losses

The allowance for loan losses (the allowance) is management’s estimate of incurred losses on the consumer and commercial finance receivable and loan portfolios. We determine the amount of the allowance required for each of our portfolio segments based on its relative risk characteristics. The evaluation of these factors for both consumer and commercial finance receivables and loans involves complex, subjective judgments. Additions to the allowance are charged to current period earnings through the provision for loan losses; amounts determined to be uncollectible are charged directly against the allowance, net of amounts recovered on previously charged–off accounts.

The allowance is comprised of two components: reserves established for specific loans evaluated as impaired and portfolio-level reserves established for large groups of typically smaller balance homogenous loans that are collectively evaluated for impairment. We evaluate the adequacy of the allowance based on the combined total of these two components. Determining the appropriateness of the allowance is complex and requires judgment by management about the effect of matters that are inherently uncertain. It is possible that others, given the same information, may at any point in time reach different reasonable conclusions.

Measurement of impairment for specific reserves is generally determined on a loan–by–loan basis. An individual loan is considered impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due (both principal and interest) according to the contractual terms of the agreement. Loans determined to be specifically impaired are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, an observable market price, or the estimated fair value of the collateral less estimated costs to sell whichever is determined to be the most appropriate. When these measurement values are lower than the carrying value of that loan, impairment is recognized. Loans that are deemed not to be individually impaired are pooled with other loans with similar risk characteristics for evaluation of impairment for the portfolio-level allowance.

For the purpose of calculating portfolio-level reserves, we have determined logical grouping of loans into two portfolio segments: consumer mortgage and commercial. The allowance consists of the combination of a quantitative assessment component based on statistical models, a retrospective evaluation of actual loss information to loss forecasts, and may include a qualitative component based on management judgment. Management takes into consideration relevant qualitative factors, including external and internal trends such as the impacts of changes in underwriting standards, collections and account management effectiveness, geographic concentrations, and economic events, among other factors, that have occurred but are not yet reflected in the quantitative assessment component. All qualitative adjustments are adequately documented, reviewed, and approved through our established risk governance processes.

Mortgage Servicing Rights

Primary servicing rights represent our right to service consumer residential mortgage loans. Primary servicing involves the collection of payments from individual borrowers and the distribution of these payments to the master servicer. Master servicing rights represent our right to service mortgage–and asset–backed securities and whole–loan packages issued for investors. Master servicing involves the collection of borrower payments from primary servicers and the distribution of those funds to investors. We may at times purchase and sell primary and master servicing rights through transactions with other market participants.

Notes to Consolidated Financial Statements

Residential Capital, LLC

We capitalize the value expected to be realized from performing specified mortgage servicing activities for others as MSRs when the expected future cash flows from servicing are projected to be more than adequate compensation for such activities. These capitalized servicing rights are purchased or retained upon sale or securitization of mortgage loans. MSRs are not recorded on securitizations accounted for as secured financings.

We measure all mortgage servicing assets at fair value. We define our servicing rights based on the availability of market inputs and the manner in which we manage the risks of our servicing assets. We leverage available relevant market data to determine the fair value of our recognized servicing assets.

Accounts Receivable

Accounts receivable are recorded at net realizable value and include servicer advances and receivables. Servicer advances arise in the ordinary course of business as we make advances to investors in mortgage loans serviced by us. Such advances are generally made to maintain scheduled investor cash flows in the event of borrower default or delinquency and may reflect payments of property taxes and insurance premiums in advance of collection from borrowers; principal and interest payments to investors prior to their collection from borrowers; and amounts advanced for mortgages in foreclosure. Servicer advances receive priority cash flows, including contractual interest, in the event of foreclosure or liquidation. As a result, the collection of the advances is reasonably assured. We establish a reserve for any servicing advances where collectability is in doubt.

Derivative Instruments and Hedging Activities

We use derivative instruments for risk management purposes. Certain of our derivative instruments were designated as qualifying hedge accounting relationships; other derivative instruments do not qualify for hedge accounting or have not been elected to be designated as a qualifying hedging relationship. All derivative financial instruments, whether designated for hedge accounting or not, are recorded as other assets or other liabilities and are measured at fair value. Additionally, we report derivative financial instruments on a gross basis.

At inception of a hedging relationship, we designate each qualifying derivative financial instrument as a hedge of the fair value of a specifically identified asset or liability (fair value hedge), as a hedge of the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge), or as a hedge of the foreign currency exposure of a net investment in a foreign operation. We formally document all relationships between hedging instruments and hedged items and risk management objectives for undertaking various hedge transactions. Both at the hedge’s inception and on an ongoing basis, we formally assess whether the derivatives designated in hedging relationships are highly effective in offsetting changes in the fair values or cash flows of hedged items.

Changes in the fair value of derivative financial instruments that are designated and qualify as fair value hedges, along with the gain or loss on the hedged asset or liability attributable to the hedged risk, are recorded in current period earnings. For qualifying cash flow hedges, the effective portion of the change in the fair value of the derivative financial instrument is recorded in accumulated other comprehensive income, a component of equity, and recognized in the income statement when the hedged cash flows affect earnings. For a derivative designated as hedging the foreign currency exposure of a net investment in a foreign operation, the gain or loss is reported in accumulated other comprehensive income, a component of equity, as part of the cumulative translation adjustment with the exception of the spot to forward difference, which is recorded in current period earnings. The ineffective portions of fair value, cash flow, and net investment hedges are immediately recognized in earnings, along with the portion of the change in fair value that is excluded from the assessment of hedge effectiveness, if any.

Notes to Consolidated Financial Statements

Residential Capital, LLC

The hedge accounting treatment described herein is no longer applied if a derivative financial instrument is terminated, or the hedge designation is removed or is assessed to be no longer highly effective. For these terminated fair value hedges, any changes to the hedged asset or liability remain as part of the basis of the asset or liability and are recognized into income over the remaining life of the asset or liability. For cash flow hedges, unless it is probable that the forecasted cash flows will not occur within a specified period, any changes in fair value of the derivative financial instrument previously recognized remain in other comprehensive income, a component of equity, and are reclassified into earnings in the same period that the hedged cash flows affect earnings. Any previously recognized net derivative gain or loss for a terminated net investment hedge should remain in accumulated other comprehensive income, a component of equity, until earnings are impacted by a sale or liquidation of the associated foreign operation. In all instances, any subsequent changes in fair value of the derivative instrument are recorded in current period earnings.

Changes in the fair value of derivative financial instruments held for risk management purposes that are not designated as hedges under GAAP are reported in current period earnings.

Foreclosed Assets

Assets are classified as foreclosed and included in other assets when physical possession of the collateral is taken regardless of whether foreclosure proceedings have taken place. Foreclosed assets are carried at the lower of the outstanding balance at the time of foreclosure or the fair value of the asset less estimated costs to sell. Losses on the revaluation of foreclosed assets are charged to gain on mortgage loans, net at the time of foreclosure. Declines in value after foreclosure are charged to gain (loss) on foreclosed real estate.

Property and Equipment

Property and equipment, stated at cost, net of accumulated depreciation and amortization, are reported in other assets. Included in property and equipment are certain buildings, furniture and fixtures, leasehold improvements, IT hardware and software, and capitalized software costs. Depreciation is computed on the straight–line basis over the estimated useful lives of the assets, which generally ranges from 3 to 30 years. Capitalized software is generally amortized on a straight–line basis over its useful life, which generally ranges from three to five years. Capitalized software that is not expected to provide substantive service potential or for which development costs significantly exceed the amount originally expected is considered impaired and written down to fair value. Software expenditures that are considered general, administrative, or of a maintenance nature are expensed as incurred.

Legal and Regulatory Reserves

Reserves for legal and regulatory matters are established when those matters present loss contingencies that are both probable and estimable, with a corresponding amount recorded to noninterest expense. In cases where we have an accrual for losses, it is our policy to include within that estimate, an estimate for probable and estimable legal expenses related to the case. If, at the time of evaluation, the loss contingency related to a litigation or regulatory matter is not both probable and estimable, we do not establish an accrued liability. We continue to monitor legal and regulatory matters for further developments that could affect the requirement to establish a liability or that may impact the amount of a previously established liability. There may be exposure to loss in excess of any amounts recognized. For certain other matters where the risk of loss is determined to be reasonably possible, estimable, and material to the financial statements, disclosure regarding details of the matter and an estimated range of loss is required. The estimated range of possible loss does not represent our maximum loss exposure. Financial statement disclosure is also required for matters that are deemed probable or reasonably possible, material to the financial statements, but for which an estimated range of loss is not possible to

Notes to Consolidated Financial Statements

Residential Capital, LLC

determine. While we believe our reserves are adequate, the outcome of legal and regulatory proceedings is extremely difficult to predict and we may settle claims or be subject to judgments for amounts that differ from our estimates. For details regarding the nature of all material contingencies, see Note 19 — Guarantees, Commitments and Contingencies.

Liability for Representation and Warranty Obligations

We sell loans that take the form of securitizations guaranteed by the GSEs and to whole–loan purchasers. In addition, we infrequently sell securities to investors through private-label securitizations. In prior years, our volume of private label securitization issuance was considerably larger and included securitized loans where monolines insured the related bonds. In connection with these activities we provide to the GSEs, investors, monoline, and whole–loan purchasers various representations and warranties related to the loans sold. These representations and warranties generally relate to, among other things, the ownership of the loan; the validity of the lien securing the loan; the loan’s compliance with the criteria for inclusion in the transaction, including compliance with underwriting standards or loan criteria established by the buyer; ability to deliver required documentation; and compliance with applicable laws. Generally, these representations and warranties may be enforced at any time over the life of the loan. We also assume all of the customary representation and warranty obligations for loans we purchase from Ally Bank and subsequently sell into the secondary market.

Upon a breach of a representation, we correct the breach in a manner conforming to the provisions of the sale agreement. This may require us either to repurchase the loan, to indemnify (make–whole) a party for incurred losses, or provide other recourse to a GSE, monoline, or investor. Repurchase demands and claims for indemnification payments are generally reviewed on a loan–by–loan basis to validate if there has been a breach requiring repurchase or a make–whole payment. We actively contest claims to the extent we do not consider them valid. In cases where we repurchase loans, we bear the subsequent credit loss on the loans. Repurchased loans are classified as held–for–sale and initially recorded at fair value. Any initial impairment is charged to the liability for representation and warranty obligations. We seek to manage the risk of repurchase and associated credit exposure through our underwriting and quality assurance practices and by servicing mortgage loans to meet investor standards.

At the time a loan is sold, an estimate of the fair value of the liability is recorded and classified in other liabilities and recorded as a component of gain on mortgage loans, net. We recognize changes in the liability throughout the life of the sold loans, as necessary, when additional relevant information becomes available. Changes in the liability are recorded as representation and warranty expense.

Reinsurance Arrangements

We have entered into excess layer reinsurance agreements with non-affiliated private mortgage insurance (PMI) companies that provide PMI for certain of our mortgage loan servicing portfolio. We assume the risk of loss over a specified first loss percentage for covered loans and in return earn a portion of the PMI premium associated with those mortgage loans. We reserve for loss and loss adjustment expenses when notices of default on insured mortgage loans are received and the specified first loss percentage covered by the ceding company is exhausted.

Income Taxes

We are a division of Ally Inc. a corporation, for income tax purposes. We are subject to corporate U.S. Federal, state and local taxes and are included in the consolidated Ally Inc. U.S. Federal and unitary and/or consolidated state income tax returns. We provide for our U.S. Federal and state taxes on a stand alone basis,

COMPANY NAME

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY—(Continued)

Sidehead (continued)

which is consistent with the applicable tax sharing agreement between us and our Parent. The tax sharing agreement requires taxes to be based on the income tax liability determined as if we were a separate affiliated group of corporations filing consolidated U.S. Federal and state income tax returns. Our foreign businesses have been and continue to operate as corporations and are subject to, and provide for, U.S. Federal, state, and/or foreign income tax.

Income taxes are accounted for using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are recognized subject to management’s judgment that realization is more likely than not.

Recently Adopted Accounting Standards

Comprehensive Income–Presentation of Comprehensive Income (ASU 2011-05)

As of December 31, 2011, we early adopted Accounting Standards Update (ASU) 2011-05, which amended Accounting Standards Codification (ASC) 220, Comprehensive Income. The amendments increased the prominence of items reported in other comprehensive income and facilitated convergence between GAAP and International Financial Reporting Standards (IFRS). This ASU required that nonowner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. We elected to early adopt ASU 2011-05, including the deferral permitted under ASU 2011-12. (Comprehensive Income — Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05), by retrospective application for the three years ended December 31, 2011. Because this ASU impacts only presentation, there was not a material impact to our financial condition or results of operations.

Receivables–A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring (ASU 2011-02)

As of July 1, 2011, we adopted ASU 2011-02, which amends ASC 310, Receivables. ASU 2011-02 clarifies which loan modifications constitute a TDR. It is intended to assist creditors in determining whether a modification of the terms of a receivable meets the criteria to be considered a troubled debt restructuring, both for purposes of recording an impairment loss and for disclosure of TDRs. The ASU must be applied retrospectively to modifications made to the beginning of the annual period of adoption, which for us is January 1, 2011.

Effective September 30, 2011, ASU 2011-02 also required us to disclose the total amount of receivables and the allowance for credit losses related to those receivables that are newly considered impaired for which impairment was previously measured under ASC 450-20, Contingencies — Loss Contingencies. Refer to Note 4 — Finance Receivables and Loans, Net for additional information regarding TDRs.

The adoption did not have a material impact to our consolidated financial condition or results of operations.

Receivables–Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses (ASU 2010-20)

ASU 2010-20 was implemented in three distinct components as required by the ASU. Beginning with the three months ended September 30, 2011 and in conjunction with the requirements of ASU 2011-02, the deferral

Notes to Consolidated Financial Statements

Residential Capital, LLC

of TDR related disclosures within ASU 2010-20 prescribed by ASU 2011-01, Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20, was ended, which required us to expand our TDR disclosures to include more information on modifications that are classified as TDRs. Beginning with the three months ended March 31, 2011, ASU 2010-20 required us to disclose a rollforward of the allowance for loan losses and additional activity-based disclosures for both financing receivables, and the allowance for each reporting period. We early adopted the rollforward requirement during the December 31, 2010, reporting period along with the initial expansion of disclosures related to the credit quality of finance receivables and loans. Since the guidance relates only to disclosures, adoption of each of the phases did not have a material impact on our consolidated financial condition or results of operations.

Recently Issued Accounting Standards

Fair Value Measurement — Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS (ASU 2011-04)

In May 2011, the FASB issued ASU 2011-04, which amends ASC 820, Fair Value Measurements. The amendments in this ASU clarify how to measure fair value. It is intended to improve the comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with GAAP and IFRS. The ASU will be effective for us on January 1, 2012, and must be applied prospectively. Early adoption is not permitted. We do not expect the adoption to have a material impact to our consolidated financial condition or results of operations.

Balance Sheet — Disclosures about Offsetting Assets and Liabilities (ASU 2011-11)

In December 2011, the FASB issued ASU 2011-11, which contains new disclosure requirements regarding the nature of an entity’s rights of setoff and related arrangements associated with its financial instruments and derivative instruments. The new disclosures will give financial statement users information about both gross and net exposures. ASU 2011-11 is effective for us on January 1, 2013, and retrospective application is required. Since the guidance relates only to disclosures, adoption is not expected to have a material impact on our consolidated financial condition or results of operations.

2. Discontinued Operations

On January 30, 2009, Ally Inc. exercised its option to convert its 806,344 units of noncumulative, nonparticipating, perpetual preferred membership interest in us into the same number of preferred membership interests in IB Finance Holding Company, LLC (IB Finance). IB Finance owns Ally Bank, a commercial state nonmember bank chartered under the laws of the State of Utah. Also on January 30, 2009, we entered into an agreement and consummated a transaction pursuant to which Ally Inc. acquired 100% of our remaining nonvoting common interests in IB Finance, which common interests are attributable to the mortgage finance operations of Ally Bank. As a result of this transaction we deconsolidated IB Finance, including its subsidiary Ally Bank.

On October 1, 2010, we completed the sale of our United Kingdom (U.K.) and continental Europe (CE) platforms. These platforms included residential mortgage loan origination, acquisition, servicing, asset management, sale, and securitizations in the United Kingdom and continental Europe (the Netherlands and Germany). We classified our U,K. platform as discontinued operations in the year ended December 31, 2010. We classified our CE platforms as discontinued operations in the year ended December 31, 2009.

On May 11, 2012, RFC and its wholly owned subsidiary GMAC RFC Auritec, S.A. sold all of the outstanding ordinary Class I and Class II shares of GMAC Financiera, S. A. de C.V., SOFOM, ENR (GMAC Financiera) to a third party for $100 and a full, irrevocable and unconditional release and termination of guarantees by ResCap and certain of its subsidiaries related to $124.3 million medium-term notes issued by GMAC Financiera. We recognized a gain of $19.7 million upon completion of the sale.

Notes to Consolidated Financial Statements

Residential Capital, LLC

The associated operations and cash flows have been eliminated from our operations, and we will not have any significant continuing involvement in these platforms after the completion of the sale transactions. For all periods presented, all of the operating results were removed from continuing operations and are presented separately as discontinued operations, net of tax. The Notes to our Consolidated Financial Statements were adjusted to exclude discontinued operations unless otherwise noted.

Selected financial information for these discontinued operations is summarized below.

December 31, ($ in thousands)	2011	2010	2009
International Operations
Total net revenue	$(54,211)	$56,859	$(669,160)
Provision for loan losses	27,993	28,870	581,761
Noninterest expense, net	4,460	(5,286)	1,039,708

Income (loss) before income taxes including direct costs to transact a sale	(86,664)	33,275	(2,290,629)
Income tax benefit	(580)	(3,155)	(2,395)

Net income from discontinued operations	$(86,084)	$36,430	$(2,288,234)

Ally Bank (a)
Total Net Revenue	$—	$—	$34,488
Provision for loan losses	—	—	97,720
Noninterest expense	—	—	22,360

Loss before income taxes and noncontrolling interest	—	—	(85,592)
Income tax benefit	—	—	(32,802)

Loss before noncontrolling interest	—	—	(52,790)
Less: Noncontrolling interest (b)	—	—	3,430

Net loss from discontinued operations	$—	$—	$(56,220)

(a)	This represents the activity from January 1, 2009, to the sale date of January 30, 2009.
(b)	Noncontrolling interest represents our interest in the automotive division of Ally Bank.

Notes to Consolidated Financial Statements

Residential Capital, LLC

3. Mortgage Loans Held–for–sale

The composition of residential mortgage loans held–for–sale reported at carrying value, were as follows.

	2011			2010
December 31, ($ in thousands)	Domestic (a) (b)	Foreign	Total	Domestic (a) (b)	Foreign	Total
1st Mortgage	$3,497,392	$12,011	$3,509,403	$3,788,748	$10,461	$3,799,209
Home equity	740,222	—	740,222	855,566	132	855,698

Total loans held–for–sale (c)	$4,237,614	$12,011	$4,249,625	$4,644,314	$10,593	$4,654,907

(a)	Includes mortgage loans subject to conditional repurchase options of $2.3 billion and $2.3 billion sold to Ginnie Mae guaranteed securitizations and $105.8 million and $145.7 million sold to off-balance sheet private-label securitization trusts at December 31, 2011 and 2010, respectively. The corresponding liability is recorded in other liabilities. See Note 5 — Securitizations and Variable Interest Entities for additional information.
(b)	Includes mortgage loans for which we have elected the fair value option of $57.0 million and $21.8 million at December 31, 2011 and December 31, 2010, respectively. See Note 16 — Fair Value for additional information.
(c)	The carrying values are net of discounts of $313.1 million and $295.1 million, fair value adjustments of ($28.0) million and ($0.9) million, lower of cost or fair value adjustments of $60.2 million and $48.4 million, and UPB write-downs of $1.5 billion and $1.8 billion at December 31, 2011 and 2010, respectively.

4. Finance Receivables and Loans, Net

The composition of finance receivables and loans, net reported at carrying value before allowance for loan losses, were as follows.

	2011			2010
December 31, ($ in thousands)	Domestic	Foreign	Total	Domestic	Foreign	Total
Consumer
1st Mortgage	$130,024	$256,494	$386,518	$140,998	$452,435	$593,433
Home equity	636,212	—	636,212	720,269	—	720,269

Total consumer (a) (b)	766,236	256,494	1,022,730	861,267	452,435	1,313,702

Commercial			—
Commercial and industrial	—	23,860	23,860	—	40,771	40,771
Commercial real estate	—	14,157	14,157	554	75,991	76,545

Total commercial	—	38,017	38,017	554	116,762	117,316

Total finance receivables and loans	$766,236	$294,511	$1,060,747	$861,821	$569,197	$1,431,018

(a)	Consumer mortgages include $835.2 million and $1.0 billion at fair value as a result of fair value option elections as of December 31, 2011 and 2010, respectively. See Note 16 — Fair Value for additional information.
(b)	The gross carrying value is net of fair value adjustments of $1.6 billion and $1.9 billion, and UPB write-downs of $8.0 million and $10.5 million at December 31, 2011 and 2010, respectively.

Notes to Consolidated Financial Statements

Residential Capital, LLC

The following table presents an analysis of the activity in the allowance for loan losses on finance receivables and loans, net.

	2011			2010
($ in thousands)	Consumer	Commercial	Total	Consumer	Commercial	Total
Allowance at January 1,	$17,681	$25,129	$42,810	$38,602	$133,779	$172,381
Provision for loan losses
From continuing operations	(5,143)	1,171	(3,972)	8,334	(22,586)	(14,252)
From discontinued operations	5,823	22,170	27,993	2,022	4,941	6,963
Charge-offs
Domestic	(6,452)	—	(6,452)	(19,171)	(49,740)	(68,911)
Foreign	(3,410)	(42,019)	(45,429)	(2,347)	(50,370)	(52,717)

Total charge-offs	(9,862)	(42,019)	(51,881)	(21,518)	(100,110)	(121,628)

Recoveries
Domestic	5,140	1,716	6,856	6,221	9,052	15,273
Foreign	—	6,810	6,810	—	53	53

Total recoveries	5,140	8,526	13,666	6,221	9,105	15,326

Net charge-offs	(4,722)	(33,493)	(38,215)	(15,297)	(91,005)	(106,302)
Deconsolidations (a)	—	—	—	(15,980)	—	(15,980)

Allowance at December 31,	$13,639	$14,977	$28,616	$17,681	$25,129	$42,810

Allowance for loan losses
Individually evaluated for impairment	$3,036	$14,977	$18,013	$3,626	$23,799	$27,425
Collectively evaluated for impairment	$10,603	$—	$10,603	$14,055	$1,330	$15,385
Finance receivables and loans
Individually evaluated for impairment	$8,055	$38,017	$46,072	$7,232	$109,171	$116,403
Collectively evaluated for impairment	$179,483	$—	$179,483	$291,766	$8,145	$299,911

(a)	In the fourth quarter of 2010, we deconsolidated various securitization trusts. See Note 5 — Securitizations and Variable Interest Entities for additional information.

Notes to Consolidated Financial Statements

Residential Capital, LLC

The following table presents an analysis of our past due finance receivables and loans at gross carrying value.

($ in thousands)	30-59 days past due	60-89 days past due	90 days or more past due	Total past due	Current	Total
December 31, 2011
Consumer mortgage
1st Mortgage	$29,730	$14,664	$158,255	$202,649	$183,869	$386,518
Home equity	13,064	6,488	11,850	31,402	604,810	636,212

Total consumer	42,794	21,152	170,105	234,051	788,679	1,022,730
Commercial
Commercial and industrial	—	—	322	322	23,538	23,860
Commercial real estate	—	1,736	12,212	13,948	209	14,157

Total commercial	—	1,736	12,534	14,270	23,747	38,017

Total	$42,794	$22,888	$182,639	$248,321	$812,426	$1,060,747

December 31, 2010
Consumer mortgage
1st Mortgage	$40,840	$27,166	$178,909	$246,915	$346,518	$593,433
Home equity	16,531	7,344	12,659	36,534	683,735	720,269

Total consumer	57,371	34,510	191,568	283,449	1,030,253	1,313,702
Commercial
Commercial and industrial	—	35,671	3,970	39,641	1,130	40,771
Commercial real estate	—	—	69,529	69,529	7,016	76,545

Total commercial	—	35,671	73,499	109,170	8,146	117,316

Total	$57,371	$70,181	$265,067	$392,619	$1,038,399	$1,431,018

Notes to Consolidated Financial Statements

Residential Capital, LLC

The following table presents the gross carrying value of our finance receivables and loans in nonaccrual status.

December 31, ($ in thousands)	2011	2010
Consumer mortgage (a)
1st Mortgage	$199,702	$313,455
Home equity	36,651	51,936

Total consumer	236,353	365,391
Commercial (b)
Commercial and industrial	322	39,641
Commercial real estate	12,212	69,529

Total commercial	12,534	109,170

Total	$248,887	$474,561

(a)	Interest revenue that would have been accrued on total nonaccrual consumer mortgage finance receivables and loans at original contractual rates was $31.6 million and $24.5 million during the year ended December 31, 2011 and 2010, respectively. Interest income recorded for these nonaccrual loans was $9.0 million and $18.4 million during the year ended December 31, 2011 and 2010, respectively.
(b)	Interest revenue that would have been accrued on total nonaccrual commercial mortgage finance receivables and loans at original contractual rates was $4.5 million and $8.3 million during the year ended December 31, 2011 and 2010, respectively. Interest income recorded for these nonaccrual loans was $0.7 million and $7.6 million during the year ended December 31, 2011 and 2010, respectively.

Management performs a quarterly analysis of its consumer and commercial finance receivable and loan portfolios using a range of credit quality indicators to assess the adequacy of the allowance based on historical and current trends. Based on our allowance methodology, our credit quality indicators for consumer mortgage loans are performing and nonperforming and for commercial mortgage finance receivables and loans are pass and criticized.

The following table presents the credit quality indicators for our consumer mortgage loan portfolio at gross carrying value.

	2011			2010
December 31, ($ in thousands)	Performing	Nonperforming	Total	Performing	Nonperforming	Total
Consumer mortgage
1st Mortgage	$186,816	$199,702	$386,518	$279,978	$313,455	$593,433
Home equity	599,561	36,651	636,212	668,333	51,936	720,269

Total consumer mortgage	$786,377	$236,353	$1,022,730	$948,311	$365,391	$1,313,702

Notes to Consolidated Financial Statements

Residential Capital, LLC

The following table presents the credit quality indicators for our commercial finance receivable and loan portfolio at gross carrying value.

	2011			2010
December 31, ($ in thousands)	Pass	Criticized (a)	Total	Pass	Criticized (a)	Total
Commercial
Commercial and industrial	$—	$23,860	$23,860	$—	$40,771	$40,771
Commercial real estate	209	13,948	14,157	198	76,347	76,545

Total commercial	$209	$37,808	$38,017	$198	$117,118	$117,316

(a)	Includes loans classified as special mention, substandard, or doubtful. These classifications are based on regulatory definitions and generally represent loans in our portfolio that are of higher default risk.

As of December 31, 2011, the five largest state concentrations based on carrying value for our U.S.–only finance receivables and loans, net were as follows.

December 31, 2011
California	10.8%
Michigan	6.5%
Ohio	6.3%
Texas	4.9%
Florida	4.4%
All other	67.1%

Total	100%

Impaired Loans and Troubled Debt Restructurings

Impaired Loans

Loans are considered impaired when we determine it is probable that we will be unable to collect all amounts due according to the terms of the loan agreement or if the loan has been modified under a troubled debt restructuring.

Notes to Consolidated Financial Statements

Residential Capital, LLC

The following table presents information about our impaired finance receivables and loans recorded at historical cost.

($ in thousands)	Unpaid principal balance (a)	Carrying value before allowance	Impaired with no allowance	Impaired with an allowance	Allowance for impaired loans
December 31, 2011
Consumer mortgage
1st Mortgage	$436	$436	$—	$436	$109
Home equity	7,619	7,619	173	7,446	2,926

Total consumer	8,055	8,055	173	7,882	3,035
Commercial
Commercial and industrial	322	322	—	322	202
Commercial real estate	12,271	12,212	1,442	10,770	4,592

Total commercial	12,593	12,534	1,442	11,092	4,794

Total	$20,648	$20,589	$1,615	$18,974	$7,829

December 31, 2010
Consumer mortgage
1st Mortgage	$512	$512	$—	$512	$257
Home equity	6,720	6,720	—	6,720	3,369

Total consumer	7,232	7,232	—	7,232	3,626
Commercial
Commercial and industrial	44,410	39,641	—	39,641	14,043
Commercial real estate	69,651	69,529	28,154	41,375	9,756

Total commercial	114,061	109,170	28,154	81,016	23,799

Total	$121,293	$116,402	$28,154	$88,248	$27,425

(a)	Unpaid principal balance represents gross carrying value adjusted for UPB write-downs on transfers or charge offs in accordance with our policy.

The following table presents information about our impaired finance receivables and loans excluding loans carried at fair value due to fair value option elections.

	2011		2010		2009
Year ended December 31, ($ in thousands)	Average balance	Interest income	Average balance	Interest income	Average balance	Interest income
Consumer	$7,756	$379	$34,006	$1,723	$376,838	$18,107
Commercial	58,006	6,364	189,354	7,627	881,065	3,201

Total	$65,762	$6,743	$223,360	$9,350	$1,257,903	$21,308

At December 31, 2011 and 2010, there were no commercial commitments to lend additional funds to debtors owing receivables whose terms have been modified in a troubled debt restructuring.

Notes to Consolidated Financial Statements

Residential Capital, LLC

Troubled Debt Restructurings

As part of our loss mitigation efforts and participation in certain governmental programs (e.g., the Making Home Affordable Program), we may offer loan modifications to borrowers experiencing financial difficulties (TDRs). Loan modifications can include any or all of the following; principal forgiveness, maturity extensions, delinquent interest capitalization, and changes to contractual interest rates. Modifications can be either temporary or permanent. Temporary loan modifications are generally used to monitor the borrower’s ability to perform under the revised terms over a specified trial period; if the borrower performs, it may become a permanent loan modification. The majority of loan modifications are completed under proprietary programs. Total TDRs recorded at historical cost and reported at gross carrying value are $33.6 million and $16.7 million at December 31, 2011, and 2010, respectively.

The following table presents information related to finance receivables and loans recorded at historical cost modified in connection with a troubled debt restructuring during the period.

Year Ended December 31, 2011 ($ in thousands)	Number of Loans	Pre-modification gross carrying value	Post-modification gross carrying value
Consumer mortgage
1st Mortgage	4	$196	$164
Home equity	71	2,511	2,347

Total consumer mortgage	75	2,707	2,511
Commercial
Commercial and industrial	1	37,550	27,789
Commercial real estate	2	3,426	3,098

Total commercial	3	40,976	30,887

Total	78	$43,683	$33,398

The following table presents information related to finance receivables and loans recorded at gross carrying value that redefaulted (180 days or more delinquent) on or before the one year anniversary of being modified. The charge-off amount is determined in accordance with our charge-off policy.

December 31, 2011 ($ in thousands)	Number of Loans	Gross carrying value	Charge-off amount
Consumer mortgage
Home equity	5	$96	$56

Total consumer mortgage	5	$96	$56

5. Securitizations and Variable Interest Entities

Overview

We are involved in several types of securitization and financing transactions that utilize special–purpose entities (SPEs). A SPE is an entity that is designed to fulfill a specified limited need of the sponsor. Our principal use of SPEs is to obtain liquidity by securitizing certain of our financial assets.

The SPEs involved in securitization and other financing transactions are generally considered variable interest entities (VIEs). VIEs are entities that have either a total equity investment that is insufficient to permit

Notes to Consolidated Financial Statements

Residential Capital, LLC

the entity to finance its activities without additional subordinated financial support or whose equity investors lack the ability to control the entity’s activities.

Securitizations

We provide a wide range of consumer mortgage loan products to a diverse customer base. We often securitize these loans through the use of securitization entities, which may or may not be consolidated on our Consolidated Balance Sheet. We securitize consumer mortgage loans through either the GSEs or private–label (nonagency) securitizations. For the periods presented our consumer mortgage loans were primarily securitized through the GSEs.

In executing a securitization transaction, we sell pools of financial assets to a wholly owned, bankruptcy–remote SPE, which then transfers the financial assets to a separate, transaction–specific securitization entity for cash, servicing rights, and in some transactions, other retained interests. The securitization entity is funded through the issuance of beneficial interests in the securitized financial assets. The beneficial interests take the form of either notes or trust certificates that are sold to investors and/or retained by us. These beneficial interests are collateralized by the transferred loans and entitle the investors to specified cash flows generated from the securitized loans. In the aggregate, these beneficial interests have the same average life as the transferred financial assets. In addition to providing a source of liquidity and cost–efficient funding, securitizing these financial assets also reduces our credit exposure to the borrowers beyond any economic interest we may retain. We securitize conforming residential mortgage loans through GSE securitizations and we historically securitized nonconforming mortgage loans through private-label securitizations.

Each securitization is governed by various legal documents that limit and specify the activities of the securitization entity. The securitization entity is generally allowed to acquire the loans, to issue beneficial interests to investors to fund the acquisition of the loans, and to enter into derivatives or other yield maintenance contracts (e.g., coverage by monoline bond insurers) to hedge or mitigate certain risks related to the financial assets or beneficial interests of the entity. A servicer, who is generally us, is appointed pursuant to the underlying legal documents to service the assets the securitization entity holds and the beneficial interests it issues. Servicing functions include, but are not limited to, making certain payments of property taxes and insurance premiums, default and property maintenance payments, as well as advancing principal and interest payments before collecting them from individual borrowers. Our servicing responsibilities, which constitute continued involvement in the transferred financial assets, consist of primary servicing (i.e., servicing the underlying transferred financial assets) and/or master servicing (i.e., servicing the beneficial interests that result from the securitization transactions). Certain securitization entities also require the servicer to advance scheduled principal and interest payments due on the beneficial interests issued by the entity regardless of whether cash payments are received on the underlying transferred financial assets. Accordingly, we are required to provide these servicing advances when applicable. See Note 6 — Servicing Activities for additional information regarding our servicing rights.

The GSEs provide a guarantee of the payment of principal and interest on the beneficial interests issued in securitizations. In private-label securitizations, cash flows from the assets initially transferred into the securitization entity represent the sole source for payment of distributions on the beneficial interests issued by the securitization entity and for payments to the parties that perform services for the securitization entity, such as the servicer or the trustee. In certain private-label securitization transactions, a liquidity facility may exist to provide temporary liquidity to the entity. The liquidity provider generally is reimbursed prior to other parties in subsequent distribution periods. Monoline insurance may also exist to cover certain shortfalls to certain investors in the beneficial interests issued by the securitization entity. As noted above, in certain private-label securitizations, the servicer is required to advance scheduled principal and interest payments due on the

Notes to Consolidated Financial Statements

Residential Capital, LLC

beneficial interests regardless of whether cash payments are received on the underlying transferred financial assets. The servicer is allowed to reimburse itself for these servicing advances. Additionally, certain private-label securitization transactions may allow for the acquisition of additional loans subsequent to the initial loan transfer. Principal collections on other loans and/or the issuance of new beneficial interests, such as variable funding notes, generally fund these loans; we are often contractually required to invest in these new interests.

We may retain beneficial interests in our private-label securitizations, which may represent a form of significant continuing economic interest. These retained interests include, but are not limited to, senior or subordinate mortgage– or asset–backed securities, interest–only strips, principal–only strips, and residuals. Certain of these retained interests provide credit enhancement to the trust as they may absorb credit losses or other cash shortfalls. Additionally, the securitization agreements may require cash flows to be directed away from certain of our retained interests due to specific over–collateralization requirements, which may or may not be performance–driven.

We generally hold certain conditional repurchase options that allow us to repurchase assets from the securitization entity. The majority of the securitizations provide us, as servicer, with a call option that allows us to repurchase the remaining transferred financial assets or outstanding beneficial interests at our discretion once the asset pool reaches a predefined level, which represents the point where servicing becomes burdensome (a clean–up call option). The repurchase price is typically the par amount of the loans plus accrued interest. Additionally, we may hold other conditional repurchase options that allow us to repurchase a transferred financial asset if certain events outside our control are met. The typical conditional repurchase option is a delinquent loan repurchase option that gives us the option to purchase the loan if it exceeds a certain prespecified delinquency level. We have discretion regarding when or if we will exercise these options, but generally, we would do so only when it is in our best interest.

Other than our customary representation and warranty obligations, these securitizations are nonrecourse to us, thereby transferring the risk of future credit losses to the extent the beneficial interests in the securitization entities are held by third parties. Representation and warranty provisions generally require us to repurchase loans or indemnify the investor or other party for incurred losses to the extent it is determined that the loans were ineligible or were otherwise defective at the time of sale. See Note 19 — Guarantees, Commitments and Contingencies for detail on representation and warranty provisions. We did not provide any noncontractual financial support to any of these entities during the year-ended December 31, 2011 and 2010.

Other Variable Interest Entities

Servicer Advance Funding Entity — To assist in the financing of our servicer advance receivables, we formed a SPE that issues term notes and variable funding notes to third–party investors that are collateralized by servicer advance receivables. These servicer advance receivables are transferred to the SPE and consist of delinquent principal and interest advances we made as servicer to various investors; property taxes and insurance premiums advanced to taxing authorities and insurance companies on behalf of borrowers; and amounts advanced for mortgages in foreclosure. The SPE funds the purchase of the receivables through financing obtained from the third–party investors and subordinated loans or an equity contribution from us. This SPE is consolidated on our balance sheet at December 31, 2011 and 2010. The beneficial interest holder of this SPE does not have legal recourse to our general credit. We do not have a contractual obligation to provide any type of financial support in the future, nor have we provided noncontractual financial support to the entity during the years ended December 31, 2011 and 2010.

Home Equity Funding Entity — To assist in the financing of certain of our home equity mortgage loans, we formed a SPE that issued variable funding notes to third–party investors that are collateralized by home equity

Notes to Consolidated Financial Statements

Residential Capital, LLC

loans and revolving lines of credit. This SPE is consolidated on our balance sheet at December 31, 2011 and 2010. The beneficial interest holder of this VIE does not have legal recourse to our general credit. We do not have a contractual obligation to provide any type of financial support in the future, nor have we provided noncontractual financial support to the entity during the years ended December 31, 2011 and 2010.

Other — We have involvement with other immaterial on-balance sheet VIEs. Most of these VIEs are used for additional liquidity whereby we sell certain financial assets to the VIE and issue beneficial interests to third parties for cash.

Notes to Consolidated Financial Statements

Residential Capital, LLC

Involvement with Variable Interest Entities

The determination of whether financial assets transferred by us to VIEs (and related liabilities) are consolidated on our balance sheet (also referred to as on–balance sheet) or not consolidated on our balance sheet (also referred to as off–balance sheet) depends on the terms of the related transaction and our continuing involvement (if any) with the SPE. We are deemed the primary beneficiary and, therefore, consolidate VIEs for which we have both (a) the power through voting rights or similar rights to direct the activities that most significantly impact the VIE’s economic performance, and (b) a variable interest (or variable interests) that (i) obligates us to absorb losses that could potentially be significant to the VIE and/or (ii) provides us the right to receive residual returns of the VIE that could potentially be significant to the VIE. We determine whether we hold a significant variable interest in a VIE based on a consideration of both qualitative and quantitative factors regarding the nature, size, and form of our involvement with the VIE. We assess whether we are the primary beneficiary of a VIE on an ongoing basis. Our involvement with consolidated and nonconsolidated VIEs in which we hold a variable interest as of December 31, 2011 and 2010 is presented below.

($ in thousands)	Consolidated involvement with VIEs		Assets of nonconsolidated VIEs, net (a)	Maximum exposure to loss in nonconsolidated VIEs (b)
December 31, 2011
On–balance sheet variable interest entities
Private-label securitizations	$939,159		$—	$—
Servicer Advance Funding	955,823		—	—
Home Equity Funding	156,423		—	—
Other	2,541		—	—
Off–balance sheet variable interest entities
Ginnie Mae securitizations	2,651,939	(c)	44,126,607	44,126,607
Private-label securitizations	140,709	(d)	4,408,206	4,408,206

Total	$4,846,594		$48,534,813	$48,534,813

December 31, 2010
On–balance sheet variable interest entities
Private-label securitizations	$1,211,055		$—	$—
Servicer Advance Funding	1,022,749		—	—
Home Equity Funding	186,368		—	—
Other	11,517		—	—
Off–balance sheet variable interest entities
Ginnie Mae securitizations	2,908,823	(c)	43,594,804	43,594,804
Private-label securitizations	183,323	(d)	5,371,282	5,371,282

Total	$5,523,835		$48,966,086	$48,966,086

(a)	Asset values represent the current UPB of outstanding consumer mortgage loans within the VIEs.
(b)	Maximum exposure to loss represents the current UPB of outstanding consumer mortgage loans based on our customary representation and warranty provisions. This measure is based on the unlikely event that all of the loans have underwriting defects or other defects that trigger a representation and warranty provision and the collateral supporting the loans are worthless. This required disclosure is not an indication of our expected loss.
(c)	Includes $377.8 million and $569.0 million classified as MSRs and $2.3 billion and $2.3 billion of mortgage loans held–for–sale that are subject to conditional repurchase options at December 31, 2011 and 2010, respectively. The corresponding liability related to conditional repurchase option loans is recorded in other liabilities.
(d)	Includes $26.5 million and $37.6 million classified as other assets, $8.4 million and $0.0 million classified as mortgage servicing rights, and $105.8 million and $145.7 million of mortgage loans held–for–sale that are subject to conditional repurchase options at December 31, 2011, and 2010, respectively. The corresponding liability related to conditional repurchase option loans is recorded in other liabilities.

Notes to Consolidated Financial Statements

Residential Capital, LLC

On–balance Sheet Variable Interest Entities

We engage in securitization and other financing transactions that do not qualify for off–balance sheet treatment. In these situations, we hold beneficial interests or other interests in the VIE, which represents a form of significant continuing economic interest. The interests held include, but are not limited to, senior or subordinate mortgage– or asset–backed securities, interest–only strips, principal–only strips, residuals, and servicing rights. Certain of these retained interests provide credit enhancement to the securitization entity as they may absorb credit losses or other cash shortfalls. Additionally, the securitization documents may require cash flows to be directed away from certain of our retained interests due to specific over–collateralization requirements, which may or may not be performance–driven. Because these securitization entities are consolidated, these retained interests and servicing rights are not recognized as separate assets on our Consolidated Balance Sheet.

We consolidate certain of these entities because we have a controlling financial interest in the VIE, primarily due to our servicing activities, and because we hold a significant variable interest in the VIE. We are the primary beneficiary of certain private-label securitization entities for which we perform servicing activities and have retained a significant variable interest in the form of a beneficial interest. In cases where we did not meet sale accounting under previous guidance, unless we have made modifications to the overall transaction, we do not meet sale accounting under current guidance as we are not permitted to revisit sale accounting guidelines under the current guidance. In cases where substantive modifications are made, we then reassess the transaction under the amended guidance based on the new circumstances.

Consolidated VIEs represent separate entities with which we are involved. The third–party investors in the obligations of consolidated VIEs have legal recourse only to the assets of the VIEs and do not have recourse to us, except for customary representation and warranty provisions or situations where we are the counterparty to certain derivative transactions involving the VIE. Cash flows from the assets are restricted only to pay such liabilities. Thus, our economic exposure to loss from outstanding third–party financing related to consolidated VIEs is significantly less than the carrying value of the consolidated VIE assets. All assets are restricted for the benefit of the beneficial interest holders. See Note 16 — Fair Value for discussion of the assets and liabilities for which the fair value option has been elected.

Off-balance Sheet Variable Interest Entities

The nature, purpose, and activities of nonconsolidated securitization entities are similar to those of our consolidated securitization entities with the primary difference being the nature and extent of our continuing involvement. The cash flows from the assets of nonconsolidated securitization entities generally are the sole source of payment on the securitization entities’ liabilities. The creditors of these securitization entities have no recourse to us with the exception of market customary representation and warranty provisions as described in Note 19 — Guarantees, Commitments and Contingencies.

Nonconsolidated VIEs include entities for which we either do not hold significant variable interests or do not provide servicing or asset management functions for the financial assets held by the securitization entity. Additionally, to qualify for off–balance sheet treatment, transfers of financial assets must meet sale accounting conditions in ASC 860. Our residential mortgage loan securitizations consist of GSE and private-label securitizations. We are not the primary beneficiary of any GSE loan securitization transaction because we do not have the power to direct the significant activities of such entities. Additionally, we do not consolidate certain private-label securitizations because we do not have a variable interest that could potentially be significant or we do not have power to direct the activities that most significantly impact the performance of the VIE.

Notes to Consolidated Financial Statements

Residential Capital, LLC

For nonconsolidated securitization entities, the transferred financial assets are removed from our balance sheet provided the conditions for sale accounting are met. The financial assets obtained from the securitization are primarily reported as cash, servicing rights, or retained interests (if applicable). As an accounting policy election, we elected fair value treatment for our MSR portfolio. Liabilities incurred as part of these securitization transactions, such as representation and warranty provisions, are recorded at fair value at the time of sale and are reported as other liabilities on our Consolidated Balance Sheet. Upon the sale of the loans, we recognize a gain or loss on sale for the difference between the assets recognized, the assets derecognized, and the liabilities recognized as part of the transaction.

The following summarizes the pretax gains and losses recognized on financial assets sold into nonconsolidated securitization and similar asset-backed financing entities.

Year ended December 31, ($ in thousands)	2011	2010	2009
Consumer mortgage — GSEs	$686,833	$718,632	$680,388

Notes to Consolidated Financial Statements

Residential Capital, LLC

The following table summarizes cash flows received from and paid to securitization entities that are accounted for as a sale and in which we have a continuing involvement with the transferred assets (e.g., servicing) that were outstanding during 2011, 2010, and 2009. This table contains information regarding cash flows received from and paid to nonconsolidated securitization entities that existed during each period.

	Consumer mortgage
Year ended December 31, ($ in thousands)	GSEs	Nonagency
2011
Cash proceeds from transfers completed during the year	$59,814,651	$—
Cash flows received on retained interests in securitization entities	—	17,132
Servicing fees	518,084	194,882
Purchases of previously transferred financial assets
Representation and warranty obligations	(143,340)	(37,386)
Other repurchases	(2,537,257)	(145,798	)(a)
Other cash flows	(6,302)	186,637

Total net cash flows	$57,645,836	$215,467

2010
Cash proceeds from transfers completed during the year	$68,821,918	$—
Cash flows received on retained interests in securitization entities	—	27,559
Servicing fees (b)	476,901	188,553
Purchases of previously transferred financial assets
Representation and warranty obligations	(388,873)	(13,343)
Other repurchases	(1,865,408)	(260,638	)(a)
Other cash flows	(25,200)	(20,165)

Total net cash flows	$67,019,338	$(78,034)

2009
Cash proceeds from transfers completed during the year	$56,250,755	$34,049
Cash flows received on retained interests in securitization entities	—	118,656
Servicing fees	420,693	272,460
Purchases of previously transferred financial assets
Representation and warranty obligations	(342,750)	(29,916)
Other repurchases	(385,442)	(821)
Other cash flows	(148,059)	(119,977)

Total net cash flows	$55,795,197	$274,451

(a)	Includes repurchases in connection with clean up call options.
(b)	We determined the amounts previously disclosed related to servicing fees for the year ended December 31, 2010, were misstated. Previously disclosed servicing fees were $733.1 million for GSEs and $203.8 million for nonagency. These amounts were corrected in the presentation above. The misstatement had no impact on our consolidated financial condition or results of operations.

Notes to Consolidated Financial Statements

Residential Capital, LLC

The following table represents on–balance sheet mortgage loans held–for–sale and consumer finance receivable and loans, off–balance sheet securitizations, and whole–loan sales where we have continuing involvement. The tables present information about delinquencies and net credit losses. See Note 6 — Servicing Activities for further detail on total serviced assets.

	Total UPB				Amount 60 days or more past due			Net credit losses (recoveries)
December 31, ($ in thousands)	2011		2010		2011		2010	2011	2010
On–balance sheet loans
Consumer mortgage held–for–sale	$4,650,917	(a)	$4,999,392	(a)	$3,049,234	(a)	$3,078,832	$30,580	$(43,446	)(b)
Consumer mortgage finance receivables and loans	2,623,763		3,203,724		422,017		448,280	131,297	214,120

Total on–balance sheet loans	7,274,680		8,203,116		3,471,251		3,527,112	161,877	170,674

Off–balance sheet securitization entities
Consumer mortgage — GSEs (c)	131,751,844		152,516,605		7,675,811		11,956,110	n/m	n/m
Consumer mortgage — nonagency	60,768,935		69,416,571		11,232,126		12,145,511	3,981,684	4,604,781

Total off–balance sheet securitization entities	192,520,779		221,933,176		18,907,937		24,101,621	3,981,684	4,604,781

Whole-loan transactions (d)	17,516,446		18,549,877		2,209,088		2,843,642	695,066	1,030,113	(b)

Total	$217,311,905		$248,686,169		$24,588,276		$30,472,375	$4,838,627	$5,805,568

n/m = not meaningful

(a)	Includes loans subject to conditional repurchase options of $2.3 billion and $2.3 billion guaranteed by Ginnie Mae, and $131.8 million and $145.7 million sold to certain nonagency mortgage securitization entities at December 31, 2011 and 2010, respectively. The corresponding liability is recorded in other liabilities.
(b)	We determined the amounts previously disclosed related to net credit losses for the year ended December 31, 2010, were misstated. Previously disclosed net credit losses were $119.3 million for on-balance sheet mortgage loans held-for-sale and $61.1 million for whole-loan transactions. These amounts were corrected in the presentation above. The misstatement had no impact on our consolidated financial condition or results of operations.
(c)	Anticipated credit losses are not meaningful due to the GSEs guarantees.
(d)	Whole-loan transactions are not part of a securitization transaction, but represent pools of consumer mortgage loans sold to investors.

Changes in Accounting for Variable Interest Entities

ASU 2009–17 became effective on January 1, 2010, and upon adoption, we consolidated certain securitization entities that were previously held off–balance sheet. On January 1, 2010, we recognized a net increase of $11.5 billion to assets and liabilities on our Consolidated Balance Sheet ($10.1 billion of the increase relates to operations classified as held–for–sale and ultimately sold).

We previously held on our Consolidated Balance Sheet certain mortgage securitization entities, which were on–balance sheet prior to the adoption of ASU 2009–17 because we did not meet the sale accounting requirements at the inception of the transactions. Specific provisions inherent in these deals, included but were not limited to, the ability of the trust to enter into a derivative contract and the inclusion of a five loan repurchase

Notes to Consolidated Financial Statements

Residential Capital, LLC

right. The existence of the ability to enter into a derivative precluded the entities from being deemed a QSPE and the existence of the five loan repurchase right precluded sale accounting treatment. These two provisions, when used in combination, were deemed substantive and precluded sale accounting. We also retained servicing and, in most cases, retained an economic interest in the entities in the form of economic residuals, subordinate bonds, and/or IO strips. During 2010, we completed the sale of 100% of our retained residuals and subordinate bonds related to certain of these on–balance sheet securitization entities. In addition, any repurchase rights associated with these structures were removed from these deals through exercise of such right. These collective actions were deemed to be substantial to warrant a recharacterization of the original transactions, and as such, they were reassessed under ASC 860, and it was concluded that the securitization entities satisfied sale accounting requirements. Furthermore, the sale of the 100% economic interests resulted in the loss of a controlling financial interest in the securitization entities and accordingly consolidation was not required. The combination of these actions resulted in the derecognition of assets previously sold to these securitization entities. Consolidated assets and consolidated liabilities of $1.2 billion and $1.2 billion, respectively, associated with this transaction were derecognized, and a gain of $51.3 million was recorded. During 2010, we completed the sale of our significant retained residuals and subordinate bonds related to certain other on-balance sheet securitization entities, which were consolidated upon adoption of ASU 2009–17 (but were not consolidated prior to the adoption of ASU 2009–17). Since we disposed of our variable interests in these securitization entities to unrelated third parties, a reassessment was required to determine whether we continued to hold a controlling financial interest. All subordinate retained economic interests in these entities were sold, and therefore, we no longer held a controlling financial interest. All assets and liabilities associated with the trust were derecognized and all retained interests in the entities, including insignificant retained senior interests and mortgage servicing rights, were recorded at their fair values at the date of deconsolidation. Consolidated assets and consolidated liabilities of $709.2 million and $707.1 million, respectively, associated with this transaction were derecognized and a gain of $1.4 million was recorded.

We continue to hold servicing rights associated with these deconsolidation transactions; however retained servicing does not preclude deconsolidation because the retained servicing we hold does not absorb a potentially significant level of variability in the securitization entities. Upon deconsolidation, $8.9 million of servicing rights and $1.3 million of retained interests associated with these transaction were recorded.

Notes to Consolidated Financial Statements

Residential Capital, LLC

6. Servicing Activities

Mortgage Servicing Rights

The following table summarizes our activity related to MSRs. Although there are no market transactions that are directly observable, management estimates fair value based on the price it believes would be received to sell the MSR asset in an orderly transaction under current market conditions.

($ in thousands)	2011	2010
Estimated fair value at January 1,	$1,991,586	$2,539,588
Additions recognized on sale of mortgage loans	54,357	184,494
Subtractions from sales of servicing assets	(401)	(550)
Changes in fair value
Due to changes in valuation inputs or assumptions used in the valuation model	(552,970)	(148,973)
Other changes in fair value	(259,465)	(576,378)
Other changes that affect the balance (a) (b)	—	(6,595)

Estimated fair value at December 31,	$1,233,107	$1,991,586

(a)	In 2010 we derecognized $18.8 million of MSRs upon initial adoption of ASU 2009–17.
(b)	In 2010 we deconsolidated certain VIEs resulting in the recognition of $8.9 million of MSRs. See Note 5 — Securitizations and Variable Interest Entities for additional information.

Changes in fair value due to changes in valuation inputs or assumptions used in the valuation models include all changes due to a revaluation by a model or by a benchmarking exercise. Other changes in fair value primarily include the accretion of the present value of the discount related to forecasted cash flows and the economic run-off of the portfolio.

The key economic assumptions and the sensitivity of the fair value of MSRs to immediate 10% and 20% adverse changes in those assumptions were as follows.

December 31, ($ in thousands)	2011	2010
Weighted average life (in years)	4.3	5.8
Weighted average prepayment speed	18.0%	12.2%
Impact on fair value of 10% adverse change	$(71,223)	$(91,142)
Impact on fair value of 20% adverse change	(135,292)	(172,307)
Weighted average discount rate	9.5%	13.2%
Impact on fair value of 10% adverse change	$(25,396)	$(43,670)
Impact on fair value of 20% adverse change	(48,913)	(85,104)

These sensitivities are hypothetical and should be considered with caution. Changes in fair value based on a 10% and 20% variation in assumptions generally cannot be extrapolated because the relationship of the change in assumptions to the change in fair value may not be linear. Also, the effect of a variation in a particular assumption on the fair value is calculated without changing any other assumption. In reality, changes in one factor may result in changes in another (e.g., increased market interest rates may result in lower prepayments and increased credit losses) that could magnify or counteract the sensitivities. Further, these sensitivities show only the change in the asset balances and do not show any expected change in the fair value of the instruments used to manage the interest rate and prepayment risks associated with these assets.

Notes to Consolidated Financial Statements

Residential Capital, LLC

Risk–mitigation Activities

The primary economic risk related to our MSR is interest rate risk and the resulting impact on prepayment speeds. A significant decline in interest rates could lead to higher than expected prepayments that could reduce the value of the MSRs. We economically hedge the impact of this risk with both derivative and nonderivative financial instruments. These instruments include interest rate swaps, caps and floors, options to purchase these items, futures and forward contracts, constant monthly maturity (index trades), synthetic interest only and principal only securities and/or to–be–announced (TBAs) securities. The net fair value of derivative financial instruments used to mitigate this risk amounted to $(199.8) million, and $(207.6) million at December 31, 2011, and 2010, respectively. See Note 17 — Derivative Instruments and Hedging Activities for additional information.

The components of servicing valuation and hedge activities, net, were as follows.

Year ended December 31, ($ in thousands)	2011	2010	2009
Change in estimated fair value of mortgage servicing rights	$(812,435)	$(725,351)	$(246,225)
Change in fair value of derivative financial instruments	456,720	947,922	(516,169)

Servicing valuation and hedge activities, net	$(355,715)	$222,571	$(762,394)

Mortgage Servicing Fees

The components of servicing fees were as follows.

Year ended December 31, ($ in thousands)	2011	2010	2009
Contractual servicing fees (net of guarantee fees and including sub servicing)	$637,938	$724,776	$829,284
Late fees	55,822	69,822	69,332
Ancillary fees	145,412	176,847	159,566

Total	$839,172	$971,445	$1,058,182

Mortgage Servicer Advances

In connection with our primary servicing activities (i.e., servicing of mortgage loans), we make certain payments for property taxes and insurance premiums, default and property maintenance payments, as well as advances of principal and interest payments before collecting them from individual borrowers. Servicer advances, including contractual interest are priority cash flows in the event of a loan principal reduction or foreclosure and ultimate liquidation of the real estate–owned property, thus making their collection reasonably assured. These servicer advances are included in accounts receivable and totaled $1.8 billion and $1.8 billion at December 31, 2011 and 2010, respectively. We maintain an allowance for uncollectible primary servicer advances, which totaled $42.5 million and $25.0 million at December 31, 2011 and 2010, respectively. Our potential advance obligation is influenced by a borrower’s performance and credit quality. Additionally, we have fiduciary responsibility for mortgage escrow and custodial funds of approximately $4.4 billion and $4.2 billion at December 31, 2011 and 2010, respectively. These amounts are segregated in custodial bank accounts, which are not included on our Consolidated Balance Sheet.

We advance funds for various activities related to the foreclosure process principally related to attorney fees and costs, appraisals, escrow, insurance and property preservation, in the event we, or the investor, determine

Notes to Consolidated Financial Statements

Residential Capital, LLC

foreclosure is the most appropriate loss mitigation strategy. In the current environment, many states and local jurisdictions are requiring us to alter our processes in connection with foreclosures and in some circumstances this can result in restarting the foreclosure process entirely or repeating certain of the required steps (foreclosure restarts). To the extent we restart the process, in whole or in part, we will not be reimbursed for advances in connection with the original activities. The circumstances and extent of any foreclosure restart are specific and unique to each state and/or local jurisdiction. During the year ended December 31, 2011, we recognized losses of $22.1 million in connection with foreclosure restarts. These losses are recorded in other noninterest expense, net. At December 31, 2011, we had an allowance for uncollectible advances in connection with estimated foreclosure restarts of $9.9 million.

At December 31, 2011, we had an allowance for uncollectible primary servicer advances of $7.5 million related to expected loan modification activities in connection with our February 9, 2012 settlement agreement. See Note — 19 Guarantees, Commitments and Contingencies for additional information. To the extent amounts had been advanced for loans that are expected to be modified in connection with the settlement, these amounts will not be collected. The amount of this allowance is management’s best estimate given the anticipated modification activity.

When we act as a subservicer of mortgage loans we perform the responsibilities of a primary servicer but do not own the corresponding primary servicing rights. We receive a fee from the primary servicer for such services. As the subservicer, we would have the same responsibilities of a primary servicer in that we would make certain payments of property taxes and insurance premiums, default and property maintenance, as well as advances of principal and interest payments before collecting them from individual borrowers. As of December 31, 2011 and 2010, outstanding servicer advances related to subserviced loans were $124.9 million and $140.0 million, and we had a reserve for uncollectible subservicer advances of $1.1 million and $0.5 million, respectively.

In many cases where we act as master servicer we also act as primary servicer. In connection with our master servicing activities, we service the mortgage–backed and mortgage–related asset–backed securities and whole–loan packages sold to investors. As the master servicer, we collect mortgage loan payments from primary servicers and distribute those funds to investors in mortgage–backed and asset–backed securities and whole–loan packages. As the master servicer, we are required to advance scheduled payments to the securitization trust or whole–loan investors. To the extent the primary servicer does not advance the payments, we are responsible for advancing the payment to the trust or whole–loan investors. Master servicer advances, including contractual interest, are priority cash flows in the event of a default, thus making their collection reasonably assured. In most cases, we are required to advance these payments to the point of liquidation of the loan or reimbursement of the trust or whole–loan investors. We had outstanding master servicer advances of $158.2 million and $90.4 million as of December 31, 2011 and 2010, respectively. We had no reserve for uncollectible master servicer advances at December 31, 2011 or 2010.

Notes to Consolidated Financial Statements

Residential Capital, LLC

Serviced Mortgage Assets

In many cases, we act as both the primary and master servicer. However, in certain cases, we also service loans that have been purchased and subsequently sold through a securitization trust or whole–loan sale whereby the originator retained the primary servicing rights and we retained the master servicing rights.

The unpaid principal balance of total serviced mortgage assets was as follows.

December 31, ($ in millions)	2011	2010 (d)
On–balance sheet mortgage loans (a)
Held–for–sale and investment	$6,828	$8,310
Off–balance sheet mortgage loans
Loans held by third–party investors
Consumer mortgage private-label	50,886	59,463
Consumer mortgage agency	131,635	152,374
Consumer mortgage whole-loan portfolios	15,104	17,888
Purchased servicing rights (b)	3,247	3,946

Total primary serviced mortgage loans	207,700	241,981
Subserviced mortgage loans (c)	169,531	136,812

Master servicing only mortgage loans	8,557	10,548

Total serviced mortgage loans	$385,788	$389,341

(a)	Includes on–balance sheet securitization consumer finance receivables and loans. See Note 4 — Finance Receivables and Loans, net, for additional information.
(b)	There is no recourse to us outside of customary contractual provisions relating to the execution of the services we provide.
(c)	Includes loans where we act as a subservicer under contractual agreements with the primary servicer. As subservicer, there is no recourse to us outside of customary contractual provisions relating to the execution of the services we provide, except for loans subserviced on behalf of Ally Bank. See Note 20 — Related Party Transactions for additional information.
(d)	We have reclassified conditional repurchase option loans of $2.3 billion from off–balance sheet mortgage loans to on–balance sheet mortgage loans and $364.0 million of foreign mortgage loans from subserviced mortgage loans to primary serviced mortgage loans. These corrections had no impact on the total serviced mortgage loans.

Notes to Consolidated Financial Statements

Residential Capital, LLC

The following table sets forth information concerning the delinquency experience in our domestic consumer mortgage loan primary servicing portfolio, including pending foreclosures.

	December 31, 2011		December 31, 2010
($ in millions)	Number of loans	Unpaid principal balance	Number of loans (a)	Unpaid principal balance (a)
Total U.S. mortgage loans primary serviced	1,587,113	$207,380	1,802,172	$241,391

Period of delinquency
30 to 59 days	67,239	$9,289	75,324	10,488
60 to 89 days	25,138	3,695	29,106	4,303
90 days or more	27,570	4,467	28,079	4,413
Foreclosures pending	68,166	13,018	76,582	14,934
Bankruptcies	34,956	4,869	35,889	4,809

Total delinquent loans	223,069	$35,338	244,980	$38,947

Percent of U.S. mortgage loans primary serviced	14.1%	17.0%	13.6%	16.1%

(a)	We have reclassified resolved bankruptcies, previously reported in Bankruptcies, to their corresponding delinquency status at December 31, 2010. This classification is consistent with the December 31, 2011 presentation.

Certain of our subsidiaries which conduct our primary and master servicing activities are required to maintain certain servicer ratings in accordance with master agreements entered into with a GSE. At December 31, 2011, we are in compliance with the servicer rating requirements of the master agreements.

We are also required to maintain consolidated tangible net worth, as defined, of $250.0 million, under our agreements with a GSE. In the event of default, the GSE could require posting collateral in an amount based on repurchase demands outstanding plus recourse obligations; termination or suspension of our selling and servicing contract; require additional or more frequent financial and operational reporting; limit early funding programs or trading desk transactions; accelerate rebuttal time periods for outstanding repurchase demands; or take other actions permitted by law. Should we or our subsidiaries fail to remain in compliance with these requirements and as a result should our mortgage selling and servicing contract be terminated, cross default provisions within certain credit and bilateral facilities could be triggered. Our consolidated tangible net worth at December 31, 2011, was $92.4 million, in breach of our contractual covenant. We received a letter of acknowledgment from the GSE indicating they would take no immediate action in connection with the breach. We are in compliance with the contractual covenant as of March 28, 2012, the date of issuance of these Consolidated Financial Statements.

At December 31, 2011, domestic insured private-label securitizations with an unpaid principal balance of $6.0 billion contain provisions entitling the monoline or other provider of contractual credit support (surety providers) to declare a servicer default and terminate the servicer upon the failure of the loans to meet certain portfolio delinquency and/or cumulative loss thresholds. Securitizations with an unpaid principal balance of $5.4 billion had breached a delinquency and/or cumulative loss threshold. While we continue to service these loans and receive service fee income with respect to these securitizations, the value of the related MSR is zero at December 31, 2011. Securitizations with an unpaid principal balance of $607.3 million have not yet breached a delinquency or cumulative loss threshold. The value of the related MSR is $2.8 million at December 31, 2011.

Notes to Consolidated Financial Statements

Residential Capital, LLC

7. Accounts Receivable, Net

December 31, ($ in thousands)	2011	2010
Servicer advances, net (a)	$2,045,446	$2,026,128
Loan insurance guarantee receivable, net (b)	745,396	392,384
Due from brokers for derivative trades	94,024	9,749
Servicing fees receivable	87,208	110,195
Accrued interest receivable	37,962	48,315
Other	41,712	53,288

Total accounts receivable, net	$3,051,748	$2,640,059

(a)	The allowance for uncollectible servicer advances was $43.7 million and $25.5 million at December 31, 2011 and 2010, respectively.
(b)	Represents mortgage loans in foreclosure for which a guarantee from Ginnie Mae exists, net of a reserve for uncollectible guaranteed receivables of $21.8 million and $15.1 million at December 31, 2011 and 2010, respectively.

8. Other Assets

December 31, ($ in thousands)	2011	2010
Property and equipment at cost	$252,890	$366,312
Accumulated depreciation and amortization	(207,645)	(325,602)

Net property and equipment	45,245	40,710
Fair value of derivative contracts in receivable position	4,877,197	3,298,622
Collateral placed with derivative counterparties	1,095,287	1,244,398
Restricted cash (a)	448,819	609,594
Foreclosed assets	71,485	132,655
Trading securities	33,303	46,914
Interests retained in financial asset sales	23,102	20,588
Income taxes receivable	5,111	—
Available for sale securities	—	27,670
Other	28,603	64,050

Total other assets	$6,628,152	$5,485,201

(a)	At December 31, 2011, $93.8 million for a GSE collateral account, $126.1 million related to a cash reserve account for our reinsurance business, $3.9 million for appeals bond for legal proceedings, $112.0 million related to collateral posted with Ally Bank, and $76.1 million related to funds collected, but not yet distributed to a third–party. At December 31, 2010, restricted cash included $91.7 million for a GSE collateral account, $177.8 million related to a cash reserve account for our reinsurance business, $127.5 million for appeals bond for legal proceedings, $110.9 million related to collateral posted with Ally Bank, and $72.7 million related to funds collected, but not yet distributed to a third–party.

Notes to Consolidated Financial Statements

Residential Capital, LLC

9. Borrowings

Borrowings were as follows.

	Weighted average end of period interest rates		December 31,
	December 31,		2011			2010
($ in thousands)	2011	2010	Unsecured	Secured	Total	Unsecured	Secured	Total
2011
Short-term borrowings
Borrowings from parent	3.0%	3.0%	$—	$183,595	$183,595	$—	$681,000	$681,000
Borrowings from affiliate	5.1%	—%	—	250,000	250,000	—	—	—

Other short-term borrowings	6.3%	4.5%	—	323,000	323,000	13,363	955,811	969,174

Total short-term borrowings	5.0%	3.9%	—	756,595	756,595	13,363	1,636,811	1,650,174

Long-term borrowings
Borrowings from parent	3.0%	3.0%	—	755,769	755,769	—	845,775	845,775
Collateralized borrowings in securitization trusts (a)	4.7%	5.0%	—	830,318	830,318	—	1,057,287	1,057,287

Other long-term borrowings	8.0%	8.3%	1,096,789	3,285,615	4,382,404	1,342,167	3,153,113	4,495,280

Total long-term borrowings	6.9%	7.1%	1,096,789	4,871,702	5,968,491	1,342,167	5,056,175	6,398,342

Total borrowings	6.7%	6.4%	$1,096,789	$5,628,297	$6,725,086	$1,355,530	$6,692,986	$8,048,516

(a)	Collateralized borrowings with an outstanding balance of $2.6 billion and $3.0 billion were recorded at fair value of $829.9 million and $972.1 million as of December 31, 2011 and 2010, respectively. See Note 16 — Fair Value for additional information.

Notes to Consolidated Financial Statements

Residential Capital, LLC

The following table summarizes the maturity profile of our borrowings by type. Amounts represent the scheduled maturity of debt, assuming no early redemptions occur. For sources of borrowings without a stated maturity date (as is the case with uncommitted agreements), the maturities are assumed to occur within 2012.

December 31, 2011 ($ in millions)	2012	2013	2014	2015	2016	2017 and thereafter	Total
Secured borrowings
Borrowings from parent	$939.4	$—	$—	$—	$—	$—	$939.4
Borrowings from affiliate	250.0	—	—	—	—	—	250.0
Collateralized borrowings in securitization trusts (a)	—	—	—	—	—	830.3	830.3
Other secured borrowings	428.3	853.7	752.7	719.3	—	854.6	3,608.6

Total secured borrowings	1,617.7	853.7	752.7	719.3	—	1,684.9	5,628.3
Unsecured borrowings	337.7	537.1	107.6	114.4	—	—	1,096.8

Total borrowings	$1,955.4	$1,390.8	$860.3	$833.7	$—	$1,684.9	$6,725.1

(a)	The principal on the debt securities is paid using cash flows from underlying collateral (mortgage loans). Accordingly, the timing of the principal payments on these debt securities is dependent on the payments received, and as such, we elected to represent the full term of the securities in the 2017 and thereafter time frame.

The most restrictive financial covenants in our credit facilities require us to maintain consolidated tangible net worth of $250.0 million as of the end of each month, consolidated liquidity of $250.0 million daily, and unrestricted liquidity of $250.0 million daily. For these purposes, consolidated tangible net worth is defined as our consolidated equity excluding intangible assets. Unrestricted liquidity is defined as certain unrestricted and unencumbered cash balances in U.S. dollars and cash equivalents on a consolidated basis. We view unrestricted liquidity as cash readily available to cover operating demands across our business operations. These financial covenants are included in certain of our bilateral facilities. Should we fail to remain in compliance with these requirements, remedies include but are not limited to, at the option of the facility provider, termination of further funding, acceleration of outstanding obligations, rights to realize against the assets securing or otherwise supporting the facility, and other legal remedies. Our liquidity providers can waive their contractual rights in the event of a default.

We are required to maintain consolidated tangible net worth, as defined, of $250.0 million, under our agreements with a GSE. In the event of default, the GSE could require posting collateral in an amount based on repurchase demands outstanding plus recourse obligations; termination or suspension of our selling and servicing contract; require additional or more frequent financial and operational reporting; limit early funding programs or trading desk transactions; accelerate rebuttal time periods for outstanding repurchase demands; or take other actions permitted by law. We and certain of our subsidiaries are also required to maintain certain servicer ratings. Should we or our subsidiaries fail to remain in compliance with these requirements and as a result should our mortgage selling and servicing contract be terminated, cross default provisions within certain credit and bilateral facilities could be triggered.

As of December 31, 2011, we were in compliance with our consolidated and unrestricted liquidity requirements and required servicer ratings.

At December 31, 2011, our consolidated tangible net worth, as defined, was $92.4 million, a breach of our covenants. On January 30, 2012, we received capital support from Ally Inc. of $196.5 million through forgiveness of debt. We received waivers in connection with this breach from each of our credit providers,

Notes to Consolidated Financial Statements

Residential Capital, LLC

including Ally Inc. and BMMZ (see Note 20 — Related Party Transactions), and an acknowledgment letter from the GSE indicating they would take no immediate action as a result of the breach. We are in compliance with the provisions of such waivers and acknowledgments. We are in compliance with all of our financial covenants at March 28, 2012, the date of issuance of these Consolidated Financial Statements.

The following table summarizes the outstanding, unused, and total capacity of our funding facilities at December 31, 2011. We use both committed and uncommitted credit facilities. The financial institutions providing the uncommitted facilities are not legally obligated to advance funds under them.

December 31, 2011 ($ in thousands)	Outstanding	Unused capacity	Total capacity
Facilities with parent
Ally Inc. Senior Secured Credit Facility	$755,769	$—	$755,769
Ally Inc. LOC	183,595	1,416,405	1,600,000

Total facilities with parent	939,364	1,416,405	2,355,769
Facilities with affiliate
Secured financing agreement - BMMZ	250,000	—	250,000
Secured funding facilities - committed
Secured financing agreement	—	250,000	250,000
Mortgage servicing rights facility	323,000	177,000	500,000
Servicer advance funding facilities	780,385	144,615	925,000
Home equity funding facility	135,800	—	135,800
Other funding facilities	—	11,000	11,000

Total committed	1,489,185	582,615	2,071,800
Secured funding facilities - uncommitted
Mortgage servicing rights facility	—	50,000	50,000

Total uncommitted	—	50,000	50,000

Total secured funding facilities	1,489,185	632,615	2,121,800

Total funding facilities	$2,428,549	$2,049,020	$4,477,569

Facilities with Parent and Affiliates

Ally Inc. Senior Secured Credit Facility

The Ally Inc. Senior Secured Credit Facility matures on April 13, 2012. The borrowers, RFC and GMAC Mortgage (collectively, the Borrowers), no longer have the ability to request revolving loans under the facility. The facility is secured by certain domestic whole loans, accounts receivable, notes receivable, securities, and equity investments of the Borrowers. The facility contains limitations on the use of proceeds from sales of pledged collateral with any such proceeds required to be paid to Ally Inc. to reduce the balance outstanding.

Ally Inc. LOC

The Ally Inc. Line of Credit (LOC) matures on April 13, 2012. The maximum capacity of the LOC is $1.6 billion, comprised of $1.1 billion of secured capacity and $500.0 million of unsecured capacity. GMAC Mortgage and RFC (collectively, the Borrowers) are borrowers under this facility. Certain domestic whole loans, accounts receivable, notes receivable, mortgage servicing rights, securities, and equity investments of the Borrowers secure draws under the secured portion of the LOC, which are available to the extent there is

Notes to Consolidated Financial Statements

Residential Capital, LLC

sufficient collateral securing the draw. Draws on the unsecured portion of the LOC are available only after the secured portion has been fully utilized. Draws under the LOC are available only if certain unrestricted and unencumbered balances in U.S. dollars and cash equivalents of us and our subsidiaries are less than $300.0 million. The available amount and the borrowing base of the LOC will both be reduced by the amount of any collateral posted or delivered by Ally IM to the Borrowers or us pursuant to certain derivative transaction agreements with Ally IM. The obligations under the LOC and the Ally IM Derivative Agreements are cross-collateralized for the benefit of Ally Inc. On December 30, 2011, Ally Inc. forgave $109.4 million of the outstanding balance of this facility. In addition, on January 30, 2012, Ally Inc. forgave $196.5 million of the outstanding balance of this facility.

BMMZ Holdings, LLC Secured Financing Agreement

On December 21 2011, the Borrowers entered into a secured financing agreement with our affiliate BMMZ Holdings LLC (BMMZ) a wholly-owned subsidiary of Ally Inc. The initial aggregate facility amount is $250.0 million. The secured financing agreement is collateralized by domestic mortgage loan assets. The maturity date is the earlier of the maturity date of the LOC agreement or December 19, 2012.

Secured Funding Facilities

Secured Financing Agreement

Our secured financing agreement had a maximum facility amount of $250.0 million and was to mature on May 30, 2013. The secured financing agreement was collateralized by domestic mortgage loan assets. This facility was terminated on January 27, 2012.

Mortgage Servicing Rights Facility

As of December 31, 2011, we have $500.0 million of committed funding capacity and $50.0 million of uncommitted capacity through which eligible mortgage servicing rights are funded. The facility matures on March 30, 2012. On February 1, 2012, this facility was amended and the committed amount was reduced to $300.0 million and the uncommitted amount was increased to $250.0 million.

Servicer Advance Funding Facilities

As of December 31, 2011, a secured facility to fund mortgage servicer advances had total capacity of $800.0 million, consisting of term notes in the amount of $450.0 million and a variable funding note of $350.0 million. On March 13, 2012, a new variable funding note was issued with a total capacity of $800.0 million with the proceeds used to pay down the existing variable funding note and term notes on March 13, and March 15, 2012, respectively. The variable funding note will begin amortizing on March 12, 2013.

A second secured facility to fund mortgage servicer advances has capacity of $125.0 million. On August 1, 2012, the scheduled revolving period will end, after which date no new advances will be funded and the 18–month repayment period will begin. Termination will occur upon the earlier of the end of the repayment period or the date the outstanding loan amount is paid in full.

Home Equity Funding Facility

As of December 31, 2011, the secured facility to fund home equity mortgage loans consisted of $135.8 million in variable funding notes due to mature on February 25, 2031.

Notes to Consolidated Financial Statements

Residential Capital, LLC

Collateralized Borrowings in Securitization Trusts

We previously sold pools of consumer mortgage loans through private-label securitization transactions. The purpose of these securitizations was to provide permanent funding and exit for these assets. Certain of these securitizations were accounted for as secured borrowings, and therefore, the debt is reflected on our Consolidated Balance Sheet.

Other Borrowings

Junior Secured Notes

As of December 31, 2011, $2.1 billion of outstanding junior secured notes maturing in May 2015. The unamortized balance of deferred concession recognized as a result of our 2008 exchange offer was $246.1 million. The deferred concession is being amortized over the life of the secured notes using the effective yield method. For the years ended December 31, 2011, 2010, and 2009, $101.1 million, $110.0 million, and $165.7 million, respectively, of deferred concession were amortized into current period earnings as a reduction of interest expense.

GMAC Mortgage, its immediate parent, GMAC Residential Holding Company, LLC (Res Holdings), RFC, its immediate parent, GMAC-RFC Holding Company, LLC (RFC Holdings), and Homecomings Financial, LLC (Homecomings), a wholly owned subsidiary of RFC, are all guarantors with respect to the junior secured notes.

Upon repayment in full of the Ally Inc. Senior Secured Credit Facility, net cash proceeds from sales of assets that were previously pledged as collateral to the Ally Inc. Senior Secured Credit Facility may be used to repurchase, optionally redeem or optionally prepay the junior secured notes. In the event net cash proceeds are not used to repurchase or optionally redeem or prepay the junior secured notes, or to reinvest in permissible collateral with a fair value substantially equivalent to the net cash proceeds (collectively, the Reinvested Proceeds), under certain circumstances, we may be required to make an offer to all holders of the junior secured notes to purchase notes in an amount equal to the excess of the net cash proceeds over the Reinvested Proceeds.

Unsecured Notes

As of December 31, 2011, senior unsecured notes include $675.1 million of U.S. dollar-denominated notes maturing between June 2012 and June 2015, $128.6 million euro denominated notes maturing in May 2012 and $164.2 million U.K. sterling-denominated notes maturing between May 2013 and July 2014. We hedge a portion of the interest rate risk associated with our fixed-rate euro and U.K. sterling notes. As of December 31, 2011, we had interest rate swap agreements in place with notional amounts of $143.6 million and $101.2 million for our euro and U.K sterling denominated notes, respectively.

Medium-term Unsecured Notes

As of December 31, 2011, medium–term unsecured notes include $128.8 million of peso-denominated notes issued by our wholly-owned subsidiary GMAC Financiera S.A de C.V. maturing in June 2012. ResCap, GMAC Mortgage, Res Holdings, RFC, RFC Holdings, and Homecomings are guarantors of the medium-term unsecured notes.

Notes to Consolidated Financial Statements

Residential Capital, LLC

Collateral for Secured Debt

The following table summarizes the carrying value of assets that are restricted, pledged, or for which a security interest has been granted as collateral for the payment of certain debt obligations.

December 31, ($ in thousands)	2011	2010
Cash and cash equivalents	$82,389	$102,825
Mortgage loans held–for–sale	1,688,037	1,940,690
Finance receivables and loans, net
Consumer	1,005,982	1,288,556
Commercial	4,226	45,016

Total finance receivables and loans, net	1,010,208	1,333,572
Mortgage servicing rights	855,343	1,422,298
Accounts receivable, net	2,404,231	2,203,855
Other assets	81,960	142,161
Total assets restricted as collateral	6,122,168	7,145,401

Related secured debt	$5,628,297	$6,692,986

A portion of the assets included in the table above represent assets of subsidiaries whose equity has been pledged to secure the Ally Inc. Senior Secured Credit Facility and the Ally Inc. LOC. At December 31, 2011, there were $3.4 million of equity interests of these subsidiaries pledged to the Ally Inc. Senior Secured Credit Facility. We have also provided a lien on certain of our consolidated assets, as specified in the Ally Inc. Senior Secured Credit Facility agreements, for the benefit of the Ally Inc. Senior Secured Credit Facility and the Junior Secured Notes. Included in the table above is $2.0 billion and $2.2 billion at December 31, 2011 and 2010, respectively, of collateral pledged that can be re–hypothecated or re–pledged by the secured party.

The following table summarizes the carrying value of assets pledged and the amount of related debt outstanding by our secured borrowing types.

	2011		2010
December 31, ($ in thousands)	Total assets restricted as collateral	Related secured debt	Total assets restricted as collateral	Related secured debt
Borrowings from parent and affiliate
Ally Inc. Senior Secured Credit Facility	$1,340,954	$755,769	$1,521,660	$845,775
Ally Inc. LOC	1,582,033	183,595	1,507,387	681,000
Borrowings from affiliate	401,118	250,000	—	—
Collateralized borrowings in securitization trusts	918,232	830,318	1,200,201	1,057,288
Other secured borrowings
Junior Secured Notes (a)	—	2,366,600	—	2,467,714
Secured financing agreements	—	—	549,812	195,322
Mortgage servicing rights facility	634,345	323,000	1,054,796	500,000
Servicer advance funding facilities	1,086,011	780,385	1,118,357	768,489
Home equity funding facility	153,191	135,800	181,671	177,398
Other secured facility	6,284	2,830	11,517	—

Total	$6,122,168	$5,628,297	$7,145,401	$6,692,986

(a)	The Junior Secured Notes are secured by the same collateral that secures the Ally Inc. Senior Secured Credit facility.

Notes to Consolidated Financial Statements

Residential Capital, LLC

10. Other Liabilities

December 31, ($ in thousands)	2011	2010
Fair value of derivative instruments	$5,113,531	$3,259,749
Liability for option to repurchase assets (a)	2,386,734	2,499,857
Liability for representation and warranty obligations	824,776	830,021
Collateral received from derivative counterparties	656,109	587,120
Accounts payable	360,726	248,416
Mortgage foreclosure settlement	204,000	—
Reserve for legal proceedings	94,516	112,737
Reserve for insurance losses	91,615	162,564
Employee compensation and benefits	87,542	60,509
Interest payable	62,225	69,795
Liability for assets sold with recourse	32,156	40,249
Ally Inc. management fee (b)	31,020	23,986
Payable to Ally Bank	21,001	—
Restructuring reserve	4,342	7,494
Income taxes	—	8,876
Other	25,733	26,112

Total other liabilities	$9,996,026	$7,937,485

(a)	We recognize a liability for the conditional repurchase option on certain assets held by off-balance sheet securitization trusts. The corresponding asset is recorded in mortgage loans held for sale. See Note 3 — Mortgage Loans Held–for–Sale and Note 5 — Securitizations and Variable Interest Entities for additional information.
(b)	Includes costs for personnel, information technology, communications, corporate marketing, procurement, and services related to facilities incurred by Ally Inc. and allocated to us. See Note 20 — Related Party Transactions for additional information.

11. Other Revenue, net

Year ended December 31, ($ in thousands)	2011	2010	2009
Change due to fair value option elections
Consumer mortgage finance receivables and loans, net	$207,804	$1,381,950	$432,734
Collateralized borrowings	(271,799)	(1,588,233)	(647,733)
Loan broker fee from Ally Bank	55,622	64,543	78,089
Insurance income	21,540	35,462	54,599
Trading securities income	1,639	10,640	(88,089)
(Loss) gain on interests retained in financial assets sales	(5,182)	3,811	(6,878)
Loss on sale of servicer advance receivables to Ally Inc.	—	—	(5,679)
Other	4,914	33,680	26,612

Total other revenue, net	$14,538	($58,147)	($156,345)

Notes to Consolidated Financial Statements

Residential Capital, LLC

12. Other Noninterest Expense, net

Year ended December 31, ($ in thousands)	2011	2010	2009
Loan administration fees	$70,246	$71,496	$89,686
Legal fees	68,976	29,089	61,046
Ally Inc. management fees (a)	67,672	93,263	284,567
Insurance losses	31,388	36,113	166,962
Equipment and supplies	30,582	32,057	50,251
Restructuring expense (reversals)	3,048	17,527	(3,850)
Real estate owned expense	2,569	30,420	62,047
Other	77,711	79,679	38,389

Total other noninterest expense, net	$352,192	$389,644	$749,097

(a)	Includes allocated costs for personnel, information technology, communication, corporate marketing, procurement, and services related to facilities incurred by Ally Inc. and allocated to us. See Note 20 — Related Party Transactions for additional information.

13. Other Comprehensive Income

The following table summarizes our activity related to the components of other comprehensive income.

($ in thousands)	Unrealized gain (loss) on available for sale securities (a)	Foreign currency translation adjustment (b)	Unrealized gain (loss) on cash flow hedges (c)	Defined benefit pension plans over (under) funded (d)	Accumulated other comprehensive income (loss)
Balance at January 1, 2009	$243	$53,876	$468	$(84,900)	$(30,313)
2009 net change	(508)	(48,239)	(468)	35,460	(13,755)

Balance, December 31, 2009	$(265)	$5,637	$—	$(49,440)	$(44,068)
2010 net change	1,607	21,728	—	(22,977)	358

Balance at December 31, 2010	$1,342	$27,365	$—	$(72,417)	$(43,710)
2011 net change	(1,342)	53	—	(16,867)	(18,156)

Balance at December 31, 2011	$—	$27,418	$—	$(89,284)	$(61,866)

(a)	Represents the after-tax difference between the fair value and amortized cost of available for sale securities.
(b)	Includes after-tax gains and losses on foreign currency translation from operations for which the functional currency is other than the U.S. dollar. There was zero tax impact to the net change amounts for the years ended December 31, 2011, 2010, and 2009, respectively.
(c)	In 2007, we discontinued our cash flow hedge program.
(d)	Includes after-tax impact of the over(under)-funded status of our defined benefit plans. See Note 15 — Employee Benefit Plans for additional information.

Notes to Consolidated Financial Statements

Residential Capital, LLC

The net changes in the following table represent the sum of net unrealized gains or losses on available for sale securities with the respective reclassification adjustments. Reclassification adjustments are amounts recognized in net income during the year due to realized gains or losses.

Year Ended December 31, ($ in thousands)	Pretax	Tax effect	Net of tax
2011
Available for sale securities
Net unrealized losses arising during the year	$(90)	$(576)	$(666)
Reclassification of net losses included in net income	(676)	—	(676)

Net unrealized losses arising during the year, net of reclassification adjustment	$(766)	$(576)	$(1,342)

2010
Available for sale securities
Net unrealized gains arising during the year	$1,031	$576	$1,607

Net unrealized gains arising during the year, net of reclassification adjustment	$1,031	$576	$1,607

2009
Available for sale securities
Net unrealized gains arising during the year	$(1,818)	$524	$1,294
Net change due to sale of Ally Bank to Ally Inc.	1,210	(424)	(786)

Net unrealized losses arising during the year, net of reclassification adjustment	(608)	100	508

Cash flow hedges
Reclassification of net gains included in net income	(468)	—	(468)

Net unrealized gains arising during the year, net of reclassification adjustment	$(468)	$—	$(468)

14. Income Taxes

The following table summarizes income (loss) from continuing operations before income tax expense.

Year ended December 31, ($ in millions)	2011	2010	2009
U.S. (loss)	$(733)	$(116)	$(2,152)
Non-U.S. income (loss)	(10)	662	(31)

Income (loss) from continuing operations before income tax expense	$(743)	$546	$(2,183)

Notes to Consolidated Financial Statements

Residential Capital, LLC

The significant components of income tax expense from continuing operations were as follows.

Year ended December 31, ($ in thousands)	2011	2010	2009
Current income tax expense (benefit)
U.S. Federal	$14,362	$11,929	$3,242
Foreign	(2,560)	(2,564)	13,128
State and local	4,249	(2,446)	(1,403)

Total current expense	16,051	6,919	14,967

Deferred income tax (benefit)
U.S. Federal	—	—	(1,620)
Foreign	—	—	251
State and local	—	—	2,506

Total deferred tax (benefit)	—	—	1,137

Total income tax expense from continuing operations	$16,051	$6,919	$16,104

A reconciliation of the statutory U.S. Federal income tax rate to the effective income tax rate for continuing operations is shown in the following table.

Year ended December 31,	2011	2010	2009
Statutory U.S. Federal rate	35.0%	35.0%	35.0%
Change in tax rate resulting from
State and local income taxes, net of federal income tax benefit	3.5	2.7	3.4
Change in tax status	—	—	9.8
LLC results not subject to federal or state income taxes	—	—	(7.2)
Foreign capital loss	—	(0.2)	0.6
Effect of valuation allowance change	(39.1)	(33.9)	(43.5)
Other	(1.6)	(2.3)	1.2

Effective tax rate	(2.2)%	1.3%	(0.7)%

Consolidated tax expense does not naturally correspond with consolidated pretax income because we apply a valuation allowance to our domestic and foreign net deferred tax assets. For the year ended December 31, 2011 consolidated tax expense of $15.5 million, is largely driven by certain U.S. taxes that are not eligible for offset by U.S. net operating losses.

At December 31, 2011, we had U.S. Federal and state net operating loss carryforwards and capital loss carryforwards of $844.2 million and $1.4 billion, respectively. The federal net operating loss carryforwards expire in the years 2029–2031. The capital loss carryforwards expire in the years 2014–2016. The corresponding expiration periods for the state operating and capital loss carryforwards are 2014–2031 and 2014–2016, respectively.

At December 31, 2011, we had foreign net operating loss carryforwards of $143.9 million. The foreign net operating loss carryforwards in the U.K. of $65.2 million have an indefinite carryforward period with the remaining net operating loss carryforward of $78.7 million expiring in the years 2012–2031.

At December 31, 2011, and 2010, a valuation allowance has been established against the deferred tax asset to the extent it exceeds the deferred tax liability. A valuation allowance has been established because we have

Notes to Consolidated Financial Statements

Residential Capital, LLC

determined that it is more likely than not that all such tax assets will not be realized. The change in the valuation allowance is primarily the result of pretax net operating losses.

The significant components of deferred tax assets and liabilities were as follows.

December 31, ($ in thousands)	2011	2010
Deferred tax assets
Tax loss carryforwards	$854,485	$719,455
Provision for loan losses	348,338	303,193
Debt transactions	251,886	341,773
State and local taxes	134,670	121,285
MSRs	94,627	—
Mark–to–market on finance receivables and loans	83,709	109,820
Basis difference in subsidiaries	62,192	60,826
Accruals not currently deductible	49,651	36,856
Pension	31,282	25,379
Other	4,978	3,714

Gross deferred tax assets	1,915,818	1,722,301
Valuation allowance	(1,651,489)	(1,337,285)

Net deferred tax assets	264,329	385,016
Deferred tax liabilities
Unrealized gains on securities	223,235	282,828
Sales of finance receivables and loans	41,094	48,455
MSRs	—	53,733

Gross deferred tax liabilities	264,329	385,016

Net deferred tax assets (liabilities)	$—	$—

At December 31, 2011, there were no indefinitely reinvested earnings in foreign subsidiaries.

Tax benefits related to positions considered uncertain are recognized only if, based upon the technical merits of the issue, it is more likely than not that we will sustain the position and then at the largest amount that is greater than 50% likely to be realized upon ultimate settlement.

The following table reconciles the beginning and ending amount of unrecognized tax benefits.

($ in thousands)	2011	2010	2009
Balance at January 1,	$3,936	$3,482	$7,403
Additions for tax positions of prior years	3,304	1,889	—
Reductions for tax positions of prior years	—	—	(3,494)
Settlements	(889)	(16)	(129)
Expiration of statute of limitations	—	(1,419)	(298)

Balance at December 31,	$6,351	$3,936	$3,482

As of December 31, 2011, 2010, and 2009, the balance of unrecognized tax benefits that, if recognized, would affect our effective tax rate, is $6.4 million, $3.9 million, and $3.5 million, respectively.

Notes to Consolidated Financial Statements

Residential Capital, LLC

We recognize accrued interest and penalties related to uncertain income tax positions in interest expense and other noninterest expense, respectively. For the years ended December 31, 2011, 2010, and 2009, $0.7 million, $0.4 million, and $0.6 million, respectively, were accrued for interest and penalties with the cumulative accrued balances totaling $2.4 million, $2.2 million, and $1.6 million at December 31, 2011, 2010, and 2009, respectively.

We anticipate the examination of various U.S. income tax returns along with the examinations by various foreign, state, and local jurisdictions will be completed within the next twelve months. As such, it is reasonably possible that certain tax positions may be settled and the unrecognized tax benefits would decrease by approximately $1.2 million.

We file tax returns in the U.S. Federal, various states and foreign jurisdictions. For the most significant operations, at December 31, 2011, the following summarizes the oldest tax years that remain subject to examination.

Jurisdiction	Tax Year
U.S.	2007
Canada	2004
United Kingdom	2008
Mexico	2005
Netherlands	2009

15. Employee Benefit Plans

We participate in the GMAC Mortgage Group defined benefit retirement plan. Effective December 31, 2006, benefit accrual of the defined benefit retirement plan was frozen. No further benefits accrued for participants subsequent to that date and no new entrants have been permitted to enter the plan. Based on the December 31, 2011 actuarial assessment, there is no contribution expected during 2012.

We participate in Ally Inc.’s defined contribution savings plan for domestic employees meeting certain eligibility requirements. Employees may contribute a percentage of eligible compensation to the plan, not to exceed annual IRS limits. Based on certain employee eligibility and vesting requirements and eligible compensation as defined by the plan, we contribute toward employees post-retirement benefits in three ways. We contribute a 2% retirement contribution every pay period, a dollar for dollar matching contribution up to 6% each year, and an additional discretionary contribution of up to 2% based upon Ally Inc.’s performance. Funds contributed to, and earned by, the defined contribution savings plans can be withdrawn by participants only under specific conditions.

The following table summarizes information related to employee benefit plan expense from continuing operations.

Year ended December 31, ($ in thousands)	2011	2010	2009
Defined benefit retirement plan	$(4,163)	$(6,218)	$(6,567)
Defined contribution savings plan	17,058	13,117	15,337

(Revenue) Expense total	$12,895	$6,899	$8,770

Notes to Consolidated Financial Statements

Residential Capital, LLC

The following table summarizes information related to the defined benefit retirement plan.

Year ended December 31, ($ in thousands)	2011	2010
Benefit obligation	$(274,802)	$(251,489)
Fair value of plan assets	254,611	238,974

Under funded status	$(20,191)	$(12,515)

A reconciliation of the beginning and ending balances of the benefit obligation and fair value of plan assets is as follows.

($ in thousands)	Benefit obligation	Plan assets	Funded status
Balance at January 1, 2009	$220,900	$181,300	$(39,600)
Interest cost	12,824	—	(12,824)
Net actuarial gain due to assumption changes	(9,840)	—	9,840
Net actuarial gain due to plan experience	(1,813)	—	1,813
Benefit payments	(5,304)	(5,304)	—
Actual return on assets	—	44,110	44,110

Balance at December 31, 2009	$216,767	$220,106	$3,339

Interest cost	12,973	—	(12,973)
Net actuarial gain due to assumption changes	26,209	—	(26,209)
Net actuarial gain due to plan experience	1,345	—	(1,345)
Benefit payments	(5,805)	(5,805)	—
Actual return on assets	—	24,673	24,673

Balance at December 31, 2010	$251,489	$238,974	$(12,515)

Interest cost	14,317	—	(14,317)
Net actuarial gain due to assumption changes	22,914	—	(22,914)
Net actuarial loss due to plan experience	(691)	—	691
Benefit payments	(13,227)	(13,227)	—
Actual return on assets	—	28,864	28,864

Balance at December 31, 2011	$274,802	$254,611	$(20,191)

The expected long — term return on plan assets is an estimate we determine by summing the expected inflation and the expected real rate of return on stocks and bonds based on allocation percentages within the trust. As of December 31, 2011, the target allocation of assets was 55% debt securities, 38% equity securities, 4% real estate and 3% other. The weighted average assumptions used for determining the net periodic benefit cost were as follows.

Year ended December 31,	2011	2010	2009
Discount rate	5.5%	6.0%	6.0%
Expected long-term return on plan assets	8.0%	8.5%	8.5%

Notes to Consolidated Financial Statements

Residential Capital, LLC

The following table presents the scheduled benefits expected to be paid in each of the next five years and an aggregate to be paid thereafter.

Year ending December 31, ($ in thousands)	Expected payments of benefits
2012	$6,419
2013	$6,679
2014	$7,080
2015	$7,504
2016	$8,017
Five year period thereafter	$51,929

16. Fair Value

Fair Value Measurements

Fair value is defined as the exchange price that would be received to sell an asset or paid to transfer a liability (exit price) in the principal or most advantageous market in an orderly transaction between market participants at the measurement date. Fair value is based on the assumptions market participants would use when pricing an asset or liability. Additionally, entities are required to consider all aspects of nonperformance risk, including the entity’s own credit standing, when measuring the fair value of a liability.

A three–level hierarchy is used when measuring and disclosing fair value. The fair value hierarchy gives the highest priority to quoted prices available in active markets (i.e., observable inputs) and the lowest priority to data lacking transparency (i.e., unobservable inputs). An instrument’s categorization within the fair value hierarchy is based on the lowest level of significant input to its valuation. The following is a description of the three hierarchy levels.

Level 1	Inputs are quoted prices in active markets for identical assets or liabilities at the measurement date. Additionally, we must have the ability to access the active market, and the quoted prices cannot be adjusted by us.

Level 2	Inputs are other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices in active markets for similar assets or liabilities; quoted prices in inactive markets for identical or similar assets or liabilities; or inputs that are observable or can be corroborated by observable market data by correlation or other means for substantially the full term of the assets or liabilities.

Level 3	Unobservable inputs are supported by little or no market activity. The unobservable inputs represent management’s best assumptions of how market participants would price the assets or liabilities. Generally, Level 3 assets and liabilities are valued using pricing models, discounted cash flow methodologies, or similar techniques that require significant judgment or estimation.

Transfers	Transfers into or out of any hierarchy level are recognized at the end of the reporting period in which the transfer occurred. There were no significant transfers between any levels during the year ended December 31, 2011.

Notes to Consolidated Financial Statements

Residential Capital, LLC

Following are descriptions of the valuation methodologies used to measure material assets and liabilities at fair value and details of the valuation models, key inputs to those models and significant assumptions utilized.

•

Mortgage loans held–for–sale — We originate and purchase residential mortgage loans that we intend to sell to the GSEs. We also own nonagency eligible residential mortgage loans that were originated or purchased in prior years. Consumer mortgage loans we intend to sell to the GSEs are carried at fair value as a result of a fair value election. Our nonagency eligible residential mortgage loans are accounted for at the lower of cost or fair value. We elected to fair value nongovernment eligible mortgage loans held–for–sale subject to conditional repurchase options recognized on or after January 1, 2011. Only those non-fair value elected loans that are currently being carried at fair value are included within our nonrecurring fair value measurement tables. Mortgage loans held–for–sale account for 7.0% of all recurring and nonrecurring assets reported at fair value at December 31, 2011.

Mortgage loans held–for–sale are typically pooled together and sold into certain exit markets, depending upon underlying attributes of the loan, such as agency eligibility, product type, interest rate, and credit quality. Two valuation methodologies are used to determine the fair value of mortgage loans held–for–sale. The methodology used depends on the exit market as described below.

Loans valued using observable market prices for identical or similar assets (a Level 2 fair value) — Includes all agency–eligible mortgage loans carried at fair value due to fair value option election, which are valued predominantly using published forward agency prices. Also includes any domestic loans and foreign loans where recently negotiated market prices for the loan pool exist with a counterparty (which approximates fair value) or quoted market prices for similar loans are available. As of December 31, 2011, we classified 47.8% of our mortgage loans held–for–sale that are being carried at fair value on a recurring basis as Level 2.

Loans valued using internal models (a Level 3 fair value) — Includes all conditional repurchase option loans carried at fair value due to the fair value option election and all nonagency eligible residential mortgage loans that are accounted for at the lower of cost or fair value. The fair value of these residential mortgage loans are determined using internally developed valuation models because observable market prices were not available. The loans are priced on a discounted cash flow basis utilizing cash flow projections from internally developed models that utilize prepayment, default, and discount rate assumptions. To the extent available, we will utilize market observable inputs such as interest rates and market spreads. If market observable inputs are not available, we are required to utilize internal inputs, such as prepayment speeds, credit losses, and discount rates. While numerous controls exist to calibrate, corroborate, and validate the internal inputs, they require the use of judgment by us and can have a significant impact on the determination of the loan’s fair value. As of December 31, 2011, 100% of our mortgage loans held–for–sale that are currently being carried at fair value on a nonrecurring basis and 52.2% of our mortgage loans held-for-sale that are carried at fair value on a recurring basis are classified as Level 3.

•

Consumer Finance receivables and loans, net — We elected the fair value option for consumer mortgage finance receivables and loans related to certain of our on–balance sheet securitizations including those securitization trusts that were consolidated upon the adoption of ASU 2009–17. A complete description of these securitizations is provided in the On-balance sheet securitization debt section later in this Note. The remaining balance of our consumer finance receivables and loans are reported on the balance sheet at their principal amount outstanding, net of charge-offs, allowance for loan losses, and net premiums/discounts.

For the securitization trusts for which we elected fair value option, the loans are measured at fair value using a portfolio approach or an in-use premise. The values for loans held on an in-use basis may

Notes to Consolidated Financial Statements

Residential Capital, LLC

differ considerably from loans held–for–sale that can be sold in the whole-loan market. This difference arises primarily due to the liquidity of the ABS/MBS market and is evident in the fact that spreads applied to lower rated ABS/MBS are considerably wider than spreads observed on senior bond classes and in the whole-loan market. The objective in linking the fair value of these loans to the fair value of the related securitization debt is to properly account for our retained economic interest in the securitizations. As a result of reduced liquidity in the capital and secondary markets for securitized bonds, values of these consumer mortgage finance receivables and loans and the related securitized bonds are expected to be volatile. As of December 31, 2011, we classified 100% of our fair value elected consumer mortgage finance receivables and loans as Level 3. These loans account for 11.0% of all recurring and nonrecurring assets reported at fair value at December 31, 2011.

•

Mortgage servicing rights — MSRs currently do not trade in an active market with observable prices, therefore we use internally developed discounted cash flow models to estimate the fair value of MSRs. These internal valuation models estimate net cash flows based on internal operating assumptions that we believe would be used by market participants combined with market-based assumptions for loan prepayment rates, interest rates, and discount rates that management believes approximate yields required by investors in this asset. Cash flows primarily include servicing fees, float income, and late fees, in each case less estimated operating costs to service the loans. The estimated cash flows are discounted using an option-adjusted spread derived discount rate. At December 31, 2011, 100% of our MSRs are classified as Level 3 and account for 16.2% of all recurring and nonrecurring assets reported at fair value.

•

Derivative instruments — We enter into a variety of derivative financial instruments as part of our risk management strategies. Derivative assets account for 64.1% of all recurring and nonrecurring assets and derivative liabilities account for 85.6% of all recurring and nonrecurring liabilities reported at fair value at December 31, 2011.

Certain of these derivatives are exchange traded, such as Eurodollar futures. To determine the fair value of these instruments, we utilize the exchange prices for the particular derivative contract; therefore, we classified these contracts as Level 1. We classified 1.3% of the derivative assets and less than 1% of the derivative liabilities reported at fair value as Level 1 at December 31, 2011.

We also execute over–the–counter derivative contracts, such as interest rate swaps, swaptions, forwards, caps, floors and agency-to-be-announced (TBAs) securities. We utilize third–party–developed valuation models that are widely accepted in the market to value our over–the–counter derivative contracts. The specific terms of the contract and market observable inputs (such as interest rate forward curves and interpolated volatility assumptions) are used in the model. We classified 98.0% of the derivative assets and nearly 100% of the derivative liabilities reported at fair value as Level 2 at December 31, 2011.

We also hold certain derivative contracts that are structured specifically to meet a particular hedging objective. These derivative contracts often are utilized to hedge risks inherent within certain on–balance sheet securitizations. To hedge risks on particular bond classes or securitization collateral, the derivative’s notional amount is often indexed to the hedged item. As a result, we typically are required to use internally developed prepayment assumptions as an input into the model to forecast future notional amounts on these structured derivative contracts. Accordingly, we classified these derivative contracts as Level 3. These derivative contracts accounted for less than 1% of the derivative assets and less than 1% of the derivative liabilities reported at fair value at December 31, 2011.

We are counterparty to a forward flow agreement with Ally Bank, which effectively transfers the exposure to changes in fair value of specified pools of Ally Bank’s mortgage loans held–for–sale and interest rate lock commitments to us. In addition, we are counterparty to a total return swap agreement

Notes to Consolidated Financial Statements

Residential Capital, LLC

with Ally Bank that effectively transfers the total economic return of a specified portfolio of mortgage servicing rights owned by Ally Bank to us in exchange for a variable payment based on a fixed spread to LIBOR. The underlying reference assets that support the value of the swap agreements are valued using internally developed valuation assumptions; therefore the swaps are classified as Level 3. These agreements accounted for less than 1% of the derivative assets and less than 1% of the derivative liabilities reported at fair value at December 31, 2011. See Note 20 — Related Party Transactions for additional information.

We are required to consider all aspects of nonperformance risk, including our own credit standing, when measuring fair value of a liability. We reduce credit risk on the majority of our derivatives by entering into legally enforceable agreements that enable the posting and receiving of collateral associated with the fair value of our derivative positions on an ongoing basis. In the event that we do not enter into legally enforceable agreements that enable the posting and receiving of collateral, we will consider our credit risk and the credit risk of our counterparties in the valuation of derivative instruments through a credit valuation adjustment (CVA), if warranted.

•

Trading securities and interests retained in financial asset sales — Trading securities or interests retained in financial asset sales are recorded at fair value within other assets. The securities may be mortgage-backed or mortgage-related asset–backed securities (including senior and subordinated interests), interest-only, principal-only, or residual interests and may be investment grade, non-investment grade, or unrated securities. We base valuations on internally developed discounted cash flow models that use a market-based discount rate. In order to estimate cash flows, we utilize various significant assumptions, including market observable inputs such as forward interest rates, as well as internally developed inputs such as prepayment speeds, delinquency levels, and credit losses. As of December 31, 2011, we classified 98.7% of our trading securities and 100.0% of our interests retained in financial asset sales as Level 3. Trading securities and interests retained in financial asset sales account for 1% of all recurring and nonrecurring assets reported at fair value at December 31, 2011.

•

Foreclosed assets — Through the normal course of business, we may foreclose upon real estate assets to the extent borrowers default under the terms of their agreements with us. Foreclosed properties are carried at the lower of cost or fair value less costs to sell within other assets. Only those assets that are being carried at fair value less costs to sell are included in the non-recurring fair value disclosures.

Foreclosed assets that are valued based upon independent third-party appraisals less costs to sell are classified as Level 2. When third–party appraisals are not obtained, valuations are typically obtained from a third-party broker price opinion; however, depending upon the circumstances, the property list price or other sales price information may be used in lieu of a broker price opinion. We typically adjust a broker price opinion or other price source, as appropriate, in order to take into account damage and other factors that typically cause the actual liquidation value of foreclosed assets to be less than the broker price opinion or other price source. This valuation adjustment is based upon our historical experience and is necessary to ensure the valuation ascribed to these assets takes into account the unique factors and circumstances surrounding a foreclosed asset. Because we apply an internally developed adjustment to the third-party provided valuation of the foreclosed asset, these assets are classified as Level 3. As of December 31, 2011, 62.1% and 37.9% of our foreclosed assets that are being carried at fair value less costs to sell are classified as Level 2 and Level 3, respectively. Foreclosed assets account for 1% of all recurring and nonrecurring assets reported at fair value at December 31, 2011.

•

On-balance sheet securitizations — We elected the fair value option for certain consumer mortgage finance receivables and loans, and securitization debt for certain of our on-balance sheet securitizations. The objective in measuring these loans and related securitization debt at fair value is to

Notes to Consolidated Financial Statements

Residential Capital, LLC

approximate our economic exposure to the collateral securing the securitization debt. The remaining on-balance sheet securitization debt that was not fair value option–elected is reported on the balance sheet at cost, net of premiums or discounts and all issuance costs.

We value securitization debt that was fair value option–elected, as well as any trading securities or interests retained in financial asset sales, using market observable prices whenever possible. The securitization debt is principally in the form of asset-backed and mortgage-backed securities collateralized by the underlying consumer mortgage finance receivables and loans. Due to the attributes of the underlying collateral and current capital market conditions, observable prices for these instruments are typically not available in active markets. We base valuations on internally developed discounted cash flow models that use a market-based discount rate. In order to estimate cash flows, we utilize various significant assumptions, including market observable inputs such as forward interest rates, as well as internally developed inputs such as prepayment speeds, delinquency levels, and credit losses. As a result of the reliance on significant assumptions and estimates for model inputs, at December 31, 2011, 100.0% of fair value option–elected securitization debt is classified as Level 3. On-balance sheet securitization debt accounts for 13.9% of all recurring and nonrecurring liabilities reported at fair value at December 31, 2011.

•

Liability for option to repurchase assets — We elected the fair value option for the liability associated with our nongovernment–eligible mortgage loans held–for–sale subject to the conditional repurchase option recognized on or after January 1, 2011. We use an asset–based ‘in use premise’ approach to valuing this liability. The fair value of the liability will be equal to the fair value of the assets. The fair value of the assets are determined using internally developed discounted cash flow models as discussed in the Mortgage loans held–for–sale section earlier in this Note. As of December 31, 2011, 100.0% of the liability that is being carried at fair value is classified as Level 3. The liability for option to repurchase assets accounts for less than 1% of all recurring and nonrecurring liabilities reported at fair value at December 31, 2011.

Notes to Consolidated Financial Statements

Residential Capital, LLC

Recurring Fair Value

The following tables display the assets and liabilities measured at fair value on a recurring basis, including financial instruments for which we elected the fair value option. In certain cases we economically hedge the fair value change of our assets or liabilities with derivatives and other financial instruments. The table below displays the hedges separately from the hedged items and, therefore, does not directly display the impact of our risk management activities.

	Recurring fair value measurements
December 31, 2011 ($ in thousands)	Level 1	Level 2	Level 3	Total
Assets
Mortgage loans held–for–sale (a)	$—	$27,253	$29,723	$56,976
Consumer mortgage finance receivables and loans, net (a)	—	—	835,192	835,192
Mortgage servicing rights	—	—	1,233,107	1,233,107
Other assets
Fair value of derivative contracts in receivable position
Interest rate contracts	61,025	4,780,995	35,038	4,877,058
Foreign currency contracts	—	139	—	139
Trading securities
Mortgage and asset backed residential	—	434	32,869	33,303
Interests retained in financial asset sales	—	—	23,102	23,102

Total assets	$61,025	$4,808,821	$2,189,031	$7,058,877

Liabilities
Collateralized borrowings
On-balance sheet securitization debt (a)	$—	$—	$(829,940)	$(829,940)
Other liabilities
Fair value of derivative contracts in liability position
Interest rate contracts	(18,445)	(5,089,201)	(24)	(5,107,670)
Foreign currency contracts	—	(5,861)	—	(5,861)
Liability for option to repurchase assets (a)	—	—	(28,504)	(28,504)

Total liabilities	$(18,445)	$(5,095,062)	$(858,468)	$(5,971,975)

(a)	Carried at fair value due to fair value option election.

Notes to Consolidated Financial Statements

Residential Capital, LLC

	Recurring fair value measurements
December 31, 2010 ($ in thousands)	Level 1	Level 2	Level 3	Total
Assets
Mortgage loans held–for–sale (a)	$—	$17,744	$4,084	$21,828
Consumer mortgage finance receivables and loans, net (a)	—	—	1,014,703	1,014,703
Mortgage servicing rights	—	—	1,991,586	1,991,586
Other assets
Fair value of derivative contracts in receivable position
Interest rate contracts	237,174	2,882,448	178,629	3,298,251
Foreign currency contracts	—	372	—	372
Interests retained in financial asset sales	—	—	20,588	20,588
Available for sale securities
Debt securities
U.S. Treasury and federal agencies	—	2,028	—	2,028
Mortgage-backed residential	—	24,653	989	25,642
Trading securities
U.S. Treasury	2,303	—	—	2,303
Mortgage and asset-backed residential	153	330	44,128	44,611

Total assets	$239,630	$2,927,575	$3,254,707	$6,421,912

Liabilities
Collateralized borrowings
On-balance sheet securitization debt (a)	$—	$—	$(972,068)	$(972,068)
Other liabilities
Fair value of derivative contracts in liability position
Interest rate contracts	(187,135)	(2,958,792)	(109,276)	(3,255,203)
Foreign currency contracts	—	(4,546)	—	(4,546)

Total liabilities	$(187,135)	$(2,963,338)	$(1,081,344)	$(4,231,817)

(a)	Carried at fair value due to fair value option election.

Notes to Consolidated Financial Statements

Residential Capital, LLC

The following tables present the reconciliation for all Level 3 assets and liabilities measured at fair value on a recurring basis. Transfers into or out of Level 3 were recognized as of the end of the reporting period in which the transfer occurred. In certain cases we economically hedge the fair value change of our assets or liabilities with derivatives and other financial instruments. The Level 3 items presented below may be hedged by derivatives and other financial instruments that are classified as Level 1 or Level 2. Thus, the following tables do not fully reflect the impact of our risk management activities.

	Level 3 recurring fair value measurements
	January 1, 2011 Level 3 fair value	Net gains/(losses) included in earnings				Other comprehensive income (loss)						December 31, 2011 Level 3 fair value
($ in thousands)		realized gains (losses)		unrealized gains (losses)			Purchases		Sales	Issuances	Settlements
Assets
Mortgage loans held–for–sale	$4,084	$271		$(1,407)		$—	$46,520	(a)	$(1,388)	$—	$(18,357)	$29,723
Consumer mortgage finance receivables and loans, net	1,014,703	217,293	(b)	135,203	(b)	—	—		—	—	(532,007)	835,192
Mortgage servicing rights	1,991,586	(173	)(c)	(812,435	)(c)	—	—		(401)	54,357	173	1,233,107
Other assets
Fair value of derivative contracts in receivable position, net
Interest rate contracts	69,353	(377,100	)(d)	255,705	(d)	—	—		—	—	87,056	35,014
Trading securities
Mortgage– and asset–backed residential	44,128	(8,300	)(e)	13,305	(e)	—	—		—	678	(16,942)	32,869
Available for sale securities
Debt securities
Mortgage-backed residential	989	(150)		—		491	—		(1,007)	—	(323)	—
Interests retained in financial asset sales	20,588	(1,963	)(f)	(3,270	)(f)	—	—		—	—	7,747	23,102

Total assets	$3,145,431	$(170,122)		$(412,899)		$491	$46,520		$(2,796)	$55,035	$(472,653)	$2,189,007

Liabilities
Collateralized borrowings
On-balance sheet securitization debt	$(972,068)	$(187,395	)(b)	$(184,701	)(b)	$—	$—		$—	$—	$514,224	$(829,940)
Other liabilities
Liability for option to repurchase assets	—	(99)		1,890		—	(46,662	)(a)	—	—	16,367	(28,504)

Total liabilities	$(972,068)	$(187,494)		$(182,811)		$—	$(46,662)		$—	$—	$530,591	$(858,444)

(a)	Includes newly recognized fair value option elected conditional repurchase loans and the related liability. See Note 5 — Securitizations and Variable Interest Entities for additional information.
(b)	Fair value adjustment reported in other revenue, net, and related interest on loans and debt are reported in interest income and interest expense, respectively.
(c)	Fair value adjustment reported in servicing asset valuation and hedge activities, net.
(d)	See Note 17 — Derivative Instruments and Hedging Activities for location of fair value adjustments in our Consolidated Statement of Income.
(e)	Fair value adjustment reported in gain (loss) on investment securities, net. Interest accretion on these assets is reported in interest income.
(f)	Fair value adjustment reported in other revenue, net, and interest accretion on these assets is reported in interest income.

Notes to Consolidated Financial Statements

Residential Capital, LLC

	Level 3 recurring fair value measurements
	January 1, 2010 Level 3 fair value	Net gains/(losses) included in earnings				Other comprehensive income (loss)	Purchases, sales, issuances, and settlements, net (e) (f)	December 31, 2010 Level 3 fair value
($ in thousands)		realized gains (losses)		unrealized gains (losses)
Assets
Mortgage loans held–for–sale	$—	$76		$2,735		$—	$1,273	$4,084
Trading securities
Mortgage and asset backed residential	97,916	(16,490	)(a)	23,994	(a)	—	(61,292)	44,128
Consumer mortgage finance receivables and loans, net	1,303,187	713,489	(b)	1,188,999	(b)	—	(2,190,972)	1,014,703
Mortgage servicing rights	2,539,588	(626	)(c)	(725,352	)(c)	—	177,976	1,991,586
Other assets
Fair value of derivative contracts in receivable (liability) position, net
Interest rate contracts	(16,509)	455,343	(d)	(43,619	)(d)	—	(325,862)	69,353
Interests retained in financial asset sales	58,793	—		—		—	(38,205)	20,588
Available for sale securities
Debt securities
Mortgage-backed residential	5,585	6		—		(1,820)	(2,782)	989

Total assets	$3,988,560	$1,151,798		$446,757		$(1,820)	$(2,439,864)	$3,145,431

Liabilities
Collateralized borrowings
On-balance sheet securitization debt	$(1,294,076)	(493,321	)(b)	(1,387,357	)(b)	$—	$2,202,686	$(972,068)

Total liabilities	$(1,294,076)	$(493,321)		$(1,387,357)		$—	$2,202,686	$(972,068)

(a)	Fair value adjustment reported in other noninterest expense, net. Interest accretion on these assets is reported in interest income.
(b)	Fair value adjustment reported in other revenue, net, and related interest on loans and debt are reported in interest income and interest expense, respectively.
(c)	Fair value adjustment reported in servicing asset valuation and hedge activities, net.
(d)	See Note 17 — Derivative Instruments and Hedging Activities for location of fair value adjustments in our Consolidated Statement of Income.
(e)	These amounts include the removal of $34.1 million of trading securities and $18.8 million of MSRs, as well as the additions of $816.6 million of consumer mortgage finance receivables and loans, $2.4 million of derivative assets, net, and $757.0 million of collateralized borrowings upon the adoption of ASU 2009-17.
(f)	These amounts include the removal of $2.0 billion of consumer mortgage finance receivables and loans, and $1.9 billion of collateralized borrowings as well as the addition of $8.9 million of MSRs in connection with our deconsolidation activity. See Note 5 — Securitizations and Variable Interest Entities for additional information.

Notes to Consolidated Financial Statements

Residential Capital, LLC

Nonrecurring Fair Value

We may be required to measure certain assets or liabilities at fair value from time-to-time. These periodic fair value measures typically result from application of lower of cost or fair value or certain impairment measures. These items would constitute nonrecurring fair value measures. The table below presents those items which we measured at fair value on a nonrecurring basis.

December 31, ($ in thousands)	Nonrecurring fair value measures			Total estimated fair value	Lower of cost or fair value or valuation allowance	Total gains included in income from continuing operations for the year ended
	Level 1	Level 2	Level 3
2011
Mortgage loans held–for–sale (a)	$—	$—	$478,760	$478,760	$(60,233)	n/m	(e)
Commercial finance receivables and loans, net (b)	—	1,442	21,597	23,039	(14,978)	n/m	(e)
Other assets
Foreclosed assets (c)	—	27,591	16,823	44,414	(12,581)	n/m	(e)
Real estate and other investments (d)	—	—	—	—	n/m	$380	(f)

Total	$—	$29,033	$517,180	$546,213	$(87,792)	$380

2010
Mortgage loans held–for–sale (a)	$—	$—	$843,873	$843,873	$(48,440)	n/m	(e)
Commercial finance receivables and loans, net (b)	—	28,708	56,663	85,371	(23,799)	n/m	(e)
Other assets
Foreclosed assets (c)	—	38,169	26,210	64,379	(8,224)	n/m	(e)
Real estate and other investments (d)	—	4,501	250	4,751	n/m	$209	(f)

Total	$—	$71,378	$926,996	$998,374	$(80,463)	$209

n/m = not meaningful

(a)	Represents loans or pools of loans held–for–sale that are required to be measured at lower of cost or fair value. Only loans or pools of loans with fair values below cost are included in the table above. The related valuation allowance represents the cumulative adjustment to fair value of those loans and pool of loans.
(b)	Represents the portion of the commercial portfolio that has been specifically impaired. The related valuation allowance represents the cumulative adjustment to fair value of those specific commercial finance receivables and loans and represents the most relevant indicator of the impact on earnings caused by the fair value measurement. The carrying values are inclusive of the respective loan loss allowance.
(c)	The allowance provided for foreclosed assets represents any cumulative valuation adjustments recognized to adjust the assets to fair value less costs to sell.
(d)	Certain assets within the model home portfolio have been impaired and are being carried at (a) estimated fair value if the model home is under lease or (b) estimated fair value less costs to sell if the model home is being marketed for sale.
(e)	We consider the applicable valuation to be the most relevant indicator of the impact on earnings caused by the fair value measurement. Accordingly, the table above excludes total gains and losses included in earnings for these items. The carrying values are inclusive of the respective valuation.
(f)	The total loss included in earnings is the most relevant indicator of the impact on earnings caused by the fair value measurement.

Notes to Consolidated Financial Statements

Residential Capital, LLC

Fair Value Option for Financial Assets and Financial Liabilities

We have elected to value certain financial assets and liabilities at fair value consistent with our intent to mitigate a divergence between our accounting results and our retained economic exposure related to these assets and liabilities.

Financial assets and liabilities elected to be measured at fair value are as follows.

•

On-balance sheet securitizations — We elected the fair value option for certain domestic on-balance sheet securitization trusts in which we estimated that the credit reserves pertaining to securitized assets could have exceeded or already had exceeded our economic exposure. The fair value option election was made at a securitization level and thus the election was made for both the consumer mortgage finance receivable and loans and the related securitization debt. We elected the fair value option for all securitization trusts that were required to be consolidated upon the adoption of ASU 2009-17.

The fair value elected loan balances are recorded within consumer finance receivables and loans, net, unless they are repurchased from a securitization trust in which case they are recorded in mortgage loans held-for–sale. Our policy is to separately record interest income on these fair value elected loans. The fair value adjustment recorded for consumer finance receivables and loans is classified as other revenue, net, and the fair value adjustment for mortgage loans held-for-sale is classified as gain or loss on mortgage loans.

The fair value elected securitization debt balances are recorded within collateralized borrowings in securitization trusts. Our policy is to separately record interest expense on the fair value elected securitization debt, which is classified as interest expense in our Consolidated Statement of Income. The fair value adjustment recorded for this debt is classified as other revenue, net.

•

Government – and agency – eligible loans — We elected the fair value option for government– and agency–eligible consumer mortgage loans held–for–sale. This election includes government– and agency–eligible loans we fund directly to borrowers and government– and agency–eligible loans we purchase from Ally Bank. The fair value option was elected to mitigate earnings volatility by better matching the accounting for the assets with the related hedges and to maintain consistency with the fair value option election by Ally Bank given the level of affiliate loan purchase and sale activity between the entities. See Note 20 — Related Party Transactions for additional information.

The fair value option was not elected for certain government– and agency–eligible loans held–for–sale, as described below:

•

Government– and agency–eligible loans funded on or before July 31, 2009 — the fair value option election must be made at the time of funding. As such, these loans could not be fair value option–elected at a subsequent date.

•

Repurchased/Rerecognized government–and agency–eligible loans — Loans are repurchased or rerecognized due to representation and warranty or conditional repurchase options. We typically will be unable to resell these repurchased/rerecognized loans through regular channels due to characteristics of the loans. The fair value of these loans will be influenced by factors that cannot be effectively hedged by us; accordingly, we do not intend to elect the fair value option for any repurchased or rerecognized loans.

We carry fair value option–elected government– and agency–eligible loans within mortgage loans held–for–sale. Our policy is to separately record interest income on these fair value elected loans. Upfront fees and costs related to the fair value elected loans are not deferred or capitalized. The fair value adjustment recorded for these fair value option–elected loans is reported in gain or loss on

Notes to Consolidated Financial Statements

Residential Capital, LLC

mortgage loans, net. The fair value option election is irrevocable once the loan is funded even if it is subsequently determined that a particular loan cannot be sold.

•

Conditional repurchase option loans and liabilities — As of January 1, 2011, we elected the fair value option for both nongovernment eligible mortgage loans held–for–sale subject to conditional repurchase options and the related liability. The conditional repurchase option allows us to repurchase a transferred financial asset if certain events outside our control are met. The typical conditional repurchase option is a delinquent loan repurchase option that gives us the option to purchase the loan if it exceeds a prespecified delinquency level. We have complete discretion regarding when or if we will exercise these options, but generally, we would do so only when it is in our best interest. We are required to record the asset and the corresponding liability on our balance sheet when the option becomes exercisable. The fair value option election must be made at initial recording. As such, the conditional repurchase option loans and liabilities that were recorded prior to January 1, 2011, were not fair value elected.

The fair value elected conditional repurchase option loans are recorded within mortgage loans held–for–sale. The fair value adjustment is classified as other revenue, net. We do not recognize interest income on conditional repurchase option loans until the option is exercised and the loan is repurchased.

The corresponding fair value elected liability is recorded in other liabilities. The fair value adjustment recorded for this liability is classified as other revenue, net.

Notes to Consolidated Financial Statements

Residential Capital, LLC

The following table summarizes the fair value option elections and information regarding the amounts recognized in earnings for each fair value option–elected item.

	Changes included in our Consolidated Statement of Income
December 31, ($ in thousands)	Interest income (expense) (f)	Gain on mortgage loans, net		Other revenue, net	Total included in net income	Change in fair value due to credit risk (a)
2011
Assets
Mortgage loans held–for–sale (b)	$829	$759,707		$483	$761,019	($305	)(c)

Consumer mortgage finance receivables and loans, net	171,233	—		207,804	379,037	(70,372	)(d)
Liabilities
Collateralized borrowings
On-balance sheet securitizations	(95,401)	—		273,590	178,189	(24,620	)(e)
Liability for option to repurchase assets	—	—		1,792	1,792	305	(c)

Total					$1,320,037

2010
Assets
Mortgage loans held–for–sale (b)	$1,025	$905,940		$2,778	$909,743	$134	(c)
Consumer mortgage finance receivables and loans, net	519,351	—		1,379,170	1,898,521	23,248	(d)
Liabilities
Collateralized borrowings
On-balance sheet securitizations	(291,352)	—		(1,588,233)	(1,879,585)	8,156	(e)

Total					$928,679

2009
Assets
Mortgage loans held–for–sale (b)	$918	$326,390	(b)	$—	$327,308	$—	(c)
Consumer mortgage finance receivables and loans, net	508,276	—		432,734	941,010	(18,248	)(d)
Liabilities
Collateralized borrowings					—	—
On-balance sheet securitizations	(227,319)	—		(647,733)	(875,052)	229,559	(e)

Total					$393,266

(a)	Factors other than credit quality that impact the fair value include changes in market interest rates and the liquidity or marketability in the current marketplace. Lower levels of observable data points in illiquid markets generally result in wide bid/offer spreads.
(b)	Includes the gain/loss recognized on fair value option–elected government– and agency–eligible assets purchased from Ally Bank.
(c)	The credit impact for mortgage loans held–for–sale that are currently GSE eligible is currently zero because the fair value option–elected GSE loans are salable, and any unsalable assets are currently covered by a government guarantee. The credit impact for non-agency eligible loans and related liability was quantified by applying internal credit loss assumptions to cash flow models.
(d)	The credit impact for consumer mortgage finance receivables and loans was quantified by applying internal credit loss assumptions to cash flow models.
(e)	The credit impact for on-balance sheet securitization debt is assumed to be zero until our economic interests in a particular securitization is reduced to zero, at which point the losses in the underlying collateral will be expected to be passed through to third-party bondholders. Losses allocated to third-party bondholders, including changes in the amount of losses allocated, will result in fair value changes due to credit. We also monitor credit ratings and may make credit adjustments to the extent any bond classes are downgraded by rating agencies.
(f)	Interest income on consumer mortgage finance receivables and loans and mortgage loans held–for–sale is measured by multiplying the unpaid principal balance on the loans by the coupon rate and the number of days of interest due. Interest expense on the on-balance sheet securitizations is measured by multiplying the bond principal by the coupon rate and days interest due to the investor.

Notes to Consolidated Financial Statements

Residential Capital, LLC

The table below provides the fair value and the unpaid principal balance for our fair value option–elected loans and related collateralized borrowings.

	2011			2010
December 31, ($ in thousands)	Unpaid principal balance	Fair value (a)		Unpaid principal balance	Fair value (a)
Mortgage loans held–for–sale
Total loans	$84,099	$56,975		$22,398	$21,828
Nonaccrual loans	53,502	27,297		652	371
Loans 90+ days past due (b)	53,312	27,179		133	44

Consumer mortgage finance receivables and loans, net
Total loans	$2,436,218	$835,192		$2,904,720	$1,014,703
Nonaccrual loans	506,300	209,371	(c)	585,500	260,964	(c)
Loans 90+ days past due (b)	362,002	162,548	(c)	365,569	184,368	(c)
Collateralized borrowings
On-balance sheet securitizations	$(2,559,093)	$(829,940)		$(2,978,891)	$(972,068)
Other liabilities
Liability for option to repurchase assets	$(56,568)	$(28,504)		$—	$—

(a)	Excludes accrued interest receivable.
(b)	Loans 90+ days past due are also presented within the nonaccrual loans and total loans except those that are government insured and still accruing.
(c)	The fair value of consumer mortgage finance receivables and loans is calculated on a pooled basis; therefore, we allocated the fair value of nonaccrual loans and 90+ days past due to individual loans based on the unpaid principal balances.

Notes to Consolidated Financial Statements

Residential Capital, LLC

Fair Value of Financial Instruments

The following table presents the carrying and estimated fair value of assets and liabilities that are considered financial instruments. Accordingly, items that do not meet the definition of a financial instrument are excluded from the table. When possible, we use quoted market prices to determine fair value. Where quoted market prices are not available, the fair value is internally derived based on appropriate valuation methodologies with respect to the amount and timing of future cash flows and estimated discount rates. However, considerable judgment is required in interpreting market data to develop estimates of fair value, so the estimates are not necessarily indicative of the amounts that could be realized or would be paid in a current market exchange. The effect of using different market assumptions or estimation methodologies could be material to the estimated fair values. Fair value information presented herein was based on information available at December 31, 2011, and 2010,

	2011		2010
December 31, ($ in thousands)	Carrying value	Fair value	Carrying value	Fair value
Assets
Mortgage loans held–for–sale	$4,249,625	$4,365,593	$4,654,907	$4,684,640
Finance receivables and loans, net	1,032,131	978,863	1,388,208	1,303,019
Liabilities
Borrowings from Parent and Affiliate	$1,189,364	$1,189,364	$1,526,775	$1,526,775
Other borrowings	4,705,404	3,734,978	5,464,454	5,444,566

The following describes the methodologies and assumptions used to determine fair value for the respective classes of financial instruments. In addition to the valuation methods discussed below, we also followed guidelines for determining whether a market was not active and a transaction was not distressed. As such, we assumed the price that would be received in an orderly transaction (including a market–based return) and not in forced liquidation or distressed sale.

•

Mortgage loans held–for–sale — Carrying value differs from fair value as certain loans may be required to be carried at cost under lower of cost or fair value measurements (i.e. fair value is greater than cost). See discussion of valuation methods and assumptions used for mortgage loans held for sale within the Fair Value Measurement section of this Note.

•

Consumer mortgage finance receivables and loans, net — Consumer mortgage finance receivables and loans that are not securitized and fair value elected use valuation methods and assumptions similar to those used for mortgage loans held–for–sale. These valuations take into account the unique attributes of the respective mortgage loans, such as geography, delinquency status, product type, and other factors.

•

Commercial mortgage finance receivables and loans — Performing commercial mortgage finance receivables and loans are generally valued by discounting expected future cash flows using our best estimate of a market-based discount rate. The majority of our performing commercial mortgage finance receivables and loans are held short-term at variable interest rates. For those receivables held short-term, carrying value equals fair value. Non-performing commercial mortgage finance receivables and loans are generally valued using our best estimate of the ultimate recoverable value of the receivable, which is predominantly a function of underlying collateral value, and factoring in an anticipated market-based return.

•

Parent and Affiliate borrowings — Parent and affiliate borrowings have been executed to approximate arms-length terms. These borrowing arrangements generally charge floating interest rates based on an index plus a market-based spread. There are frequent negotiations and restructuring activities around

Notes to Consolidated Financial Statements

Residential Capital, LLC

these borrowing arrangements. Accordingly, the interest rates on these borrowings would be equivalent to those demanded in the market and thus carrying value approximates fair value.

•

Other borrowings — Primarily represents our secured and unsecured notes, but also includes our third-party funding facilities. Our secured and unsecured notes are valued based on market observable prices when available. Our third-party funding facilities have floating rates based on an index plus a spread. These borrowings have recently been negotiated or amended and the credit spread would be consistent with those demanded in the market. Accordingly, the interest rates on these borrowings would be at market and thus carrying value would approximate fair value.

17. Derivative Instruments and Hedging Activities

We transact interest rate and foreign currency swaps, futures, forwards, options, swaptions, and TBAs in connection with our risk management activities. Our primary objective for executing these financial instruments is to mitigate our economic exposure to future events that are outside our control. These financial instruments are utilized principally to manage market risk and cash flow volatility associated with mortgage loans held–for–sale and MSRs, including our total return and forward flow agreements with Ally Bank. See Note 20 — Related Party Transactions for additional information. We do not transact derivative instruments for reasons beyond risk management.

In addition to derivatives transacted as part of our risk management activities, we create derivative contracts as part of our ongoing operations. In particular, we frequently execute forward mortgage loan purchase and sale commitments with Ally Bank and financial institutions, respectively, principally to provide a future source of mortgage volume and dedicated exit channels.

Additionally, we enter into commitments with mortgage borrowers that require us to originate a mortgage at a stated amount and rate; these are derivative contracts if our intent is ultimately to hold the originated loan for sale. We refer to commitments to purchase mortgage loans from Ally Bank and commitments to originate mortgage loans held–for–sale, collectively, as interest rate lock commitments (IRLCs).

The following summarizes our significant asset and liability classes, the risk exposures for these classes, and our risk management activities utilized to mitigate certain of these risks. The discussion includes both derivative and nonderivative financial instruments utilized as part of these risk management activities.

Interest Rate Sensitive Assets/Liabilities

•

Mortgage loan commitments and loans held–for–sale — We are exposed to interest rate risk from the time an IRLC is made, either directly or indirectly through the forward flow agreement with Ally Bank, until the time the mortgage loan is sold. Changes in interest rates impact the market price for the mortgage loan; as market interest rates decline, the value of existing IRLCs and mortgage loans held–for–sale increase and vice versa. The primary objective of our risk management activities related to IRLCs and mortgage loans held–for–sale is to eliminate or reduce any interest rate risk associated with these assets.

We enter into forward sale contracts of mortgage-backed securities, primarily agency TBAs, as our primary strategy to mitigate this risk. These contracts are typically entered into at the time the interest rate lock commitment is made. The value of the forward sales contracts moves in the opposite direction of the value of our IRLCs and mortgage loans held–for–sale. We may also use other derivatives, such as options, and futures, to economically hedge certain portions of the portfolio. Nonderivative instruments, such as short positions on U.S. Treasuries, may also be used to

Notes to Consolidated Financial Statements

Residential Capital, LLC

economically hedge the portfolio. We monitor and actively manage our risk on a daily basis; therefore trading volume can be significant.

We do not apply hedge accounting to our derivative portfolio held to economically hedge our IRLCs and mortgage loans held–for–sale. Included in the derivatives on IRLCs and mortgage loans held–for–sale is the forward flow agreement with Ally Bank having a fair value of $16.4 million and an outstanding notional of $9.8 billion at December 31, 2011. Under the terms of the forward flow agreement, Ally Bank transfers the exposure to changes in fair value of specified pools of assets, in this case IRLCs and mortgage loans held–for–sale, to us. See Note 20 — Related Party Transactions for additional information.

•

Mortgage servicing rights and other retained interests — Our MSRs and retained interests are generally subject to loss in value when mortgage rates decline. Declining mortgage rates generally result in an increase in refinancing activity, which increases prepayments and results in a decline in the value of MSRs and other retained interests. To mitigate the impact of this risk, we maintain a portfolio of financial instruments, primarily derivatives, which increase in value when interest rates decline. The primary objective is to minimize the overall risk of loss in the value of MSRs and other retained interests due to the change in fair value caused by interest rate changes and their interrelated impact to prepayments.

We use a variety of derivative instruments to manage the interest rate risk related to MSRs and other retained interests. These include, but are not limited to, interest rate futures, call or put options on U.S. Treasuries, swaptions, mortgage-backed securities (MBS) futures, U.S. Treasury futures, interest rate swaps, interest rate floors and caps. While we do not currently utilize nonderivative instruments (i.e., U.S. Treasuries) to hedge this portfolio, we have utilized them in the past and may utilize them again in the future. We monitor and actively manage our risk on a daily basis, and therefore trading volume can be significant.

Included in the derivatives hedging MSRs and retained interests is a total return swap with Ally Bank having a fair value of $17.7 million at December 31, 2011. Under the terms of the total return swap, Ally Bank transfers the total economic return of a specified portfolio of mortgage servicing rights owned by Ally Bank to us in exchange for a variable payment based on a fixed spread to LIBOR. See Note 20 — Related Party Transactions for additional information.

•

Debt — We monitor our mix of fixed and floating rate debt in relation to the rate profile of our assets. When it is cost effective to do so, we may enter into interest rate swaps to manage the interest rate composition of our debt portfolio. Typically, the significant terms of the interest rate swaps match the terms of the underlying debt resulting in an effective conversion of the rate of the related debt.

We hold interest rate swaps or interest rate caps in certain of our consolidated variable interest entities. These swaps or caps were generally required to meet certain rating agency requirements or were required by the facility lender/provider. The interest rate swaps and/or caps are generally entered into when the debt is issued; accordingly, trading volume on this particular derivative portfolio is minimal. Additionally, effective January 1, 2010, the derivatives that were hedging off-balance sheet securitization activities are now hedging these as on-balance sheet securitization activities. We consolidated the off-balance sheet securitizations on January 1, 2010, upon the adoption of ASU 2009–17.

In addition to these economic hedges, we also hold interest rate swaps that are hedging a portion of our fixed-rate senior unsecured notes. We utilize the interest rate swaps to hedge the fair value of the hedged debt balances. We elected to designate these as fair value hedges at inception. At December 31, 2011, we dedesignated our fair value swaps due to ineffectiveness. Interest income on

Notes to Consolidated Financial Statements

Residential Capital, LLC

these swaps was $9.7 million for the year ended December 31, 2011, and was recorded as a reduction to interest expense. We recognized a gain of $0.2 million of ineffectiveness on the fair value hedge during the year ended December 31, 2011.

Foreign Currency Risk

We have operations outside the United States. Our foreign subsidiaries maintain both assets and liabilities in local currencies that are deemed to be the functional currencies of these subsidiaries for accounting purposes. Foreign currency exchange rate gains and losses arise when assets or liabilities are denominated in currencies that differ from the entities functional currency and are revalued into the functional currency. In addition, our equity is impacted by the cumulative translation adjustments recognized in other comprehensive income resulting from the translation of foreign subsidiary results to U.S. dollars. Foreign currency risk is reviewed as part of our risk management process. The principal currencies creating foreign exchange risk are the U.K. Sterling and the Euro.

Our current strategy is to economically hedge foreign currency risk related to assets and liabilities that are denominated in currencies on our U.S. dollar functional currency entities. The principal objective of the foreign currency hedges is to mitigate the earnings volatility specifically created by foreign currency exchange rate gains and losses. We hold forward currency contracts to mitigate risk against currency fluctuation in the U.K. Sterling and the Euro. We have not elected to treat any foreign currency swaps as hedges for accounting purposes, principally because the changes in the fair values of the foreign currency swaps are substantially offset by the foreign currency revaluation gains and losses of the underlying assets and liabilities.

Credit Risk and Collateral Arrangements

Derivative financial instruments contain an element of credit risk if counterparties, including affiliates, are unable to meet the terms of their agreements. Credit risk associated with derivative financial instruments is measured as the net replacement cost should the counterparties that owe us under the contracts completely fail to perform under the terms of those contracts, assuming there are no recoveries of underlying collateral, as measured by the fair value of the derivative financial instruments. At December 31, 2011 and December 31, 2010, the fair value of derivative financial instruments in an asset, or receivable position, were $4.9 billion and $3.3 billion, including $3.2 billion and $2.2 billion with affiliates, respectively. See Note 20 — Related Party Transactions for additional information.

We minimize the credit risk exposure by limiting our counterparties to those major banks and financial institutions that meet established credit guidelines and transacting with and through affiliates. Additionally, we reduce credit risk on the majority of our derivative financial instruments by entering into legally enforceable agreements that permit the closeout and netting of transactions with the same counterparty upon occurrence of certain events. To further mitigate the risk of counterparty default, we execute collateral agreements with counterparties. The agreements require both parties to maintain cash deposits in the event the fair values of the derivative financial instruments meet established thresholds. We have received cash deposits from counterparties totaling $656.1 million and $587.1 million at December 31, 2011 and 2010, respectively, for derivative positions in an asset position to us. We have placed cash deposits totaling $1.1 billion and $1.2 billion at December 31, 2011 and 2010, respectively, in accounts maintained by counterparties for derivative positions in a liability position to us. The cash deposits placed and received are included in accounts receivable, other assets, and other liabilities.

We are not exposed to credit risk related contingent features in any of our derivative contracts that could be triggered and potentially could expose us to future loss.

Notes to Consolidated Financial Statements

Residential Capital, LLC

Consolidated Balance Sheet Presentation

The following table summarizes the location and fair value amounts of derivative instruments reported on our Consolidated Balance Sheet. The fair value amounts are presented on a gross basis and are segregated between derivatives that are designated and qualifying as hedging instruments and those that are not and further segregated by type of contract within those two categories.

	2011			2010
	Fair value of derivative contracts in			Fair value of derivative contracts in
December 31, ($ in thousands)	receivable position (a)	payable position (b)	Notional amount	receivable position (a)	payable position (b)	Notional amount
Qualifying accounting hedges
Interest rate risk
Fair value accounting hedges	$—	$—	$—	$8,690	$—	$147,982

Total qualifying accounting hedges	—	—	—	8,690	—	147,982
Economic hedges
Interest rate risk
MSRs and retained interests	4,811,804	(5,011,576)	523,142,192	2,893,023	(3,115,353)	325,870,869
Mortgage loans held–for–sale	8,770	(96,077)	17,323,000	198,855	(30,682)	30,476,696
Debt	21,066	—	251,790	19,232	(194)	286,134

Total interest rate risk	4,841,640	(5,107,653)	540,716,982	3,111,110	(3,146,229)	356,633,699
Foreign exchange risk	520	(5,873)	3,157,000	372	(4,545)	154,784
Other contracts	—	—	—	—	—	—
Non–risk management derivatives
Bank MSR swap	17,681	—	1,384,835	86,818	(72,215)	3,477,747
Bank forward flow agreement	16,423	—	9,825,783	91,414	(36,745)	13,413,484
Mortgage loan commitments	933	(5)	77,633	218	(15)	20,169

Total economic hedges	4,877,197	(5,113,531)	555,162,233	3,289,932	(3,259,749)	373,699,883

Total derivatives	$4,877,197	$(5,113,531)	$555,162,233	$3,298,622	$(3,259,749)	$373,847,865

(a)	Presented in other assets.
(b)	Presented in other liabilities.

Notes to Consolidated Financial Statements

Residential Capital, LLC

Consolidated Statement of Income Presentation

The following table summarizes the location and amount of gains and losses from continuing operations reported in our Consolidated Statement of Income related to derivative instruments. Gains and losses are presented separately for derivative instruments designated and qualifying as hedging instruments in fair value hedges and non-designated hedging instruments. We currently do not have qualifying cash flow or foreign currency hedges.

Year ended December 31, ($ in thousands)	2011	2010	2009
Qualifying accounting hedges
Gain (loss) recognized in earnings on derivatives
Interest rate contracts
Interest income	$(3,411)	$1,918	$1,759
Gain (loss) recognized in earnings on hedged item
Interest rate contracts
Interest expense	3,654	3,489	(3,751)

Total qualifying accounting hedges	243	5,407	(1,992)
Economic hedges
Risk management derivatives
Gain (loss) recognized in earnings on derivatives
Interest rate contracts
Interest expense	(2,512)	(10,389)	(139,771)
Gain on mortgage loans, net	(721,939)	(336,417)	(997,774)
Servicing asset valuation and hedge activities, net	816,243	477,977	(5,940)
Other revenue, net	(11,956)	(3)	(13,330)

Total interest rate contracts	79,836	131,168	(1,156,815)
Foreign exchange contracts
Other noninterest expense, net	(21,296)	37,813	(186,564)
Non-risk management derivatives
Gain on mortgage loans, net	238,024	(65,474)	481,606
Servicing asset valuation and hedge activities, net	(359,523)	469,945	(62,877)

Total derivatives	$(62,716)	$578,859	$(926,642)

Our derivative portfolios generally are reflected in the operating activities section of our Consolidated Statement of Cash Flows. Derivative fair value adjustments are captured in our Consolidated Statement of Income line items described in the table above and, accordingly, are generally reflected within the respective line items within the reconciliation of net income (loss) to net cash provided by operating activities section of our Consolidated Statement of Cash Flows. The remaining changes in derivative portfolio values are generally reflected within the “net change in other assets” or “net change in other liabilities” line items on our Consolidated Statement of Cash Flows.

Notes to Consolidated Financial Statements

Residential Capital, LLC

18. Higher Risk Mortgage Loans and Credit Quality

Historically, we originated and purchased mortgage loans that had contractual features that may increase our exposure to credit risk and thereby result in a concentration of credit risk. These mortgage loans include loans that may subject borrowers to significant payment increases in the future, have negative amortization of the principal balance or have high loan–to–value ratios.

The following table summarizes the gross carrying value of our higher-risk mortgage loans classified as held–for–sale and finance receivables and loans.

December 31, ($ in thousands)	2011	2010
High loan-to-value (greater than 100%) mortgage loans	$488,627	$534,071
Payment option adjustable rate mortgage loans	12,140	16,805
Interest-only mortgage loans	293,975	459,714
Below market initial rate mortgage loans	259,177	244,416

Total carrying value of higher-risk mortgages	$1,053,919	$1,255,006

Included in the table above are $362.5 million and $410.2 million of high-risk mortgage loans held in on-balance sheet securitizations at December 31, 2011 and 2010, respectively. Our exposure on these loans is limited to the value of our retained interest.

As part of our loss mitigation efforts and participation in certain governmental programs (e.g., the Making Home Affordable program), we may offer loan restructurings to borrowers. Due to the nature of restructurings, these loans are generally considered higher risk. Loan modifications can include any or all of the following; principal forgiveness, maturity extensions, delinquent interest capitalization and changes to contractual interest rates. Modifications can be either temporary or permanent. Temporary loan modifications are generally used to monitor the borrower’s ability to perform under the revised terms over a specified trial period; if the borrower performs, it may become a permanent loan modification. We have historically performed loan modifications under our private modification program; however, more recently the majority of loan modifications are completed under government programs. The carrying value of our on-balance sheet modified mortgage loans was $1.2 billion and $948.8 million as of December 31, 2011 and 2010, respectively. These modified mortgage loans are included within mortgage loans held–for–sale and consumer finance receivables and loans.

Nonperforming Assets

Nonperforming assets include nonaccrual loans and foreclosed assets. The classification of a loan as nonperforming does not necessarily indicate that the principal amount of the loan is ultimately uncollectible in whole or in part. In certain cases, borrowers make payments to bring their loans contractually current and, in all cases, our mortgage loans are collateralized by residential real estate. As a result, our experience has been that any amount of ultimate loss for mortgage loans other than home equity loans is substantially less than the unpaid principal balance of a nonperforming loan.

Notes to Consolidated Financial Statements

Residential Capital, LLC

Delinquent loans expose us to higher levels of credit losses and therefore are considered higher risk loans. The determination as to whether a loan falls into a particular delinquency category is made as of the close of business on the balance sheet date. The following table sets forth information concerning the delinquency experience in our mortgage loans held–for–sale and consumer finance receivable and loans at carrying value.

	2011		2010
December 31, ($ in thousands)	Amount	% of total	Amount	% of total
Current	$2,003,928	38.0%	$2,205,585	36.9%
Past due
30 to 89 days	137,590	2.6%	101,635	1.7%
90 days or more and still accruing interest (a)	73,661	1.4%	24,514	0.4%
90 days or more conditional repurchase option loans (b)	2,379,926	45.1%	2,485,535	41.6%
Nonaccrual	677,250	12.9%	1,151,340	19.4%

Total	5,272,355	100%	5,968,609	100%
Allowance for loan losses	(13,638)		(17,682)

Total, net	$5,258,717		$5,950,927

(a)	Loans that are 90 days or more delinquent and still accruing interest are government insured.
(b)	We do not record interest income on conditional repurchase option loans. If these options were exercised and we acquired the loans, $2.3 billion and $2.3 billion would be classified as 90 days or more and still accruing due to government guarantees at December 31, 2011 and 2010, respectively. The private-label conditional repurchase option loans of $105.8 million and $145.7 million would be classified as nonaccrual at December 31, 2011 and 2010, respectively.

The following table presents the net carrying value of nonperforming assets.

December 31, ($ in thousands)	2011	2010
Nonaccrual consumer
1st Mortgage	$462,275	$582,267
Home equity	71,787	320,615
Foreign	143,188	248,458

Total nonaccrual consumer (a)	677,250	1,151,340
Nonaccrual commercial
Domestic	—	554
Foreign	12,534	108,616

Total nonaccrual commercial	12,534	109,170
Foreclosed assets	71,485	132,655

Total nonperforming assets	$761,269	$1,393,165

(a)	Excludes loans subject to conditional repurchase options of $2.3 billion and $2.3 billion sold to Ginnie Mae guaranteed securitizations and $105.8 million and $145.7 million sold to off-balance sheet private-label securitization trusts at December 31, 2011 and 2010, respectively. The corresponding liability is recorded in other liabilities. See Note 5 — Securitizations and Variable Interest Entities for additional information.

Notes to Consolidated Financial Statements

Residential Capital, LLC

19. Guarantees, Commitments and Contingencies

Guarantees

Guarantees are defined as contracts or indemnification agreements that contingently require us to make payments to third-parties based on changes in an underlying agreement that is related to a guaranteed party. The following summarizes our outstanding guarantees made to third parties.

	2011		2010
December 31, ($ in thousands)	Maximum liability	Carrying value of liability	Maximum liability	Carrying value of liability
Off-balance sheet guarantees
HLTV securitizations	$10,369	$—	$12,881	$—
Credit enhancement guarantees	3,128	255	3,890	372

HLTV securitizations

We have entered into agreements to provide credit loss protection for HLTV securitization transactions. The maximum potential obligation under certain of these agreements is equal to the lesser of a specified percentage of the original loan pool balance or a specified percentage of the current loan pool balance. We are required to perform on our guaranty obligation when losses exceed cash available in each period. We have pledged trading securities of $4.0 million and $5.4 million as collateral for these obligations at December 31, 2011 and 2010, respectively.

For certain other HLTV securitizations, the maximum potential obligation is equivalent to the pledged collateral amount. We have pledged cash deposits of $4.9 million and $4.9 million as of December 31, 2011 and 2010, respectively. Our guaranty obligation is triggered when the security credit enhancements are exhausted and losses are passed through to over-the-counter dealers. The guaranty obligations terminate the first calendar month during which the security aggregate note amount is reduced to zero.

Credit enhancement

We have sold certain mortgage loans to investors which contain a guarantee for the payment of the third-party debt in the event of default or loss.

Financing Commitments

The contract amount of financing commitments were as follows.

	Contract amount
December 31, ($ in thousands)	2011	2010
Commitments to
Originate/purchase mortgage loans or securities	$9,903,415	$13,484,045
Sell mortgage loans or securities (a)	12,632,000	14,348,696
Home equity lines of credit	1,648,388	2,296,801
Provide capital to investees	9,000	47,500

(a)	Includes $6.3 billion and $1.7 billion, as of December 31, 2011 and 2010, respectively, of commitments to sell securities to Ally IM under outstanding TBA transactions. See Note 17 — Derivative Instruments and Hedging Activities for additional information.

Notes to Consolidated Financial Statements

Residential Capital, LLC

Commitments to originate/purchase mortgage loans or securities

Prior to mortgage funding we commit to originate loans under IRLCs with borrowers whereby we commit to fund loans at a set interest rate, provided the borrower elects to close the loan. We also commit to purchase loans from Ally Bank. The estimated fair value for these commitments is the current estimated fair value of the underlying mortgage loan less the par value of committed loan amount, adjusted for anticipated net origination costs and fees and any loans that are not expected to be funded based on our historical experience. The determination of the underlying mortgage loan fair value is estimated using published market information associated with commitments to sell similar instruments. All of these commitments were accounted for as derivatives at December 31, 2011 and 2010.

Commitments to sell mortgage loans or securities

We enter into forward delivery commitments to sell mortgages and MBS to third party investors. The forward sale commitments obligate us to sell a certain amount of loans or securities within a certain range of interest rates in a specified time period. Due to the nature of the commitment, we are exposed to interest rate and market rate risk during the commitment period. All of these commitments were accounted for as derivatives at December 31, 2011 and 2010.

Home equity lines of credit

We have commitments to fund the remaining undrawn balances on home equity lines of credit. The unused lines of credit reset at prevailing market rates and, as such, approximate market value. Included in the home equity lines of credit are both lines of credit on our Consolidated Balance Sheet, and those within certain of our off-balance sheet securitizations. As provided by the securitization structure, we become obligated to fund any incremental draws, subject to customary borrower requirements, on home equity lines of credit by borrowers if certain triggers are met. These draws are referred to as excluded amounts and are funded directly to the borrower by us. In return, our lending balances are collected from our percentage of the remitted funds for specific borrowers within the securitization trust. We actively manage the available lines of credit within these securitization trusts to reduce potential funding risk. At December 31, 2011 and 2010, the cumulative funds drawn were $391.1 million and $408.0 million, respectively. At December 31, 2011 and 2010, the commitments to fund home equity lines of credit in off-balance sheet securitizations represented $0.7 billion and $1.0 billion, respectively, of our total unfunded commitments of $1.6 billion and $2.2 billion, respectively. We estimate and record a liability for the incurred credit losses on our unfunded home equity line of credit commitments. These anticipated credit losses are classified within other liabilities. At December 31, 2011 and 2010, we had a liability of $1.4 million and $3.9 million, respectively, recorded for incurred credit losses on our unfunded home equity line of credit commitments.

Commitments to provide capital to equity method investees

We are committed to provide equity capital to certain private equity funds; however, our ability to do so may be limited due to certain equity investments being identified as inadmissible activities under bank holding company regulations.

Other Commitments and Contingencies

We believe it is reasonably possible that losses beyond amounts currently recorded for litigation matters and potential representation and warranty obligations and related claims described below could occur, and such losses could have a material adverse impact on our results of operations, financial condition or cash flows.

Notes to Consolidated Financial Statements

Residential Capital, LLC

However, based on currently available information, we are unable to estimate a range of reasonably possible losses above amounts that have been recorded at December 31, 2011.

Loan Repurchases and Obligations Related to Loan Sales

Overview

We sell loans that take the form of securitizations guaranteed by the GSEs, securitizations sold to private investors, and to whole–loan investors. In connection with a portion of our private-label securitizations, the monolines insured all or some of the related bonds and guaranteed timely repayment of bond principal and interest when the issuer defaults. In connection with securitizations and loan sales, the trustee for the benefit of the related security holders and, if applicable, the related monoline insurers are provided various representations and warranties related to the loans sold. The specific representations and warranties vary among different transactions and investors but typically relate to, among other things, the ownership of the loan, the validity of the lien securing the loan, the loan’s compliance with the criteria for inclusion in the transaction, including compliance with underwriting standards or loan criteria established by the buyer, the ability to deliver required documentation and compliance with applicable laws. In general, the representations and warranties described above may be enforced at any time unless a sunset provision is in place. Upon discovery of a breach of a representation or warranty, the breach is corrected in a manner conforming to the provisions of the sale agreement. This may require us to repurchase the loan, indemnify the investor for incurred losses, or otherwise make the investor whole. We have entered into settlement agreements with both Fannie Mae and Freddie Mac that, subject to certain exclusions, limit our remaining exposure with the GSEs. See Government-sponsored Enterprises below. We assume all of the customary representation and warranty obligations for loans purchased from Ally Bank and subsequently sold into the secondary market, generally through securitizations guaranteed by the GSEs.

Originations

The total exposure to mortgage representation and warranty claims is most significant for loans originated and sold between 2004 through 2008, specifically the 2006 and 2007 vintages that were originated and sold prior to enhanced underwriting standards and risk–mitigation actions implemented in 2008 and forward. Since 2009, we have focused primarily on purchasing prime conforming and government–insured mortgages. In addition, we ceased offering interest–only jumbo mortgages in 2010. Representation and warranty risk mitigation strategies include, but are not limited to, pursuing settlements with investors where economically beneficial in order to resolve a pipeline of demands in lieu of loan-by-loan assessments that could result in repurchasing loans, aggressively contesting claims we do not consider valid (rescinding claims), and seeking recourse against correspondent lenders from whom we purchased loans wherever appropriate.

Demand/Claim Process

After receiving a claim under representation and warranty obligations, we review the claim to determine the appropriate response (e.g. appeal, and provide or request additional information) and take appropriate action (rescind, repurchase the loan, or remit indemnification payment). Historically, repurchase demands were generally related to loans that became delinquent within the first few years following origination. As a result of market developments over the past several years, investor repurchase demand behavior has changed significantly. GSEs and investors are more likely to submit claims for loans at any point in their life cycle. Investors are more likely to submit claims for loans that become delinquent when a loss is incurred. Representation and warranty claims are generally reviewed on a loan–by–loan basis to validate if there has been a breach requiring a potential repurchase or indemnification payment. We actively contest claims to the extent they are not considered valid. We are not required to repurchase a loan or provide an indemnification payment where claims are not valid.

Notes to Consolidated Financial Statements

Residential Capital, LLC

The risk of repurchase or indemnification, and the associated credit exposure, is managed through our underwriting and quality assurance practices and by servicing mortgage loans to meet investor standards. We believe that, in general, the longer a loan performs prior to default, the less likely it is that an alleged breach of representation and warranty will be found to have a material and adverse impact on the loan’s performance. When loans are repurchased, we bear the related credit loss on the loans. Repurchased loans are classified as held–for–sale and initially recorded at fair value.

The following table includes amounts paid to investors and monolines with respect to representation and warranty obligations.

December 31, ($ in thousands)	2011	2010
Loan repurchases (UPB)
GSEs	$143,340	$388,873
Private–label securitizations insured (monolines)	829	13,343
Private–label securitizations uninsured	36,557	—
Whole–loan investors	9,285	81,817

Total	$190,011	$484,033

Indemnifications (make wholes) by investor
GSEs	$59,269	$227,994
Private–label securitizations insured (monolines)	12,474	27,315
Private–label securitizations uninsured	167,354	—
Whole–loan investors	25,439	11,133

Total	$264,536	$266,442

The following table presents the total number and original unpaid principal balance of loans related to unresolved representation and warranty demands (indemnification claims and/or repurchase demands). The table includes demands that we have requested be rescinded but which have not yet been agreed to by the investor. The table excludes certain demands in situations where investors have requested additional documentation as part of individual loan file reviews.

	2011		2010
December 31, ($ in millions)	Number of loans	Dollar amount of loans	Number of loans		Dollar amount of loans
Unresolved repurchase demands previously received
GSEs	357	$71	833	(a)	$170	(a)
Monolines
MBIA Insurance Corporation	7,314	490	6,819		466
Financial Guaranty Insurance Company	4,608	369	1,109		164
Other	730	58	278		31
Other investors	513	81	392		88

Total unpaid principal balance	13,522	$1,069	9,431		$919

(a)	This amount is gross of any demands that would be removed due to the Fannie Mae settlement. At December 31, 2010, $48.0 million of outstanding claims were covered under the Fannie Mae settlement agreement.

Notes to Consolidated Financial Statements

Residential Capital, LLC

We are currently in litigation with MBIA Insurance Corporation (MBIA) and Financial Guaranty Insurance Company (FGIC) with respect to certain representation and warranty matters related to certain of our private-label securitizations. Historically we have requested that most of the demands be rescinded, consistent with the claim/demand process described above. As the litigation process proceeds, additional loan reviews are expected and will likely result in additional repurchase demands.

Liability for Representation and Warranty Obligations

The liability for representation and warranty obligations reflects management’s best estimate of probable lifetime loss. We consider historical and recent demand trends in establishing the reserve. The methodology used to estimate the reserve considers a variety of assumptions including borrower performance (both actual and estimated future defaults), repurchase demand behavior, historical loan defect experience, historical mortgage insurance rescission experience, and historical and estimated future loss experience, which includes projections of future home price changes as well as other qualitative factors including investor behavior. In cases where we do not have or have limited current or historical demand experience with an investor, it is difficult to predict and estimate the level and timing of any potential future demands. In such cases, we may not be able to reasonably estimate losses, and a liability is not recognized. Management monitors the adequacy of the overall reserve and makes adjustments to the level of reserve, as necessary, after consideration of other qualitative factors including ongoing dialogue and experience with counterparties.

At the time a loan is sold, an estimate of the fair value of the liability is recorded and classified in other liabilities and recorded as a component of gain on mortgage loans, net. We recognize changes in the liability when additional relevant information becomes available. Changes in the liability are recorded as representation and warranty expense, net. At December 31, 2011, the liability relates primarily to non–GSE exposure. The following table summarizes the changes in our liability for representation and warranty obligations.

($ in thousands)	2011	2010
Balance at January 1,	$830,021	$1,262,918
Provision for representation and warranty obligations
Loan sales	18,924	70,455
Change in estimate - continuing operations	324,070	670,452

Total additions	342,994	740,907
Realized losses (a)	(359,658)	(1,185,549)
Recoveries	11,419	11,745
Balance at December 31,	$824,776	$830,021

(a)	Includes principal losses and accrued interest on repurchased loans, indemnification payments, and settlements with investors.

Government–sponsored Entities

Between 2004 and 2011, we sold $430.8 billion of loans to the GSEs. Each GSE has specific guidelines and criteria for sellers and servicers of loans underlying their securities. In addition, the risk of credit loss of the loans sold was generally transferred to investors upon sale of the securities into the secondary market. Conventional conforming loans were sold to either Freddie Mac or Fannie Mae, and government–insured loans were securitized with Ginnie Mae. Our representation and warranty obligation liability with respect to the GSEs considers the existing unresolved claims and the best estimate of future claims that could be received. We consider our experiences with the GSEs in evaluating our liability. During 2010, we reached agreements with Freddie Mac and Fannie Mae that, subject to certain exclusions, limits our remaining exposure to each counterparty.

Notes to Consolidated Financial Statements

Residential Capital, LLC

The following table summarizes the changes in the original unpaid principal balance related to unresolved repurchase demands with respect our GSE exposure. The table includes demands that we have requested be rescinded but which have not been agreed to by the investor. The table excludes certain demands in situations where investors have requested additional documentation as part of individual loan file reviews. If we subsequently determine that we cannot deliver the requested documentation, and we repurchase the loan or make an indemnification payment, the demand will be reported in resolved claims.

($ in millions)	2011	2010
Balance at January 1,	$170	$296
New claims	441	842
Resolved claims (a)	(349)	(756)
Rescinded claims/other	(191)	(212)

Balance at December 31,	$71	$170

(a)	Includes settlements, repurchased loans and claims under which indemnification payments are made.

In March 2010, we entered into an agreement with Freddie Mac under which we made a one-time payment to Freddie Mac for the release of repurchase obligations relating to most of the mortgage loans sold to Freddie Mac prior to January 1, 2009. This agreement does not release any of our obligations with respect to exposure for private-label MBS in which Freddie Mac had previously invested, loans where our affiliate, Ally Bank is the owner of the servicing, as well as defects in certain other specified categories of loans. Further, we continue to be responsible for other contractual obligations we have with Freddie Mac, including all indemnification obligations that may arise in connection with the servicing of the mortgages. These other specified categories include (i) loans subject to certain state predatory lending and similar laws; (ii) groups of 25 or more mortgage loans purchased, originated, or serviced by one of our subsidiaries, the purchase, origination, or sale of which all involve a common actor who committed fraud; (iii) “non-loan-level” representations and warranties which refer to representations and warranties that do not relate to specific mortgage loans (examples of such non-loan-level representations and warranties include the requirement that our subsidiaries meet certain standards to be eligible to sell or service loans for Freddie Mac or our subsidiaries sold or serviced loans for market participants that were not acceptable to Freddie Mac); and (iv) mortgage loans that are ineligible for purchase by Freddie Mac under its charter and other applicable documents. If, however, a mortgage loan was ineligible under Freddie Mac’s charter solely because mortgage insurance was rescinded (rather than for example, because the mortgage loan is secured by a commercial property), and Freddie Mac required us or our subsidiary to repurchase that loan because of the ineligibility, Freddie Mac would pay any net loss we suffered on any later liquidation of that mortgage loan.

We have received subpoenas in July 2010 from the Federal Housing Finance Agency (FHFA), which is the conservator of Fannie Mae and Freddie Mac. The subpoenas relating to Fannie Mae investments have been withdrawn with prejudice. The FHFA indicated that documents provided in response to the remaining subpoenas will enable the FHFA to determine whether they believe issuers of private-label MBS are potentially liable to Freddie Mac for losses they might have incurred. The FHFA has commenced securities and related common law fraud litigation with respect to certain of Freddie Mac’s private-label securities investments. Refer to Legal Proceedings described below for additional information.

In December 2010, we entered into an agreement with Fannie Mae under which we made a one-time payment to Fannie Mae for the release of repurchase obligations related to most of the mortgage loans we sold to Fannie Mae prior to June 30, 2010. The agreement also covers potential exposure for private-label MBS in which Fannie Mae had previously invested. This agreement does not release any of our obligations with respect to loans

Notes to Consolidated Financial Statements

Residential Capital, LLC

where our affiliate, Ally Bank, is the owner of the servicing, as well as for defects in certain other specified categories of loans. Further, we continue to be responsible for other contractual obligations we have with Fannie Mae, including all indemnification obligations that may arise in connection with the servicing of the mortgages, and we continue to be obligated to indemnify Fannie Mae for litigation or third party claims (including by borrowers) for matters that may amount to breaches of selling representations and warranties. These other specified categories include, among others, (i) those that violate anti-predatory laws or statutes or related regulations or that otherwise violate other applicable laws and regulations; (ii) those that have non-curable defects in title to the secured property, or that have curable title defects, to the extent our subsidiaries do not cure such defects at our subsidiary’s expense; (iii) any mortgage loan in which title or ownership of the mortgage loan was defective; (iv) groups of 13 or more mortgage loans, the purchase, origination, sale or servicing of which all involve a common actor who committed fraud; and (v) mortgage loans not in compliance with Fannie Mae Charter Act requirements (e.g., mortgage loans on commercial properties or mortgage loans without required mortgage insurance coverage). If a mortgage loan falls out of compliance with Fannie Mae Charter Act requirements because mortgage insurance coverage has been rescinded and not reinstated or replaced, upon the borrower’s default our subsidiaries would have to pay to Fannie Mae the amount of insurance proceeds that would have been paid by the mortgage insurer with respect to such mortgage loan. If the amount of the loss exceeded the amount of insurance proceeds, Fannie Mae would be responsible for such excess.

Monoline Insurers

Historically, we have securitized loans where the monolines insured all or some of the related bonds and guaranteed the timely repayment of bond principal and interest when the issuer defaults. Typically, any alleged breach requires the insurer to have both the ability to assert a claim as well as evidence that a defect has had a material and adverse effect on the interest of the security holders or the insurer. For the period 2004 through 2007, we sold $42.7 billion of loans into these monoline–wrapped securitizations.

We are currently in litigation with MBIA and FGIC in connection with our representation and warranty obligations, and additional litigation with other monolines is likely.

The following table summarizes the changes in the original unpaid principal balance related to unresolved repurchase demands with respect our Monoline exposure. The table includes demands that we have requested be rescinded but which have not been agreed to by the investor. The table excludes certain demands in situations where investors have requested additional documentation as part of individual loan file reviews. If we subsequently determine that we cannot deliver the requested documentation, and we repurchase the loan or make an indemnification payment, the demand will be reported in resolved claims.

($ in millions)	2011	2010
Balance at January 1,	$661	$553
New claims (a)	265	151
Resolved claims (b)	(20)	(36)
Rescinded claims/other	11	(7)

Balance at December 31,	$917	$661

(a)	Substantially all relate to claims associated with the 2004 through 2007 vintages.
(b)	Includes settlements, repurchased loans and claims under which indemnification payments are made.

Notes to Consolidated Financial Statements

Residential Capital, LLC

Private–label Securitization

In general, representations and warranties provided as part of our private–label securitization activities are less rigorous than those provided to the GSEs and generally impose higher burdens on investors seeking repurchase. In order to successfully assert a claim, it is our position that a claimant must prove a breach of the representations and warranties that materially and adversely affects the interest of the investor in the allegedly defective loan. Securitization documents typically provide the investors with a right to request that the trustee investigate and initiate a repurchase claim. However, a class of investors generally are required to coordinate with other investors in that class comprising no less than 25% and in some cases 50% of the percentage interest constituting a class of securities of that class issued by the trust to pursue claims for breach of representations and warranties. In addition, our private-label securitizations generally require that the servicer or trustee give notice to the other parties whenever it becomes aware of facts or circumstances that reveal a breach of representation that materially and adversely affects the interest of the certificate holders.

Regarding our securitization activities, we have exposure to potential losses primarily through two avenues. First, investors, through trustees to the extent required by the applicable agreements (or monoline insurers in certain transactions), may request pursuant to applicable agreements that we repurchase loans or make the investor whole for losses incurred if it is determined that we violated representations and warranties made at the time of the sale, provided that such violations materially and adversely impacted the interest of the investor. Contractual representations and warranties are different based on the specific deal structure and investor. It is our position that litigation of these matters must proceed on a loan by loan basis. This issue is being disputed throughout the industry in various pending litigation matters. Similarly in dispute as a matter of law is the degree to which claimants will have to prove that the alleged breaches of representations and warranties actually caused the losses they claim to have suffered. Ultimate resolution by courts of these and other legal issues will impact litigation and treatment of non-litigated claims pursuant to similar contractual provisions. Second, investors in securitizations may attempt to achieve rescission of their investments or damages through litigation by claiming that the applicable offering documents were materially deficient. If an investor properly made and proved its allegations, the investor might attempt to claim that damages could include loss of market value on the investment even if there were little or no credit loss in the underlying loans.

Whole–loan Sales

The following table summarizes the changes in the original unpaid principal balance related to unresolved repurchase demands with respect to our whole-loan exposure. The table includes demands that we have requested be rescinded but which have not been agreed to by the investor. The table excludes certain demands in situations where investors have requested additional documentation as part of individual loan file reviews. If we subsequently determine that we cannot deliver the requested documentation, and we repurchase the loan or make an indemnification payment, the demand will be reported in resolved claims.

($ in millions)	2011	2010
Balance at January 1,	$88	$70
New claims (a)	84	126
Resolved claims (b)	(34)	(44)
Rescinded claims/other	(57)	(64)

Balance at December 31,	$81	$88

(a)	Includes $82.6 million and $120.0 million in new claims associated with the 2004 through 2007 vintages in 2011 and 2010, respectively.
(b)	Includes settlements, repurchased loans and claims under which indemnification payments are made.

Notes to Consolidated Financial Statements

Residential Capital, LLC

Private Mortgage Insurance

Mortgage insurance is required for certain consumer mortgage loans sold to the GSEs and certain securitization trusts and may have been in place for consumer mortgage loans sold to whole-loan investors. Mortgage insurance is typically required for first-lien consumer mortgage loans having a loan-to-value ratio at origination of greater than 80 percent. Mortgage insurers are, in certain circumstances, permitted to rescind existing mortgage insurance that covers consumer loans if they demonstrate certain loan underwriting requirements have not been met. Upon receipt of a rescission notice, we assess the notice and if appropriate, we refute the notice, or if the notice cannot be refuted, we attempt to remedy the defect. In the event the mortgage insurance cannot be reinstated, we may be obligated to repurchase the loan or provide an indemnification payment in the event of a loss, subject to contractual limitations. While we make every effort to reinstate the mortgage insurance, we have had limited success and as a result, most of these requests result in rescission of the mortgage insurance. At December 31, 2011, we have approximately $227.4 million in original unpaid principal balance of outstanding mortgage insurance rescission notices where we have not received a repurchase demand. However, this unpaid principal amount is not representative of expected future losses.

Private–label Securitizations – Other Potential Repurchase Obligations

When we sell mortgage loans through whole-loan sales or securitizations, we are required to make customary representations and warranties about the loans to the purchaser and/or securitization trust. These representations and warranties relate to, among other things, the ownership of the loan, the validity of the lien securing the loan, the loan’s compliance with the criteria for inclusion in the transaction, including compliance with underwriting standards or loan criteria established by the buyer, ability to deliver required documentation, and compliance with applicable laws. Generally, the representations and warranties described above may be enforced at any time over the life of the loan. Breaches of these representations and warranties have resulted in a requirement that we repurchase mortgage loans. As the mortgage industry continues to experience higher repurchase requirements and additional investors begin to attempt to put back loans, a significant increase in activity beyond that experienced today could occur, resulting in additional future losses.

Mortgage Foreclosure Matters

On February 9, 2012, Ally Inc., ResCap, and certain of our subsidiaries reached an agreement in principle with the federal government, 49 state attorneys general, and 45 state banking departments with respect to investigations into procedures followed by mortgage servicing companies and banks in connection with mortgage origination and servicing activities and foreclosure home sales and evictions (the Settlement). On March 12, 2012, the Settlement was filed as a consent judgment in the U.S. District Court for the District of Columbia. In addition, we separately reached an independent settlement with Oklahoma, which did not participate in the broader settlement described below, and agreements with two other states for other releases.

The Settlement requires us to pay approximately $110.0 million to a trustee, who will then distribute these funds to federal and state governments. This amount is payable upon the filing of the consent judgment. We are also required to make cash payments of approximately $2.5 million in connection with the separate state agreements. In addition, we are obligated to provide $200.0 million towards borrower relief, subject to possible upward adjustments as described below. This obligation for borrower relief will include loan modifications, including principal reductions, rate modifications, and refinancing for borrowers that meet certain requirements, and participation in certain other programs. Generally, if certain basic criteria are met, borrowers that are either delinquent or at imminent risk of default and owe more on their mortgages than their homes are worth could be eligible for principle reductions, and borrowers that are current on their mortgages but who owe more on their mortgage than their homes are worth could be eligible for refinancing opportunities. Further, we have agreed to

Notes to Consolidated Financial Statements

Residential Capital, LLC

solicit all borrowers that are eligible for rate and principal modifications as of March 1, 2012. We are committed to provide loan modifications to all borrowers who accept a modification offer within three months of the solicitation. We have also agreed to provide loan modifications to borrowers who accept a modification offer within six months of the solicitation, unless and until total borrower relief provided exceeds $250.0 million.

We currently expect that loans totaling approximately $550.0 million in outstanding unpaid principal balance will be modified in connection with these programs. This estimate was determined by identifying loans that appear to meet the program eligibility requirements, and applying various assumptions with respect to anticipated modifications. Given that we have limited historical experience upon which to base our assumptions, the actual unpaid principal balance of loans ultimately modified could be significantly different.

The Settlement provides incentives for borrower relief that is provided within the first twelve months, and all obligations must be met within three years from the date the consent judgment is filed. In addition to the foregoing, we will be required to implement new servicing standards relating to matters such as foreclosure and bankruptcy information and documentation, oversight, loss mitigation, limitations on fees, and related procedural matters. Compliance with these obligations will be overseen by an independent monitor, who will have authority to impose additional penalties and fines if we fail to meet established timelines or fail to implement required servicing standards.

The Settlement generally resolves potential claims arising out of origination and servicing activities and foreclosure matters, subject to certain exceptions. The Settlement does not prevent state and federal authorities from pursuing criminal enforcement actions, securities-related claims (including actions related to securitization activities and Mortgage Electronic Registration Systems, or MERS), loan origination claims, claims brought by the FDIC, and certain other matters. The Settlement also does not prevent claims that may be brought by individual borrowers.

The Settlement is subject to ongoing discussions among the parties and the completion of definitive documentation as well as required regulatory and court approvals.

On February 9, 2012, Ally Inc. and ResCap also agreed with the Board of Governors of the Federal Reserve (FRB) on a civil money penalty (CMP) of $207.0 million related to the same activities that were the subject of the Settlement. This amount will be reduced dollar-for-dollar in connection with certain aspects of our satisfaction of the required monetary payment and borrower relief obligations included within the Settlement, as well as our participation in other similar programs that may be approved by the FRB. While additional future cash payments related to the CMP are possible if we are unable to satisfy the borrower relief requirements of the Settlement within two years, we currently expect that the full amount of the CMP will be satisfied through our commitments in connection with the Settlement.

For the year ended December 31, 2011, we recognized losses of $211.5 million related to the matters described above. While we may forgo future interest payments received related to modified loans that we may not have otherwise agreed without the Settlement, we do not expect the borrower relief modifications required by the Settlement to have a significant impact on future interest. Further, we do not expect our borrower relief commitments overall will have a material adverse effect on our consolidated financial condition, results of operations, or cash flows.

Notes to Consolidated Financial Statements

Residential Capital, LLC

Other Mortgage Foreclosure Matters

Consent Order

As a result of an examination conducted by the FRB and FDIC, on April 13, 2011 we entered into a Consent Order (the Consent Order) with the FRB and the FDIC. The Consent Order requires that we make improvements to various aspects of our residential mortgage loan-servicing business, including compliance programs, internal audit, communications with borrowers, vendor management, management information systems, employee training, and oversight by our Board of Directors.

The Consent Order further requires GMAC Mortgage to retain independent consultants to conduct a risk assessment related to mortgage servicing activities and, separately, to conduct a review of certain past residential mortgage foreclosure actions. We cannot estimate the ultimate impact of any deficiencies that have been or may be identified in our historical foreclosure procedures. There are potential risks related to these matters that extend beyond potential liability on individual foreclosure actions. Specific risks could include, for example, claims and litigation related to foreclosure remediation and resubmission; claims from investors that hold securities that become adversely impacted by continued delays in the foreclosure process; the reduction in foreclosure proceeds due to delay, or by challenges to completed foreclosure sales to the extent, if any, not covered by title insurance obtained in connection with such sales; actions by courts, state attorneys general, or regulators to delay further the foreclosure process after submission of corrected affidavits, or to facilitate claims by borrowers alleging that they were harmed by our foreclosure practices (by, for example, foreclosing without offering an appropriate range of alternative home preservation options); additional regulatory fines, sanctions, and other additional costs; and reputational risks. To date we have borne all out-of-pocket costs associated with the remediation rather than passing any such costs through to investors for whom we service the related mortgages, and we expect that we will continue to do so.

Legal Proceedings

We are subject to potential liability under various governmental proceedings, claims, and legal actions that are pending or otherwise asserted against us. We are named as defendants in a number of legal actions, and we are occasionally involved in governmental proceedings arising in connection with our businesses. Some of the pending actions purport to be class actions, and certain legal actions include claims for substantial compensatory and/or punitive damages or claims for indeterminate amounts of damages. We establish reserves for legal claims when payments associated with the claims become probable and the payments can be reasonably estimated. Given the inherent difficulty of predicting the outcome of litigation and regulatory matters, it is generally very difficult to predict what the eventual outcome will be, and when the matter will be resolved. The actual costs of resolving legal claims may be higher or lower than any amounts reserved for the claims. We recorded a liability for probable legal claims of $94.5 million at December 31, 2011, and $112.7 million at December 31, 2010. At December 31, 2011 and 2010, we had $3.9 million and $127.5 million of appeals bonds related to legal proceedings, respectively.

Mortgage-backed Securities Litigation

Private-label Securities Litigation

We and certain of our subsidiaries have been named as defendants in several cases relating to our various roles in MBS offerings. The plaintiffs generally allege that the defendants made misstatements and omissions in registration statements, prospectuses, prospectus supplements, and other documents related to the MBS offerings. The alleged misstatements and omissions typically concern underwriting standards for residential mortgage loans. Plaintiffs generally claim that such misstatements and omissions constitute violations of state and/or

Notes to Consolidated Financial Statements

Residential Capital, LLC

federal securities law and common law including negligent misrepresentation and fraud. Plaintiffs seek monetary damages and rescission. Set forth below are descriptions of the most significant of these legal proceedings.

Allstate Litigation

On February 14, 2011, the Allstate Insurance Company and various of its subsidiaries and affiliates (collectively, Allstate) filed a complaint in Hennepin County District Court, Minnesota, against GMAC Mortgage; RFC; Residential Funding Securities LLC (RFS); Residential Accredit Loans Inc. (RALI); Residential Asset Mortgage Products, Inc (RAMP); Residential Funding Mortgage Securities I Inc. (RFMSI); Residential Funding Mortgage Securities II Inc. (RFMSII); and Residential Asset Securities Corporation (RASC) (collectively, the defendants). The complaint alleges that the defendants misrepresented in the offering materials the riskiness and credit quality of, and omitted material information related to, residential MBS Allstate purchased. The complaint asserts claims for fraud and negligent misrepresentation and seeks money damages and costs, including attorneys’ fees. Discovery in this case is underway.

Charles Schwab Litigation

On August 2, 2010, The Charles Schwab Corporation (Schwab) filed a complaint in San Francisco County Superior Court against RALI and RAMP (collectively, the defendants). The complaint alleges that the defendants made false representations and omissions of material facts in the offering documents of various securitization trusts backed by residential mortgage loans and seeks rescission and money damages for negligent misrepresentation and violations of state and federal securities laws. The defendants’ demurrer is pending.

DZ Bank

On December 13, 2011, DZ Bank and DG Holding Trust filed a Summons with Notice in New York County Supreme Court directed at numerous defendants including Ally Inc; ResCap; GMAC-RFC Holding Company LLC (GMAC-RFC); RFC; Ally Securities LLC (Ally Securities); RAMP; RASC; and RALI (collectively, the defendants). The Summons alleges that the offering materials issued by the defendants for MBS purchased by DZ Bank and DG Holding Trust contained material misrepresentations and omissions related to the originator’s underwriting guidelines and the credit quality and characteristics of the mortgage loans underlying the securities. It also notices the defendants of the plaintiffs’ claims for damages. Such claims include common law fraud, fraudulent inducement, negligent misrepresentation, and aiding and abetting fraud. The Summons has not been served.

FHFA Litigation

On September 2, 2011, the FHFA, as conservator for Freddie Mac, filed a complaint against Ally Inc.; GMAC Mortgage Group; ResCap; GMAC-RFC; RFC; RAMP; RASC; and RALI and certain unaffiliated underwriters (collectively, the defendants), in New York County Supreme Court. The complaint alleges that Freddie Mac purchased over $6.0 billion of residential MBS issued in connection with twenty-one securitizations sponsored and/or underwritten by the defendants. It further alleges that the registration statements, prospectuses, and other offering materials associated with these transactions contained false and misleading statements and omissions of material facts. The complaint asserts claims for negligent misrepresentation, fraud, and violations of state and federal securities laws, and seeks rescission and recovery of the consideration Freddie Mac paid for the securities, as well as other compensatory and punitive damages. Ally Inc. and ResCap removed the case to the United States Court for the Southern District of New York. The FHFA has moved to remand this case to state court. That motion is still pending.

Notes to Consolidated Financial Statements

Residential Capital, LLC

Federal Home Loan Bank (FHLB) Litigation

On July 14, 2011, FHLB of Indianapolis filed an Amended Complaint in Marion County Superior Court for rescission and damages asserting claims for common law negligence and violations of state and federal securities laws, and names RFMSI and GMAC Mortgage Group, among other defendants (collectively, the defendants). The complaint alleges that the offering documents for the securities underwritten and issued by the defendants contained material misrepresentations of fact, evidenced by high default and foreclosure rates, and seeks unspecified damages and an order voiding the transactions at issue. The defendants’ motion to dismiss is pending.

On April 20, 2011, FHLB of Boston filed a complaint in Suffolk County Superior Court, naming numerous defendants including GMAC Mortgage Group; RALI; and RFC (collectively, the defendants). The complaint alleges that the defendants collectively packaged, marketed, offered, and sold private label MBS, and FHLB of Boston purchased such securities in reliance upon misstatements and omissions of material facts in the offering documents. The complaint seeks rescission and damages for negligent misrepresentation and violations of the Massachusetts Uniform Securities Act, among other claims. The defendants removed this case to federal court, and FHLB of Boston’s motion to remand is pending.

On October 15, 2011, FHLB of Chicago filed a Corrected Amended Complaint for Rescission and Damages in Cook County Circuit Court, which names, among other defendants, GMAC Mortgage Group; RFC; RAMP; RASC; and RFMSI (collectively, the defendants). The complaint alleges that the offering documents for the securities underwritten and issued by defendants contained material misrepresentations of fact and asserts claims for violations of state securities law and negligent misrepresentation. The complaint seeks rescission of the transactions at issue and damages in an amount to be determined at trial. The defendants’ motion to dismiss is pending.

Huntington Bancshares Litigation

On October 11, 2011, Huntington Bancshares, Inc. commenced a lawsuit against GMAC Mortgage; RALI; ResCap; GMAC-RFC; RFC; and several individuals (collectively, the defendants). The complaint alleges that the defendants made misrepresentations and omissions of material facts related to the originator’s loan underwriting guidelines in the offering materials for five residential mortgaged-backed securities. The complaint asserts claims for fraud, aiding and abetting fraud, negligent misrepresentation, and violation of the Minnesota Securities Act and seeks rescission, money damages, and costs. The defendants’ motion to dismiss is pending.

Massachusetts Mutual Life Insurance Company Litigation

On February 9, 2011, the Massachusetts Mutual Life Insurance Company (MassMutual) filed a complaint in the United States District Court for the District of Massachusetts against numerous defendants including RFC; RALI; RAMP; and RASC (collectively, the defendants). The complaint alleges that the defendants’ public filings and offering documents associated with MBS MassMutual purchased contained false statements and omissions of material facts. MassMutual asserts claims for violations of the Massachusetts Uniform Securities Act and seeks both compensatory and statutory damages. The defendants’ motion to dismiss was granted in February 2012, subject to certain additional provisions, which has resulted in certain of the original counts being reinstated against us.

Notes to Consolidated Financial Statements

Residential Capital, LLC

National Credit Union Administration Board (NCUAB) Litigation

On August 9, 2011, NCUAB filed a complaint as liquidating agent of U.S. Central Federal Credit Union (U.S. Central) and Western Corporate Federal Credit Union (WesCorp) against Goldman, Sachs & Co. as underwriter and seller, and Fremont Mortgage Securities Corp., GS Mortgage Securities Corp., Long Beach Securities Corp., and RALI, as issuers, with respect to certain residential MBS purchased by U.S. Central and WesCorp. Previously, on June 20, 2011, the NCUAB filed a complaint as liquidating agent of U.S. Central against numerous defendants including RFMSII. The complaints assert claims under the California securities laws and Sections 11 and 12 of the Securities Act of 1933, alleging the offering documents associated with the underlying transactions contained untrue statements and omissions of material facts, and seek money damages and costs. The defendants have moved to dismiss both complaints, and those motions are pending.

New Jersey Carpenters Litigation

On January 3, 2011, New Jersey Carpenters Health Fund, New Jersey Carpenters Vacation Fund, and Boilermaker Blacksmith National Pension Trust, on behalf of themselves and a putative class (collectively, New Jersey Carpenters), along with several intervenor plaintiff pension funds, filed a Consolidated Second Amended Securities Class Action Complaint against numerous defendants including ResCap; RFC; RALI; Residential Funding Securities Corporation d/b/a GMAC RFC Securities and several individual defendants (collectively, the defendants). The complaint alleges that the plaintiffs and the class purchased MBS between June 28, 2006, and May 30, 2007, and asserts that the offering documents associated with these transactions contained misrepresentations and omitted material information in violation of Sections 11, 12, and 15 of the Securities Act of 1933. The complaint seeks compensatory damages, rescission or a rescissory measure of damages, and attorneys’ fees and costs, among other relief. New Jersey Carpenters moved for class certification. The court denied the plaintiffs’ motion, and an appeal of that decision is pending.

Private-label Monoline Bond Insurer Litigation

MBIA Litigation

MBIA brought two cases in New York County Supreme Court: MBIA Insurance Corporation v. RFC (filed December 4, 2008) and MBIA Insurance Corporation v. GMAC Mortgage (filed April 1, 2010) (RFC and GMAC Mortgage collectively the defendants). The complaints allege that defendants breached their contractual representations and warranties relating to the characteristics of mortgage loans contained in certain insured MBS offerings. The complaints further allege that the defendants failed to follow specific remedy procedures set forth in the contracts and improperly serviced the mortgage loans. Along with claims for breach of contract, MBIA also alleges fraud. MBIA seeks, among other remedies, repurchase of certain loans, payments on current and future claims under the relevant policies, indemnification for attorneys’ fees and costs, and punitive damages. Both cases are in discovery.

FGIC Litigation

On November 29, 2011, FGIC filed three complaints against ResCap in New York County Supreme Court. In two of these cases, both entitled Financial Guaranty Insurance Company v. RFC et al., FGIC alleges that defendants breached their contractual representations and warranties relating to the characteristics of the mortgage loans contained in certain insured MBS offerings. FGIC further alleges that the defendants breached their contractual obligations to permit access to loan files and certain books and records.

In the third case, entitled Financial Guaranty Insurance Company v. GMAC Mortgage LLC, et al., FGIC makes similar contract allegations against GMAC Mortgage and ResCap, as well as a claim against GMAC

Notes to Consolidated Financial Statements

Residential Capital, LLC

Mortgage for fraudulent inducement. In addition, FGIC alleges aiding and abetting fraudulent inducement against Ally Bank, which originated a large portion of the loans in the disputed pool, and breach of the custodial agreement for failing to notify FGIC of the claimed breaches of representations and warranties. In each of these cases, FGIC seeks, among other relief, reimbursement of all sums it paid under the various policies and an award of legal, rescissory, equitable, and punitive damages.

On December 15, 2011, FGIC filed a fourth complaint in New York County Supreme Court related to insurance policies issued in connection with a RFC-sponsored transaction. This complaint, entitled Financial Guaranty Insurance Company v. Ally Financial, Inc., et al., names RFC and ResCap, and seeks various forms of declaratory and monetary relief. The complaint alleges that the defendants are alter egos of one another, fraudulently induced FGIC’s agreement to provide insurance by misrepresenting the nature of RFC’s business practices and the credit quality and characteristics of the underlying loans, and have now materially breached their agreement with FGIC by refusing its requests for information and documents.

On December 27, 2011, FGIC filed three additional complaints in New York County Supreme Court against ResCap and RFC. These complaints seek relief nearly identical to that of FGIC’s previously filed cases and contain substantially similar allegations. In particular, FGIC alleges that the defendants, acting as alter egos of each other, fraudulently induced FGIC to enter into seven separate insurance and indemnity agreements and breached their contractual obligations under same. There are currently twelve FGIC lawsuits pending against the us and our affiliates, all in the U.S. District Court for the Southern District of New York.

Other Litigation

Kessler Litigation

Several putative class actions filed in 2001-2003, all alleging that originators Community Bank of Northern Virginia and Guaranty National Bank of Tallahassee charged certain interest rates and fees in violation of the applicable Secondary Mortgage Loan Act, were consolidated for settlement purposes in the U.S. District Court for the Western District of Pennsylvania. On September 22, 2010, the Third Circuit Court of Appeals vacated an order approving the settlement and remanded the case to the trial court for further proceedings. On October 10, 2011, plaintiffs filed a joint consolidated amended class action complaint against, among others, RFC alleging violations of the Real Estate Settlement Procedures Act; the Truth in Lending Act, as amended by the Home Ownership and Equity Protection Act; and the Racketeer Influenced and Corrupt Organizations Act. RFC’s motion to dismiss is outstanding, and the company intends to vigorously defend against these claims.

Mitchell Litigation

In this statewide class action, plaintiffs alleged that Mortgage Capital Resources, Inc. (MCR) violated the Missouri Second Mortgage Loan Act by charging Missouri borrowers fees and interest not permitted by the Act. RFC and Homecomings Financial LLC (HFN), among others, were named as defendants in their role as assignees of certain of the MCR loans. Following a trial concluded in January 2008, the jury returned verdicts against all defendants, including an award against RFC and HFN for $4.3 million in compensatory damages (plus pre and post-judgment interest and attorneys’ fees) and against RFC for $92 million in punitive damages. In a November 2010 decision, the Missouri Court of Appeals affirmed the compensatory damages but ordered a new trial on punitive damages. Upon remand, the company paid $12.8 million in compensatory damages (including interest and attorneys’ fees). In February 2012, RFC entered into an agreement in principle, subject to documentation and court approval, to settle all of plaintiffs’ remaining claims, including plaintiffs’ already-awarded attorneys’ fees on appeal, for a total of $17.3 million

Notes to Consolidated Financial Statements

Residential Capital, LLC

Commonwealth of Massachusetts

On December 1, 2011, the Commonwealth of Massachusetts filed an enforcement action in the Suffolk County Superior Court against GMAC Mortgage and several other lender/servicers. The Commonwealth claims that certain aspects of defendants’ foreclosure processes are unlawful, that defendants do not always process loan modifications accurately, and that defendants’ use of the Mortgage Electronic Registration Systems (MERS) has damaged the integrity of the Commonwealth’s Torrens recording system. The Commonwealth seeks civil penalties, injunctive relief, costs, and attorneys’ fees. In connection with the settlement with the federal government and state attorneys general announced on February 9, 2012, the Commonwealth of Massachusetts agreed to settle all servicing-related claims asserted in this action and to certain limits on monetary damages, if any. However, the Commonwealth of Massachusetts continues to pursue claims related to MERS and certain foreclosure-related matters.

Regulatory

Our origination, purchase, sale, securitization and servicing business activities expose us to risks of noncompliance with extensive federal, state, local and foreign laws, rules and regulations. Our business activities are also governed by, among other contracts, primary and master servicing agreements that contain covenants and restrictions regarding the performance of our servicing activities. Our failure to comply with these laws, rules, regulations and contracts can lead to, among other things, loss of licenses and approvals, an inability to sell or securitize loans, demands for indemnification or loan repurchases from purchasers of loans, demands for indemnification or other compensation from investors in our securitizations, fines, penalties, litigation, including class action lawsuits, and governmental investigations and enforcement actions, including, in the case of some violations of law, possible criminal liability.

GMAC Financiera, S.A. de C.V., SOFOM, ENR (GMAC Financiera), our wholly-owned subsidiary operating in Mexico, incurred losses during the year which reduced its capital stock and its shareholders equity by more than two-thirds. At December 31, 2011, the amount of the deficiency is $62.0 million. Until this deficiency is cured, GMAC Financiera falls within one of the causes for dissolution under Mexican law.

Operating leases

As of December 31, 2011, we were obligated under non-cancelable operating leases for office space and equipment. Future minimum rental payments, including escalation clauses, under leases with terms of one year or more at December 31, 2011, were as follows.

Year Ended December 31, ($ in thousands)	Leases as part of ongoing operation
2012	$23,345
2013	20,195
2014	17,867
2015	14,183
2016	12,596
2017 and thereafter	33,657

$121,843

The above table includes all rental payments we are obligated to pay under non-cancelable operating leases for office space. These payments exclude amounts we expect to collect through subleases or contract terminations as a result of our restructuring efforts.

Notes to Consolidated Financial Statements

Residential Capital, LLC

Rental expense recorded by us for the years ended December 31, 2011, 2010, and 2009 was $11.3 million, $13.3 million, and 35.5 million, respectively. These amounts exclude any leases included in the restructuring activities and discontinued operations.

Other Commitments

We have a commitment with a third-party information technology provider for use of their integrated loan servicing platform and data warehouse product. This agreement is for $5.1 million per year and expires on May 31, 2012.

Other Contingencies

We are subject to potential liability under various other exposures including tax, nonrecourse loans, self-insurance, and other miscellaneous contingencies. We establish reserves for these contingencies when the item becomes probable and the costs can be reasonably estimated. The actual costs of resolving these items may be substantially higher or lower than the amounts reserved for any one item. Based on information currently available, it is the opinion of management that the eventual outcome of these items will not have a material adverse effect on our consolidated financial condition, results of operations, or cash flows.

Notes to Consolidated Financial Statements

Residential Capital, LLC

20. Related Party Transactions

Balance Sheet

A summary of the balance sheet effect of our transactions with Ally Inc., Ally Bank, and other affiliates were as follows.

December 31, ($ in thousands)	2011	2010
Assets
Mortgage loans held–for–sale — purchased from Ally Bank	$13,518	$16,951
Mortgage loans held-for-sale — contributions from Ally Inc. (carry value) (a)	645,357	812,954
Other Assets
Restricted cash deposits — Ally Bank	112,458	111,354
Derivative collateral placed with Ally IM	1,008,262	920,808
Fair value of derivative instruments
Forward flow agreement — Ally Bank	16,423	54,669
MSR swap — Ally Bank	17,681	14,603
Receivable from other affiliates	2,046	1,958
Liabilities
Borrowings — Ally Inc. Senior Secured Credit Facility (b)	$757,767	$845,775
Borrowings — Ally Inc. LOC (b)	185,064	681,000
Borrowings — BMMZ Repo (b)	250,351	—
Other Liabilities
Liability for loans sold with recourse — Ally Bank (c)	6,773	6,668
Fair value of derivative instruments
Ally IM (d)	1,049,420	565,878
Payable to Ally Inc. (e)	31,019	23,986
Payable, net — Ally Bank	21,001	(11,656)
Other activity
Loans purchased (UPB) under the MMLPSA — Ally Bank (f)	$56,680,164	$66,310,743
Loans sold (UPB) under the MMLPSA — Ally Bank	27,041	94,811
Loans (UPB) sub-serviced — Ally Bank	143,172,634	113,904,266
Servicing escrow/deposits for off-balance sheet loans — Ally Bank	2,003,745	2,069,527
Home Equity Loans (UPB) subject to indemnifications — Ally Bank (c)	58,512	68,017
Income tax settled with Ally Inc. (g)	37,498	—

(a)	Amount represents the carrying value of the loans contributed from Ally Inc. in 2009. The UPB of these loans is $1.6 billion and $2.0 billion at December 31, 2011 and 2010, respectively.
(b)	Includes principal balance of debt outstanding plus accrued interest.
(c)	Relates to an indemnification agreement with respect to a portfolio of second lien home equity loans with an original UPB of $166.0 million.
(d)	Includes the fair value of forwards, TBAs and swaptions executed in connection with hedging of our mortgage loans held–for–sale, retained interests and MSRs. Also includes the fair value of hedges related to our foreign currency exposure. See Note 17 — Derivative Instruments and Hedging Activities for additional information.
(e)	Includes costs for personnel, information technology, communications, corporate marketing, procurement and services related to facilities incurred by Ally Inc. and allocated to us.
(f)	Includes repurchased loans of $11.7 million and $19.8 million as of December 31, 2011 and 2010, respectively.
(g)	See Note 14 — Income taxes for additional information.

Notes to Consolidated Financial Statements

Residential Capital, LLC

Statement of Income

A summary of the income statement effect of our transactions with Ally Inc., Ally Bank and other affiliates were as follows.

Year ended December 31, ($ in thousands)	2011	2010	2009
Net financing revenue
Interest income on cash deposits — Ally Bank	$1,104	$1,267	$1,607
Interest expense — Ally Inc. Senior Secured Credit Facility	23,739	35,864	62,265
Interest expense — Ally Inc. LOC	16,406	7,358	8,294
Interest expense — BMMZ Repo	351	—	—
Interest expense — Ally Bank	4,022	—	—
Amortization expense of deferred issuance costs — Ally Inc.	—	3,044	9,122
Other revenue
Gain (loss) on mortgage loans, net — derivative instruments with Ally IM	$(68,288)	$10,281	$(13,875)
Gain (loss) on mortgage loans, net — Ally Bank	189,902	(70,058)	(121,296)
Gain (loss) on mortgage loans, net — Ally Securities, LLC (c)	174,968	79,101	—
Servicing fees — Ally Bank	34,895	24,060	18,778
Servicing assets valuation and hedge activities, net — derivative instruments with Ally IM	172,819	97,260	(298,207)
Servicing assets valuation and hedge activities, net — derivative instruments with Ally Bank	(359,523)	469,945	481,605
Loan brokerage fees — Ally Bank (a)	55,622	64,543	78,089
Provision expense — Ally Bank (b)	$2,868	$7,657	$6,028
Noninterest expense
Gain (loss) on foreign currency — derivative instruments with Ally Inc.	$21,021	$(948)	$23,344
Management fees — Ally Inc.	69,714	93,263	284,567
Custodial fees — Ally Bank	7,732	7,519	8,606
Allocated expenses — Ally Bank	452	691	5,850

(a)	Under the terms of a broker agreement with Ally Bank, we provide loan processing services to support Ally’s loan origination and purchase activities as well as loan closing services.
(b)	Relates to provision expenses associated with the indemnification agreement with respect to a portfolio of second lien home equity loans.
(c)	Relates to mortgage and asset–backed securities brokered to Ally Securities, LLC for underwriting, distribution and capital markets liquidity services.

Notes to Consolidated Financial Statements

Residential Capital, LLC

Statement of Changes in Equity

A summary of the changes to the statement of equity related to our transactions with Ally Inc., Ally Bank and other affiliates were as follows.

Year ended December 31, ($ in thousands)	2011		2010	2009
Equity
Capital contributions — Ally Inc.	$109,405	(a)	$—	$4,047,465 (b)
Conversion of preferred membership interest — Ally Inc. (c)	—		—	(806,344)
Sale of nonvoting stock of Ally Bank — Ally Inc. (c)	—		—	(595,888)

(a)	Represents capital contributions from Ally Inc. through the forgiveness of Ally Inc. LOC borrowings.
(b)	On December 30, 2009, Ally Inc. contributed assets to us, including mortgage loans held-for-sale with a carrying value of $1.4 billion, cash of $600.0 million, and receivables of $316.2 million and forgave $195.0 million in affiliate payables related to Ally management fees and the outstanding balance under the MSR agreement of $262.7 million. In addition, during 2009, Ally Inc. contributed to us Junior and Senior Unsecured Guaranteed notes. The Junior notes had a face amount of $1.9 billion, including accrued interest, and a carrying value of $2.3 billion. The Senior notes had a face amount of $40.3 million including accrued interest, and a carrying value of $40.8 million.
(c)	On January 30, 2009, Ally Inc. acquired 100% of our remaining nonvoting common interests in IB Finance Holding Company, LLC (IB Finance), with common interests attributable to the mortgage finance operations of Ally Bank. In exchange for our interests in IB Finance, Ally Inc. contributed Senior Secured Guaranteed notes, which Ally Inc. acquired in its December 2008 exchange offer, with a face amount of $830.5 million, including accrued interest, and a carrying value of $894.3 million. The forgiveness and extinguishment of the debt resulted in a gain on extinguishment of $510.9 million and additional consideration for the nonvoting interests of $383.4 million. As part of this transaction, Ally also exercised its option to converts its noncumulative, nonparticipating, perpetual preferred membership interest in ResCap in the same number of preferred membership interests in IB Finance.

On January 30, 2012, we received a capital contribution of $196.5 million from Ally Inc. through the forgiveness of Ally Inc. LOC borrowings. See Other Significant Affiliate Agreements, below, for additional information with respect to the terms and conditions agreed in connection with the capital contribution.

Other Significant Affiliate Agreements

We are party to an ISDA 2002 Master Agreement with Ally IM, a subsidiary of Ally Inc., whereby we enter into foreign exchange and interest rate hedging transactions (the ISDA Agreement and a Master Securities Forward Transaction Agreement (the Forward Agreement) (together with the ISDA Agreement, the Derivative Agreements)) whereby we agree to sell certain mortgage–backed securities to Ally IM from time to time on a forward basis. We also entered into a Guarantee and Master Netting Agreement with Ally IM whereby the parties agreed to aggregate, net, and set off the Derivative Agreements and the Ally Inc. LOC. In connection with these agreements, we cross-collateralize the respective obligations and granted a security interest to Ally IM in any cash or other property posted, or required to be posted, as collateral by us.

On December 5, 2011, we entered into an agreement with Ally Inc. and GMAC Mortgage Group (the Agreement), whereby we agreed to certain terms and conditions in respect of ongoing loan sales by Ally Bank to us under the terms of our Master Mortgage Loan Purchase and Sale Agreement (MMLPSA) with Ally Bank. In accordance with the Agreement, we have instructed the GSEs to deliver, free and clear of all liens and encumbrances, mortgage-backed securities received from the GSEs in connection with our loan sales to them (New MBS) directly upon issuance into an account of Ally IM for the benefit of Ally Bank and GMAC Mortgage

Notes to Consolidated Financial Statements

Residential Capital, LLC

Group. We grant Ally Bank and GMAC Mortgage Group security interests in loans purchased from Ally Bank and all proceeds from the sale of the New MBS. All proceeds from the sale of the New MBS are paid without setoff, recoupment or other reduction by Ally IM directly to Ally Bank. Ally Bank remits to us proceeds, if any, in excess of the purchase price of loans sold to us under the MMLPSA, and we remit to Ally Bank the amount of any shortfall in such proceeds necessary to pay the purchase price of the loans. In connection with these conditions, we are negotiating a Pledge and Security Agreement among ResCap, GMAC Mortgage, Ally Inc., GMAC Mortgage Group, Ally Bank and Ally IM (the Pipeline Security Agreement).

In accordance with the terms of the Agreement, and to assist us with our liquidity needs, Ally Inc. provided us with $250.0 million of new financing through a secured financing agreement with its subsidiary BMMZ Holdings, and a commitment for capital support at November 30, 2011. We did not require any capital support from Ally Inc. as of November 30, 2011. In accordance with the terms of the Agreement, and to assist us with our hedging activities, existing counterparty derivative transactions were novated to Ally IM, to the extent possible, and new derivative transactions were executed between us and Ally IM on terms substantially the same as the novated trades. New derivative transactions will be executed with Ally IM. We expect to transact virtually all of our hedging transactions with Ally IM in the future.

On January 30, 2012, we entered into an agreement (the Letter Agreement) with Ally Inc. pursuant to which Ally Inc. agreed to provide capital support to us in connection with potential obligations in connection with mortgage foreclosure fines and penalties. Under the terms of the Letter Agreement, Ally Inc. agreed to provide us with immediate capital support of $196.5 million through forgiveness of debt, and to provide, and cause BMMZ to provide, waivers of any breach of or default under the Ally Inc. Senior Secured, LOC, and BMMZ Secured Financing Agreement credit facilities, where the breach or default results from amounts recorded with respect to such potential obligations. Ally Inc. also agreed, in accordance with, and subject to, the approval of the Ally Inc. Board of Directors, to contribute capital to us in the form of debt forgiveness in an amount necessary for us to exceed our consolidated tangible net worth covenants by $25.0 million as of January 31, 2012, provided that such capital contribution is a result of net operating losses in the ordinary course of business and does not exceed $100.0 million.

In connection with the Letter Agreement, we agreed to promptly perform all obligations that might be required in connection with mortgage foreclosure fines and penalties, including the timely remittance of any cash payments that might be owed to the applicable government authorities and any borrower relief that might be agreed in connection with any mortgage foreclosure settlement with the federal government, state attorneys general and state banking departments and in connection with any civil monetary penalty issued by the FRB. We also agreed to amend our subservicing agreement with Ally Bank to permit us to implement modifications and other loss mitigation activities in connection with any borrower relief obligations that might be required. Under the pending amendment, any uncured breach of our obligations with respect to the terms of any settlement or penalty would constitute an event of default and entitle Ally Bank to immediately terminate the subservicing agreement upon written notice. We have also agreed to renegotiate the terms of our forward flow and MSR Swap agreements with Ally Bank, whereby Ally Bank may novate the agreements with us to Ally IM or Ally Bank may terminate the agreements. In the event Ally Bank terminates the agreements, we may enter into new agreements with Ally IM.

Transactions with Ally Bank

Following are descriptions of our substantive affiliate agreements with Ally Bank. Certain of these agreements are expected to be renegotiated, novated or otherwise terminated in connection with agreements we have entered into with Ally Inc. See Other Significant Affiliate Agreements for additional information.

Notes to Consolidated Financial Statements

Residential Capital, LLC

Under the terms of the Broker Agreement, we act in a broker capacity and provide loan processing services to Ally Bank to support its origination and purchase of loans as well as loan closing services. The Broker Agreement has no mandatory expiration date and can be terminated by either party with 30-days notice. Under the terms of the Broker Agreement, loans meeting the underwriting standards of Ally Bank are originated (funded) by Ally Bank, while loans not meeting those standards may be originated by us and sold directly into the secondary market. We also provide certain representations and warranties and indemnifications to Ally Bank with respect to brokered loans.

Under the terms of the MMLPSA with Ally Bank, we purchase first- and second-lien mortgage loans held-for-sale from Ally Bank. We sell and deliver such mortgage loans into the secondary market primarily through agency securitizations and whole-loan sales. The MMLPSA has no mandatory expiration date and can be terminated on 30 days notice by Ally Bank or immediately if agreed by both parties. Under the MMLPSA, we purchase loans from Ally Bank and recognize gains or losses on the sale of mortgage loans as they are sold by us into the secondary market. Loans purchased by us pursuant to the MMLPSA include mortgage loans originated by third parties and purchased by Ally Bank (correspondent lending); loans originated directly by Ally Bank; and mortgage loans originated by us and sold to Ally Bank pursuant to a loan sale agreement (the Client Agreement).

Under the terms of the Pipeline Security Agreement, Ally Bank is granted security interests in loans sold to us under the MMLPSA and all proceeds from the sale of New MBS in connection with the sale of such loans to the GSEs. All proceeds from the sale of New MBS are paid without setoff, recoupment or other reduction directly to Ally Bank. Ally Bank remits to us proceeds, if any, in excess of the purchase price of the loans sold to us under the MMLPSA, and we remit to Ally Bank the amount of any shortfall in such proceeds necessary to pay the purchase price of the loans. At December 31, 2011, there were no amounts due to or from Ally Bank in connection with this agreement.

We purchase loans from Ally Bank under the MMLPSA on a nonrecourse basis, either servicing released or servicing retained. If servicing is retained, Ally Bank retains the mortgage servicing rights and designates us as subservicer, pursuant to a servicing agreement between Ally Bank and us.

We are counterparty to a forward flow agreement for mortgage loans held-for-sale and interest rate lock commitments held by Ally Bank that ultimately will be sold to us under the MMLPSA. The forward flow agreement transfers the exposure to changes in fair value of Ally Bank’s mortgage loans held-for-sale and interest rate lock commitments to us. We hedge our exposure to the forward flow agreement consistent with the hedging of our own mortgage loans held-for-sale and interest rate lock commitments. The forward flow agreement has no mandatory expiration date and can be terminated with 30 days notice from Ally Bank or immediately if agreed by both parties. In connection with our Letter Agreement with Ally Inc., we expect the forward flow agreement will be novated to Ally IM or terminated.

We are counterparty to a MSR Total Return Swap (the MSR Swap) which transfers the total economic return of MSRs owned by Ally Bank to us in exchange for a variable payment based upon a fixed spread to LIBOR. The fixed spread to LIBOR is periodically evaluated against available market data. Effective July 1, 2010, the fixed spread was increased to 325 basis points. We hedge our exposure to the MSR Swap consistent with the hedging of our own MSRs. The MSR Swap has no mandatory expiration date and can be terminated with 30 days notice from Ally Bank or immediately if agreed by both parties. In connection with our Letter Agreement with Ally Inc., we expect the MSR Swap will be novated to Ally IM or terminated.

We are party to an ISDA 2002 Master Agreement with Ally Bank governing the forward flow agreement and MSR Swap. We have also entered into an Agreement to Set Off Obligations (the Netting Agreement) which provides Ally Bank the right, but not the obligation, to set off any obligation that we have to Ally Bank against

Notes to Consolidated Financial Statements

Residential Capital, LLC

any obligation of Ally Bank to us. The Netting Agreement can be terminated by either party with 30 days notice. To the extent the forward flow agreement and MSR swap are novated or terminated, the ISDA 2002 Master Agreement and Netting Agreement may be terminated.

Under the GSE servicer guides, the seller and servicer of mortgage loans equally share in customary representation and warranty obligations. We assume all of the representation and warranty obligations for loans we purchased from Ally Bank that we subsequently sell through Agency securitization or otherwise sell into the secondary market. To the extent these loans were originated by third-parties and purchased by Ally Bank and subsequently sold to us under the MMLPSA, we pursue recovery of losses from the third-parties under breach of customary representation and warranties. Pursuant to the Client Agreement, we also provide certain representations and warranties and indemnifications to Ally Bank with respect to those loan transactions. For loans that are not eligible to be sold to the GSEs that reach certain delinquency thresholds or which are otherwise in breach of sale representations and warranties contained in the client agreement, we repurchase loans from Ally Bank at their carrying cost.

In the first quarter of 2008, Ally Bank purchased a portfolio of second-lien home equity loans from us. We provided an indemnification to Ally Bank whereby we reimburse Ally Bank at such time as any of the loans covered by this agreement are charged off, typically when the loan becomes 180 days delinquent. This indemnification is limited to loans with an original unpaid principal balance of $166.0 million. In December 2009, Ally Bank sold approximately $3.5 billion of loans to Ally Inc. of which $52.6 million were covered under the indemnification. The indemnification associated with these loans did not transfer to Ally Inc. and was effectively retired.

In connection with our Settlement obligations (See Note 19 – Guarantees, Commitments, and Contingencies for additional information related to the Settlement) and as part of the Letter Agreement, Ally Bank has agreed to participate in borrower relief programs and activities with respect to their loan portfolios. We recognized a liability of $83.5 million at December 31, 2011, in connection with losses Ally Bank is expected to incur in connection with the programs. To the extent activities under the borrower relief programs are consistent with activities currently permitted under our servicing agreement. Ally Bank will not seek to be reimbursed, or indemnified, for any losses it incurs in connection with these borrower relief activities.

We have short-term receivables due from Ally Bank that primarily consist of amounts due from Ally Bank related to miscellaneous mortgage loan funding transactions and accounts payable transactions, and are generally settled on a monthly basis.

We have cash collateral on deposit with Ally Bank, primarily related to certain of our transactions that are deemed to be covered under Section 23A of Reg. W, which governs affiliate transactions for banks.

We deposit certain escrow funds for taxes and insurance collected from borrowers as part of our servicing activities in noninterest bearing accounts with Ally Bank.

We provide office facilities and a wide range of administrative services, including legal, risk, capital markets, finance and accounting, and information technology support to Ally Bank under an administrative services agreement. No fees were collected during the years ended December 31, 2011 and 2010, for these facilities and services. We also contract with Ally Bank to provide document custody services including, certifications, releases, reinstatements and file maintenance.

Notes to Consolidated Financial Statements

Residential Capital, LLC

21. Regulatory Matters

Certain subsidiaries associated with our mortgage and real estate operations are required to maintain regulatory net worth requirements. See Note 9 — Borrowings for additional information. Failure to meet minimum capital requirements can initiate certain mandatory actions by federal, state, and foreign agencies that could have a material effect on our results of operations and financial condition. These entities were in compliance with these requirements as of December 31, 2011.

Certain of our foreign subsidiaries operate in local markets as either banks or regulated finance companies and are subject to regulatory restrictions. These regulatory restrictions, among other things, require that our subsidiaries meet certain minimum capital requirements and may restrict dividend distributions and ownership of certain assets. As of December 31, 2011, compliance with these various regulations has not had a material adverse effect on our financial condition, results of operations or cash flows.

22. Subsequent Events

Events subsequent to December 31, 2011, were evaluated for recognition through March 28, 2012, the date on which these Consolidated Financial Statements were originally issued.

Events subsequent to December 31, 2011, were evaluated for disclosure through September 19, 2012, the date on which these Consolidated Financial Statements were reissued.

On February 9, 2012 we entered into an agreement in principle with federal agencies, 49 state attorneys general and 45 state banking departments with respect to investigations into procedures followed by mortgage servicing companies and banks in connection with mortgage foreclosure homes sales and evictions. On March 12, 2012, the Settlement was filed as a consent judgment in the U.S. District Court for the District of Columbia. On February 9, 2012, we also agreed in principle with the FRB on a civil monetary penalty related to these same activities. At December 31, 2011, we recorded a liability of $204.0 million related to these agreements. See Note — 19 Guarantees, Commitments and Contingencies for additional information.

On January 30, 2012, we received a $196.5 million capital contribution from Ally Inc. in the form of debt forgiveness of the Ally Inc. LOC. See Note 20 — Related Party for additional information.

Related Party Transactions

Ally Inc.

On May 13, 2012, we entered into a shared services agreement whereby we provide services to Ally Inc. and Ally Inc. provides services to us. The shared services agreement was approved by the Bankruptcy Court as part of the Debtors’ first day motions. These services are described in various statements of work (SOWs) and relate to core functional areas, including but not limited to finance, audit, treasury, risk, compliance, legal, information technology, and marketing. We compensate Ally Inc. for services provided to us based upon an agreed upon monthly charge. We charge Ally Inc. for services we provide to them based upon an agreed upon monthly charge. The individual services provided under the SOWs can be terminated by the recipient in whole or in part with 90 days written notice, subject to the supplier of the service providing termination assistance services for an additional period of time if requested by the recipient. The individual services can be terminated by the supplier of the service for cause (e.g., non-payment) or without cause at the time of the completion of a sale of our core business operations in connection with our Chapter 11 Cases. Termination assistance services may also be requested by the recipient under those circumstances. Prior to executing the shared services agreement, we reimbursed Ally Inc. for costs they incurred on our behalf, including for personnel, information technology, communications, corporate marketing, procurement and services related to facilities. The shared services agreement expires May 14, 2013, unless terminated earlier or extended. The shared services agreement automatically extends for a one year period unless either party provides the other party with written notice of nonrenewal at least three months prior to the expiration of the then-current term.

Notes to Consolidated Financial Statements

Residential Capital, LLC

Ally Bank

On April 30, 2012, certain of our related party agreements with Ally Bank were terminated. The forward flow and MSR Swap agreements were terminated as well as the related ISDA 2002 Master Agreement and Netting Agreement. In connection with these terminations, we terminated certain hedge transactions with third parties and Ally IM. The termination of these agreements and the related hedges did not have a material impact on our financial position or results of operations.

On May 1, 2012, $125.7 million of representation and warranty liability for loans sold by us to the GSEs and serviced by Ally Bank was assumed by Ally Bank. This assumption resulted in an equity contribution by Ally Inc. of $125.7 million.

On May 1, 2012, we amended the fee structure of our Broker Agreement with Ally Bank. This amended agreement is subject to approval by the Bankruptcy Court.

Effective May 1, 2012, the MMLPSA was amended and restated (Amended MMLPSA). Under the terms of the Amended MMLPSA, we are obligated to purchase all FHA and VA loans eligible for inclusion in securitizations guaranteed by Ginnie Mae originated or purchased by Ally Bank. Effective May 1, 2012, we no longer purchase Fannie Mae or Freddie Mac eligible loans originated or purchased by Ally Bank. Loans are originated or purchased in conformity with the underwriting guidelines of the FHA and VA and are generally sold to securitizations guaranteed by Ginnie Mae.

GMAC Mortgage is designated as subservicer for loans held by Ally Bank and loans sold to us under the MMLPSA where Ally Bank retained the servicing rights (Servicing Agreement). On May 11, 2012, we entered into an amended and restated Servicing Agreement, which was effective May 25, 2012. Under the Servicing Agreement, GMAC Mortgage performs all customary mortgage loan servicing activities, including but not limited to, collection of borrower remittances, loss mitigation and foreclosure processing activities. The term of the Servicing Agreement automatically renews for a one year term on an annual basis, unless notice of termination is provided by either party with 120 days prior notice. We receive subservicing fees which are generally based on the average daily balance of subserviced loans which differ by loan type and delinquency status. Following a hearing on September 11, 2012, the Bankruptcy Court approved the Servicing Agreement.

In connection with our DOJ Settlement obligations, Ally Bank agreed in the Servicing Agreement to participate in borrower relief programs with respect to their loan portfolios up to a $75.0 million indemnification threshold (Indemnification Obligations). To the extent activities under the borrower relief programs were consistent with activities already permitted under the Servicing Agreement, Ally Bank did not seek to be reimbursed or indemnified for any losses it incurred in connection with these borrower relief activities.

On June 20, 2012, GMAC Mortgage notified Ally Bank that we were likely to exceed the $75.0 million indemnification threshold in the Servicing Agreement in connection with borrower relief activities under the DOJ Settlement and, as Ally Bank and GMAC Mortgage had not agreed to the terms by which any further solicitations of Ally Bank’s portfolio loans would be conducted, GMAC Mortgage suspended new solicitations of eligible borrowers in that population.

Notes to Consolidated Financial Statements

Residential Capital, LLC

On July 19, 2012, Ally Bank gave notice of default to GMAC Mortgage under the Servicing Agreement, as it alleged that GMAC Mortgage had failed to perform its Indemnification Obligations. As of June 30, 2012, Ally Bank had invoiced GMAC Mortgage $4.7 million in respect of the Indemnification Obligations, all of which GMAC Mortgage disputes. Under a January 2012 support agreement between Ally Inc. and ResCap, ResCap is not obligated to provide reimbursement to Ally Bank once ResCap has achieved $200.0 million in borrower relief credits under the DOJ Settlement (which threshold was exceeded during June 2012).

Following a hearing on September 11, 2012, the Bankruptcy Court issued a stipulation and order reserving certain rights with respect to ResCap’s motion for authorization to continue to perform under the Servicing Agreement in the ordinary course of business. That stipulation and order authorized and directed ResCap to continue to perform and make all payments due to Ally Bank under the Servicing Agreement, including Indemnification Obligations and past due payments related thereto. The stipulation and order required Ally Bank to withdraw any existing notice of default and confirm that the existing default has been cured, and granted to Ally Bank limited relief from the automatic stay in order to (i) provide the 120 day notice to terminate the Servicing Agreement with respect to certain home equity lines of credit and approximately 8,500 consumer mortgage loans, and (ii) provide notice of termination of the Servicing Agreement in its entirety on the earliest of ten days after the entry of a court approved platform sale order or December 10, 2012. We estimate additional payments to Ally Bank under the Indemnification Obligations will range up to $60 million.

The stipulation and order also required Ally Inc. to establish an escrow account and deposit funds therein simultaneously with, and in amounts equal to, all future indemnification payments made by ResCap to Ally Bank with respect to the Indemnification Obligations. The escrow account is subject to the exclusive jurisdiction of the Bankruptcy Court, and will remain in place and continue to be funded until the earlier of (a) an agreement among ResCap, the unsecured creditors committee and Ally Inc. as to the proper allocation and disbursement of the funds in the account and (b) the effective date of a chapter 11 plan that includes a provision directing the distribution of the funds in the account.

Strategic Actions

On May 11, 2012, RFC and its wholly owned subsidiary GMAC RFC Auritec, S.A. sold all of the outstanding ordinary Class I and Class II shares of GMAC Financiera to a third party for $100.00 and a full irrevocable and unconditional release and termination of guarantees by ResCap and certain of its subsidiaries related to medium-term notes issued by GMAC Financiera. We recognized a gain of $19.7 million upon completion of the sale. See Note 2—Discontinued Operations for additional information.

Bankruptcy Proceedings

On May 14, 2012 (the Petition Date), ResCap and certain of its wholly owned subsidiaries (collectively, the Debtors) filed voluntary petitions (Chapter 11 Cases) for relief under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (Bankruptcy Court). Our Chapter 11 Cases were consolidated for the purpose of joint administration. The Chapter 11 Cases were filed in response to the continuing adverse economic climate, particularly in the residential mortgage industry, which adversely impacted our results of operations, cash flows and liquidity over the past several years. Factors contributing to our Chapter 11 Cases include (i) the magnitude of the Debtors’ potential liability for breaches of representations and warranties made in connection with loan sales, as well as the significant time and defense costs in respect of litigation claims alleged with respect to such loan sales, irrespective of the Debtors’ substantial defenses, (ii) the overwhelming debt burden combined with near-term maturities of credit facilities and (iii) continuing volatility in the interest rate markets, affecting the Debtors’ ability to hedge the value of their mortgage servicing rights and to comply with their financial covenants. The Company had also been heavily dependent on Ally Inc. for capital and liquidity support. Ally Inc. had indicated that it would not continue any such support and would not extend the maturity dates of its various credit facilities with us. As a result, we did not expect to be able to satisfy all of its obligations as they came due.

As a result of the Chapter 11 Cases, Ally Inc. has determined that it no longer has control or significant influence over the operating decisions of the Debtors, and it does not expect to regain control or significant influence over the Debtors under any reorganization plan. Therefore, effective May 14, 2012, we were deconsolidated from the Ally Inc. financial statements.

Notes to Consolidated Financial Statements

Residential Capital, LLC

The filing of the Chapter 11 Cases constituted an event of default or otherwise triggered accelerated repayment obligations under all of our pre-petition debt obligations. Under chapter 11, the filing of a bankruptcy petition automatically stays most actions against a debtor, including most actions to collect pre-petition indebtedness or to exercise control over the property of the debtor’s estate. Absent an order of the Bankruptcy Court, certain of the Debtors’ pre-petition liabilities are subject to settlement under the plan of reorganization.

The Bankruptcy Court has approved our continuing operation of our primary business activities, including originating, purchasing, selling, securitizing and servicing residential mortgage loans. The Bankruptcy Court has also approved our payment of certain pre-petition liabilities, including taxes, employee related liabilities, and other obligations related to our operations.

As part of the Chapter 11 Cases, the Debtors are seeking approval of the sale of substantially all of their assets. The Debtors have also entered into agreements with Ally Inc. and its subsidiaries, other than the Debtors (collectively, the Ally Group Settlement Agreement) and certain creditor constituencies providing for the terms of a prearranged chapter 11 plan (the Plan), which those parties would support. Any plan filed in connection with the Chapter 11 Cases, and all motions related to the Chapter 11 Cases, are subject to approval by the Bankruptcy Court.

Under section 362 of the Bankruptcy Code, the filing of a bankruptcy petition automatically stays most actions against a debtor, including most actions to collect indebtedness incurred prior to the petition date or to exercise control over property of the debtor. Accordingly, although commencement of the Chapter 11 Cases triggered defaults on all of our pre-petition debt obligations, we believe creditors are stayed from taking any actions as a result of such defaults. As a result of the Chapter 11 Cases, the realization of assets and the satisfaction of liabilities are subject to uncertainty. As debtors-in-possession under the Bankruptcy Code we may, subject to approval of the Bankruptcy Court, sell or otherwise dispose of assets and liquidate or settle liabilities for amounts other than those reflected in our Consolidated Financial Statements.

The US Trustee for the Southern District of New York has appointed an official committee of unsecured creditors (UCC). The UCC and its legal representatives have a right to be heard on all matters that come before the Bankruptcy Court affecting the Debtors.

On June 28, 2012, the Bankruptcy Court signed an order to appoint an examiner, who was appointed on July 3, 2012, to investigate the pre-petition activities of the Debtors and Ally Inc. and its subsidiaries and affiliates and the proposed Ally Group Settlement Agreement. The examiner has indicated the investigation will take six months to complete. The Bankruptcy Court will consider the final examiner’s report prior to confirmation of any plan.

On June 30, 2012, the Debtors filed statements and schedules with the Bankruptcy Court setting forth the assets and liabilities of each of the Debtors as of the Petition Date. The Bar Date in the Chapter 11 Cases is the legal deadline by which any creditor must file a proof of claim in the Chapter 11 Cases. Following a hearing on August 29, 2012, the Bankruptcy Court approved the motion to set the Bar Date, which requires general claimants to submit claims no later than the close of business on November 9, 2012 and governmental units to submit claims no later than the close of business on November 30, 2012. The Bankruptcy Court will ultimately determine liability amounts, if any, that will be allowed for all claims.

On August 23, 2012, the Debtors filed a motion for entry of an order extending their exclusive period to file a reorganization plan (Exclusive Plan Period) and solicit acceptance of such plan (Solicitation Period) with the Bankruptcy Court. The Debtors have requested an extension of the Exclusive Plan Period of nine months, during which time only the Debtors may file a reorganization plan, and an extension of the Solicitation Period during which the Debtors have the exclusive right to solicit acceptance of the plan by 60 days following the Exclusive Plan Period extension. Following a hearing on September 11, 2012, the Bankruptcy Court approved the motion to extend the Exclusive Plan Period to December 20, 2012 and the Solicitation Period to February 18, 2012.

Following a hearing on August 29, 2012, the Bankruptcy Court also approved the de minimis asset sale motion, which set forth procedures for the sale of assets under $15.0 million.

Notes to Consolidated Financial Statements

Residential Capital, LLC

Debtor-in-Possession Credit Agreements

On May 15, 2012, the Debtors obtained Bankruptcy Court interim approval of a fully committed $1.45 billion superpriority senior secured debtor-in-possession credit facility (DIP) arranged by Barclays Bank PLC, between and among GMAC Mortgage Borrower LLC and RFC Borrower LLC (collectively, the DIP Borrowers), and ResCap, GMAC Mortgage, RFC and certain other subsidiaries of ResCap (collectively, the DIP Guarantors), Barclays Bank PLC, as administrative agent, and other lenders that from time to time may become party thereto. The DIP Borrowers and DIP Guarantors are all Debtors. Pursuant to the terms of the DIP, the $1.45 billion facility consists of three tranches: $1.06 billion of A-l term notes, $200.0 million of A-2 term notes and a $190.0 million revolver. The DIP was approved by the Bankruptcy Court on June 25, 2012.

We are required to maintain consolidated liquidity of (i) not less than $250.0 million in the aggregate for four consecutive days and (ii) not less than $75.0 million in the aggregate at any time. We are also required to maintain a minimum of $50.0 million in certain bank accounts that are maintained as collateral for the DIP. We are in compliance with these requirements.

The DIP proceeds can be used, in each case in accordance with the approved DIP budget, to repay in full certain indebtedness outstanding as of the Petition Date (the Pre-Petition Refinanced Facilities), to pay the fees, costs and expenses incurred in connection with the DIP, and for general corporate purposes. There are limitations on the use of DIP proceeds, including restrictions in connection with investigations, initiation or prosecution of any claims against any party to the DIP or holder of obligations of the Pre-Petition Refinanced Facilities, making any pre-petition payments, except as authorized by the Bankruptcy Court and in accordance with the approved DIP budget, or for any purpose that could materially or adversely modify or compromise the rights of any party to the DIP or which would result in the occurrence of an event of default. In addition to certain customary obligations, the DIP requires us to provide certain reports, including periodic budget reports, periodic cash sources and uses of funds reports, periodic cash flow forecasts and borrowing base and collateral reports.

On May 25, 2012, ResCap, GMAC Mortgage and RFC along with certain other guarantor affiliates, completed an amendment to the Amended and Restated Ally Inc. Line of Credit (LOC) to provide up to $220.0 million of post-petition debtor-in-possession financing (Ally DIP), provided that the aggregate amount of the pre- and post-petition draws under the LOC and Ally DIP (plus any unpaid interest, expenses, or other costs payable thereunder) may not exceed $600.0 million; and provided further, any borrowings in excess of $200.0 million shall be made at Ally Inc.’s sole discretion. The Debtors can use $150.0 million of the proceeds from the Ally DIP solely for the post-petition purpose of repurchasing FHA and VA loans from Ginnie Mae securitizations in connection with delinquency triggers applicable to GMAC Mortgage under Chapter 18 of the Ginnie Mae Guide, to effect foreclosures, conveyances or other normal course loss mitigation activities and to allow for trial loan modifications under programs implemented by the Debtors. The Debtors can use $50.0 million of the proceeds from the Ally DIP, subject to the limitations noted above, for general corporate purposes.

Cash Collateral Requirements

In connection with our Chapter 11 Cases, we are required to manage cash in accordance with various orders of the Bankruptcy Court. As such, certain cash received by the Debtors must now be segregated and held as cash collateral in bank accounts specific to certain secured creditors (Islands). The segregation of cash receipts among the Islands is determined by the origin of the cash receipt, i.e., cash is allocated to Islands based upon the facility to which the related asset is pledged., Cash collateral for each Island can be used only in accordance with the terms of the cash collateral orders with each of our respective secured creditors. The Debtors may also use additional unencumbered cash (including any proceeds of certain unencumbered assets) to fund their operations. Ongoing expenses incurred by the Debtors not specifically allocated to a particular Island are funded pro-rata with cash from the Islands based on each Island’s respective asset collateral base.

Notes to Consolidated Financial Statements

Residential Capital, LLC

As a result of the above cash collateral requirements, the Debtors’ ability to use cash to fund operations is limited.

Stalking Horse Agreements

As part of our Chapter 11 Cases the Debtors filed a motion with the Bankruptcy Court, for, among other things, authority to sell substantially all of their assets pursuant to Section 363 of the Bankruptcy Code, to establish bidding procedures to permit higher and better bids, setting a date for an auction should such bids be received, and setting a hearing date for the approval of the sale of the assets to the winning bidder(s).

On May 13, 2012, as amended and restated on June 28, 2012, ResCap, together with certain of its subsidiaries, entered into an Asset Purchase Agreement with Nationstar Mortgage LLC (Nationstar) (the Platform Stalking Horse Bid). The assets being sold in the Platform Stalking Horse Bid consist of the Debtors’ mortgage origination and servicing business and certain other mortgage-related assets; Nationstar is also assuming certain specified liabilities. In connection with the Platform Stalking Horse Bid, Nationstar made a $72.0 million deposit into an escrow account, which can either be applied to the purchase price or released to one of the parties in accordance with the Deposit Escrow Agreement. In the event the Platform Stalking Horse Bid is terminated, under certain circumstances we are obligated to pay a break-up fee of $24.0 million to Nationstar.

On June 28, 2012, ResCap, together with certain of its subsidiaries, entered into an Asset Purchase Agreement with Berkshire Hathaway Inc. (Berkshire) (the Legacy Portfolio Stalking Horse Bid). The assets being sold in the Legacy Portfolio Stalking Horse Bid consist of mortgage loans held-for sale and other retained financial assets. In the event the Legacy Portfolio Stalking Horse Bid is terminated, under certain circumstances we are obligated to pay a break-up fee of $10.0 million to Berkshire.

The remaining assets of the Debtors are expected to be sold, wound down, or otherwise liquidated over time. In connection with the Debtor’s Section 363 sales, on September 14, 2012, the Debtors provided notice that bids would be due October 19, 2012, auctions would be held beginning October 23, 2012, and no earlier than October 24, 2012, for the Platform Stalking Horse Bid assets and the Legacy Portfolio Stalking Horse Bid assets, respectively, and setting the sale hearing date of November 19, 2012. It is possible that parties other than Nationstar and Berkshire will ultimately purchase our assets and/or business operations.

Reorganization Plan and Related Settlements

The Debtors intend to seek Bankruptcy Court approval of a Chapter 11 plan of reorganization that will include the Ally Group Settlement Agreement under which, in exchange for certain releases, Ally Inc. will, among other things, make a cash contribution to the Debtors’ estate of $750.0 million, and provide a post-petition debtor-in-possession financing facility of up to $220.0 million through an amendment to the LOC. Ally Inc. has also agreed to assume obligations under the Debtors’ pension plan, enter into a transition services agreement, and continue to provide indemnification of ResCap’s current directors and officers. This settlement provides for the release of all existing or potential causes of action between Ally Inc. and the Debtors, as well as a release of all existing or potential ResCap-related causes of action against Ally Inc. held by third parties. The Ally Group Settlement Agreement is subject to approval by the Bankruptcy Court.

The Debtors have obtained support for the Plan from a portion of the holders of ResCap’s outstanding junior secured notes. In addition, institutional investors and trustees in residential mortgage-backed securities issued by us and holding more than 25% of at least one class in each of 336 securitizations have agreed to support the Plan as part of a proposed settlement whereby the holders of such claims will be allowed a general unsecured claim of up to $8.7 billion. These 336 securitizations (out of a total of 392 outstanding securitizations with an original unpaid principal balance of $221.0 billion) have an aggregate original unpaid principal balance of more than $189.0 billion.

Notes to Consolidated Financial Statements

Residential Capital, LLC

We have failed to satisfy certain milestone requirements in the plan support agreements (PSAs) with our junior secured note holders and Ally Inc., which relieves these parties of their obligations to perform under their PSAs. Notwithstanding this, to date, neither the junior secured note holders nor Ally Inc. has terminated its PSA.

In connection with our Chapter 11 Cases, the Debtors will continue to negotiate settlement agreements, where appropriate, all of which will be subject to the approval of the Bankruptcy Court. A hearing on the proposed settlements is expected to occur in the fourth quarter of 2012. There can be no assurances that the Plan or the proposed settlements will be approved by the Bankruptcy Court.

Other

Certain of our subsidiaries which conduct our primary and master servicing activities are required to maintain certain servicer ratings in accordance with master agreements entered into with a GSE. Should we fail to remain in compliance with these requirements, and as a result should our mortgage selling and servicing contract be terminated, cross default provisions within certain credit and bilateral facilities could be triggered. On May 14, 2012, Fitch downgraded the GMAC Mortgage primary servicer ratings to RPS4 from RPS3 and the RFC master servicer ratings to RMS4 from RMS3. Our Fitch servicer ratings are below the minimum required by the GSE. Our S&P and Moody’s servicer ratings are at or above the minimum required by the GSE. There have been no actions taken with respect to the servicer rating deficiency. We believe that any such action(s) as a result of non-compliance with these requirements would be subject to the automatic stay under our Chapter 11 Cases.